                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-82412
PROSPECTUS SUPPLEMENT

(To Prospectus Dated February 27, 2002)

                        10,000,000 Equity Security Units

                                 [EL PASO LOGO]

                          9.00% Equity Security Units
                               ------------------

     We are offering 10,000,000 of our 9.00% equity security units.

     Each equity security unit has a stated amount of $50 and will initially consist of (a) a purchase contract which will obligate you to purchase from us, at a purchase price of $50, shares of our common stock on August 16, 2005 and
(b) a senior note with a principal amount of $50 that is due on August 16, 2007. The senior note will initially be pledged to us to secure your obligation to purchase shares of our common stock under the purchase contract.

     We will make quarterly contract adjustment payments to you under the purchase contract at the annual rate of 2.86% of the stated amount of $50 per purchase contract. In addition, you will receive quarterly interest payments on the senior note at the initial annual rate of 6.14%. We have the right to defer the contract adjustment payments on the purchase contracts until August 16, 2005, but not the interest payments on the senior notes, as described in this prospectus supplement. The interest rate on the senior notes will be reset, and the senior notes will be remarketed, as described in this prospectus supplement. These quarterly payments will be made on February 16, May 16, August 16 and November 16 of each year, beginning August 16, 2002.

     Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "EP." On June 20, 2002, the last reported sale price of our common stock on the NYSE was $19.95 per share.

     The equity security units have been approved for listing on the New York Stock Exchange under the symbol "EP PrA."

     The underwriters have an option to purchase a maximum of 1,500,000 additional equity security units from us to cover over-allotments of equity security units.

     Concurrently with this offering of equity security units, we are conducting under a separate prospectus supplement a separate offering of up to 51,750,000 shares of our common stock. This offering of equity security units is not conditioned on the completion of the concurrent offering of our common stock.
                               ------------------

     INVESTING IN OUR EQUITY SECURITY UNITS INVOLVES RISKS. PLEASE READ "RISK FACTORS" BEGINNING ON PAGE S-17.
                               ------------------

                                                                        UNDERWRITING
                                                           PRICE TO     DISCOUNTS AND   PROCEEDS TO
                                                            PUBLIC       COMMISSIONS      EL PASO
                                                         ------------   -------------   ------------
Per Equity Security Unit.............................    $      50.00    $       1.50   $      48.50
Total................................................    $500,000,000    $ 15,000,000   $485,000,000

     The public offering price set forth above does not include accumulated contract adjustment payments and accrued interest, if any. Contract adjustment payments on the purchase contracts and interest on the senior notes will accrue from the date of original issuance of the equity security units, which is expected to be June 26, 2002.

     The underwriters expect to deliver the equity security units to purchasers on or about June 26, 2002.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                          Joint Book-Running Managers

CREDIT SUISSE FIRST BOSTON                                              JPMORGAN
                               ------------------

BANC OF AMERICA SECURITIES LLC
                              LEHMAN BROTHERS
                                             MORGAN STANLEY
                                                            SALOMON SMITH BARNEY
            The date of this prospectus supplement is June 20, 2002.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
ABOUT THIS PROSPECTUS SUPPLEMENT......   S-i
PROSPECTUS SUPPLEMENT SUMMARY.........   S-1
RISK FACTORS..........................  S-17
ACCOUNTING TREATMENT..................  S-22
USE OF PROCEEDS.......................  S-23
CAPITALIZATION........................  S-24
PRICE RANGE OF COMMON STOCK AND
  DIVIDEND POLICY.....................  S-25
DESCRIPTION OF THE EQUITY SECURITY
  UNITS...............................  S-26

                                        PAGE
                                        ----
DESCRIPTION OF THE SENIOR NOTES.......  S-46
DESCRIPTION OF CAPITAL STOCK..........  S-52
UNITED STATES FEDERAL INCOME TAX
  CONSEQUENCES........................  S-53
ERISA CONSIDERATIONS..................  S-63
UNDERWRITING..........................  S-65
NOTICE TO CANADIAN RESIDENTS..........  S-67
LEGAL MATTERS.........................  S-68

PROSPECTUS
ABOUT THIS PROSPECTUS.................     i
CAUTIONARY STATEMENT REGARDING
  FORWARD-LOOKING STATEMENTS..........     1
WHERE YOU CAN FIND MORE INFORMATION...     2
EL PASO CORPORATION...................     4
THE TRUSTS............................     6
USE OF PROCEEDS.......................     7
RATIO OF EARNINGS TO FIXED CHARGES....     7
DESCRIPTION OF THE DEBT SECURITIES....     8
DESCRIPTION OF CAPITAL STOCK..........    17
DESCRIPTION OF PURCHASE CONTRACTS.....    24
DESCRIPTION OF WARRANTS...............    25
DESCRIPTION OF UNITS..................    26
DESCRIPTION OF THE TRUST PREFERRED
  SECURITIES..........................    26
DESCRIPTION OF THE TRUST PREFERRED
  SECURITIES GUARANTEES...............    27
RELATIONSHIP AMONG THE TRUST PREFERRED
  SECURITIES, THE SUBORDINATED DEBT
  SECURITIES AND THE GUARANTEES.......    30
PLAN OF DISTRIBUTION..................    32
LEGAL MATTERS.........................    33
EXPERTS...............................    33

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this shelf process, we are offering to sell our equity security units using this prospectus supplement and the accompanying prospectus. The prospectus supplement describes our business and the specific terms of the equity security units offering. The accompanying prospectus gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined. You should read both this prospectus supplement together with the accompanying prospectus before making a decision to invest in our equity security units. If the description of the offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights some basic information from this prospectus supplement to help you understand us and the equity security units. It does not contain all the information that may be important to you. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference for more complete information regarding us and the equity security units. You should pay special attention to the "Risk Factors" section beginning on page S-17 of this prospectus supplement, as well as the section entitled "Risk Factors and Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" included in our Annual Report on Form 10-K for the year ended December 31, 2001, and the other documents incorporated by reference, to determine whether an investment in the equity security units is appropriate for you.

     For purposes of this prospectus supplement, except as set forth in the next sentence and unless the context otherwise indicates, when we refer to "El Paso," "us," "we," "our" or "ours," we are describing El Paso Corporation, together with its subsidiaries. With respect to any description of the terms of the units, the purchase contracts or the senior notes, such references refer only to El Paso Corporation, and not to its subsidiaries. Unless indicated otherwise, all information in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option in either this offering or the concurrent offering of our common stock.

                                  OUR BUSINESS

     We are an energy company originally founded in 1928 in El Paso, Texas. Our principal operations include:

     - natural gas transportation, gathering, processing and storage;

     - natural gas and oil exploration, development and production;

     - energy and energy-related commodities and product marketing;

     - power generation;

     - energy infrastructure facility development and operation;

     - petroleum refining;

     - chemicals production; and

     - coal mining.

     Our operations are segregated into four primary business segments:
Pipelines, Production, Merchant Energy and Field Services. These segments are strategic business units that provide a variety of energy products and services. We manage each segment separately, and each segment requires different technology and marketing strategies.

     Our Pipelines segment owns or has interests in approximately 60,000 miles of interstate natural gas pipelines in the U.S. and internationally. In the U.S., our systems connect the nation's principal natural gas supply regions to the five largest consuming regions in the U.S.: the Gulf Coast, California, the Northeast, the Midwest and the Southeast. These pipelines represent one of the largest integrated coast-to-coast mainline natural gas transmission systems in the U.S. Our U.S. pipeline systems also own or have interests in over 430 billion cubic feet (Bcf) of storage capacity used to provide a variety of services to our customers and own and operate a liquefied natural gas (LNG) terminal at Elba Island, Georgia that was reactivated in 2001. Our international pipeline operations include access between our U.S. based systems and Canada and Mexico, as well as interests in three major operating natural gas transmission systems in Australia.

     Our Production segment leases approximately 5 million net acres in 19 states, including Colorado, Louisiana, Oklahoma, Texas, Utah, West Virginia and Wyoming, and in the Gulf of Mexico. We also have exploration and production rights in Australia, Bolivia, Brazil, Canada, Hungary, Indonesia and Turkey. During 2001, daily equivalent natural gas production exceeded 1.7 billion cubic feet of gas equivalents per day (Bcfe/d), and our reserves at December 31, 2001 were approximately 6.7 trillion cubic feet of gas equivalents (Tcfe).

     Our Merchant Energy segment is involved in a broad range of energy-related activities including asset ownership, customer origination, marketing and trading and financial services. We buy, sell and trade natural gas, power, crude oil, refined products, coal and other energy commodities in the U.S. and internationally. We are also a significant owner of electric generating capacity and own or have interests in 95 facilities in 20 countries. The three refineries we operate have the capacity to process approximately 438 thousand barrels (MBbls) of crude oil per day and produce a variety of petroleum products. We also produce agricultural and industrial chemicals at five facilities in the U.S. Our coal mining operations produce high-quality, bituminous coal with reserves in Kentucky, Virginia and West Virginia. Our financial services businesses manage investments in the North American energy industry. Most recently, Merchant Energy has announced its expansion into the LNG business.

     Our Field Services segment provides natural gas gathering, products extraction, fractionation, dehydration, purification, compression and intrastate transmission services. These services include gathering natural gas from more than 15,000 natural gas wells with approximately 21,000 miles of natural gas gathering and natural gas liquids pipelines, and approximately 30 natural gas processing, treating and fractionation facilities located in some of the most active production areas in the U.S., including the San Juan Basin, east and south Texas, Louisiana, the Gulf of Mexico and the Rocky Mountains. We conduct our intrastate transmission operations through interests in six intrastate systems, which serve a majority of the metropolitan areas and industrial load centers in Texas as well as markets in Louisiana. Our primary vehicle for growth and development of midstream energy assets is El Paso Energy Partners, L.P., a publicly traded master limited partnership of which our subsidiary serves as the general partner. El Paso Energy Partners provides natural gas, natural gas liquids and oil gathering and transportation, storage and other related services.

     Our principal executive offices are located in the El Paso Building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2600.

RECENT DEVELOPMENTS

     Since November of 2001, the wholesale energy industry has experienced significant changes, including:

     - The bankruptcy of Enron Corp.;

     - The tightening of credit and the capital markets;

     - Recent investigations of trading strategies used by several wholesale market participants; and

     - The focus by ratings agencies on a more conservative balance between the business risk and the financial profile of wholesale energy market participants.

     In response to these industry changes, we announced in December 2001 a plan to strengthen our capital structure and enhance our liquidity. More recently, on May 29, 2002, we announced a strategic repositioning plan to limit our investment in and exposure to energy trading and to increase our investment in core natural gas businesses. The key elements of our strategic repositioning plan include the following:

     - Restructuring our Merchant Energy segment, including:

      - Downsizing our trading and risk management activities;

      - Reducing our trading personnel by approximately 50% and achieving $150 million of annualized cost savings. We expect to incur severance expense of approximately $70 million after-tax over the second and third quarters of 2002;

      - Limiting our working capital investment in our trading activities to $1.0 billion; and

      - Realigning the activities in Merchant Energy under three areas: Power, Petroleum and LNG and Energy Trading.

     - Further enhancing our credit beyond the plan announced in December 2001 by:

      - Issuing $1.5 billion of equity securities;

      - Selling our San Juan Basin natural gas gathering assets to El Paso Energy Partners for an estimated $800 million;

      - Reducing our company-wide annual operating expenses by at least $300 million (inclusive of the savings in Merchant Energy);

      - Decreasing our net debt to total capitalization to approximately 49%, including almost $2.0 billion of guarantees related to unconsolidated debt in the Electron and Gemstone investments; and

      - Reducing our non-cash earnings to approximately 5% of 2003 net income.

     - Increasing our investment in core natural gas assets by:

      - Increasing capital spending in our Production segment to $2.3 billion;

      - Aggressively pursuing an LNG strategy; and

      - Continuing an active infrastructure investment program.

     A pro forma presentation of the impact on our historical financial statements of our announced sale of the San Juan Basin gathering assets to El Paso Energy Partners, as well as our sale of Texas and New Mexico midstream assets to El Paso Energy Partners completed in April 2002, has been included in a Form 8-K filed with the SEC on June 14, 2002, and incorporated by reference into the accompanying prospectus.

     Our strategy has been, and continues to be, the ownership and control of a flexible portfolio of assets across the natural gas value chain. We will also continue to use this flexible portfolio to reallocate capital to those business segments which offer the best available returns. The ability to respond comprehensively and expeditiously to changing market conditions demonstrates the power of our vertically integrated natural gas franchise, the breadth of our assets and the scope of our portfolio of investment opportunities. We believe the successful implementation of our strategic repositioning plan will better enable us to participate in the significant growth opportunities available in our industry under existing market conditions.

                                  THE OFFERING

WHAT ARE EQUITY SECURITY UNITS?

     Each equity security unit, or normal unit, will be issued at the stated amount of $50 and will initially consist of:

          (1) a purchase contract under which:

            - you will agree to purchase, and we will agree to sell, for $50, shares of our common stock on August 16, 2005 (the "stock purchase date"), the number of which we will determine based on the average trading price of our common stock for a period preceding that date, calculated in the manner described below under "What is the settlement rate?"; and

            - we will pay you quarterly contract adjustment payments at the annual rate of 2.86% of the $50 stated amount as further described below, subject to our right of deferral; and

          (2) a senior note due August 16, 2007, with a principal amount of $50 on which we will pay interest quarterly at the initial annual rate of 6.14% until the earlier of the date of settlement of a successful remarketing of the senior notes (which is the third business day after such remarketing) and the stock purchase date, after which we will pay interest at the reset rate.

     The senior note that is held as part of the normal unit will be owned by you but will initially be pledged to us as collateral to secure your obligations under the purchase contract. The collateral agent, which will be The Bank of New York, will hold the pledged senior note until you pay the purchase price under the purchase contract. If the senior notes are successfully remarketed as described in this prospectus supplement, the applicable ownership interest in the portfolio of treasury securities purchased with the proceeds of that remarketing will be pledged to us as collateral to secure your obligations under the purchase contracts, replacing the senior notes held as part of the normal units.

WHAT ARE STRIPPED UNITS?

     A holder of normal units may elect, at any time prior to a successful remarketing or a tax event redemption (described under "Description of the Senior Notes -- Tax Event Redemption"), subject to certain exceptions, to withdraw the pledged senior notes underlying the normal units and create "stripped units" by substituting, as pledged securities, specified zero-coupon treasury securities that will pay $50 per stripped unit on the business day immediately preceding the stock purchase date, which is the amount due on the stock purchase date under the related purchase contract. The pledged senior notes will then be released from the pledge agreement and delivered to the holder.

     A holder of stripped units may recreate normal units at any time prior to a successful remarketing or a tax event redemption, subject to certain exceptions, by substituting senior notes for the pledged zero-coupon treasury securities held as part of the stripped units.

     Because treasury securities are issued in whole multiples of $1,000, holders of normal units and stripped units may only make collateral substitutions to create stripped units or recreate normal units, as the case may be, in whole multiples of 20 units.

WHAT ARE UNITS?

     We refer to normal units together with stripped units as "units."

WHAT ARE PURCHASE CONTRACTS?

     The purchase contract held as part of a unit obligates you to purchase, and us to sell, for $50, on the stock purchase date, a number of newly issued shares of our common stock equal to the settlement rate described below. We will base the settlement rate on the applicable market value, which is the average closing price of our common stock for a period preceding that date, calculated in the manner described below.

WHAT IS THE SETTLEMENT RATE?

     The settlement rate is the number of newly issued shares of our common stock that we are obligated to sell, and holders are obligated to buy, for $50, upon settlement of a purchase contract on the stock purchase date.

     The settlement rate for each purchase contract will be as follows, subject to adjustment under specified circumstances as described in this prospectus supplement:

     - if the applicable market value, determined as described below, of our common stock is equal to or greater than $23.94, the settlement rate will be 2.0886 shares of our common stock;

     - if the applicable market value of our common stock is less than $23.94 but greater than $19.95, the settlement rate will be equal to $50 divided by the applicable market value of our common stock; and

     - if the applicable market value of our common stock is less than or equal to $19.95, the settlement rate will be 2.5063 shares of our common stock.

     The "applicable market value" means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date; provided, that, in the case of a merger early settlement described below, the 20 consecutive trading days shall end on the date of completion of the cash merger.

CAN A HOLDER SETTLE ITS PURCHASE CONTRACTS EARLY?

     Subject to certain exceptions, at any time not later than 11:00 a.m., New York City time, on the eleventh business day immediately preceding the stock purchase date, a holder may settle a purchase contract early by delivering a cash payment of $50 to the purchase contract agent, as described under "Description of the Equity Security Units -- Early Settlement." A holder that settles a purchase contract early will receive 2.0886 shares of our common stock, subject to adjustment under certain circumstances, and such holder's pledged securities would be released as collateral and distributed to such holder.

     In addition, if we are involved in a merger prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, a holder may settle a purchase contract early by delivering a cash payment of $50 to the purchase contract agent, as described under "Description of the Equity Security Units -- Early Settlement Upon Cash Merger." A holder that settles a purchase contract early in connection with a cash merger will receive the kind and amount of securities, cash or other property that such holder would have been entitled to receive if such holder had settled the purchase contract immediately before the cash merger at the settlement rate in effect at such time, and such holder's pledged securities would be released as collateral and distributed to such holder.

     However, in either case, the option to settle early will not be available unless at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement and a current prospectus is available covering the common stock to be delivered in respect of the purchase contracts being settled. In addition, in either case, a holder that settles a purchase contract early will not receive any further contract adjustment payments from us and will not receive any accumulated and unpaid contract adjustment payments or deferred contract adjustment payments.

WHAT PAYMENTS WILL BE MADE TO A HOLDER OF NORMAL UNITS?

     If you hold a normal unit, you will receive:

     - quarterly contract adjustment payments on the purchase contract at the annual rate of 2.86% of the $50 stated amount on all quarterly payment dates on or before the stock purchase date, subject to our right of deferral; and

     - quarterly interest payments on the pledged senior note at the annual rate of 6.14% of the $50 principal amount for the quarterly interest payments due on or before May 16, 2005. On August 16, 2005, if the senior notes are successfully remarketed prior to the stock purchase date, you will receive a quarterly payment on the pledged portfolio of treasury securities that are substituted for the senior note at an annual rate of 6.14%; if the senior notes are not successfully remarketed prior to the stock purchase date, you will continue to receive a quarterly interest payment on the pledged senior note at the annual rate of 6.14%. That is, on the stock purchase date, you will receive a quarterly payment at the same annual rate as all previous quarterly interest payments, regardless of whether or when the remarketing was successful.

WHAT PAYMENTS WILL BE MADE TO A HOLDER OF STRIPPED UNITS?

     If you hold a stripped unit, you will receive only the quarterly contract adjustment payments on the purchase contract at the annual rate of 2.86% of the $50 stated amount on all quarterly payment dates on or before the stock purchase date, subject to our right of deferral. In addition, original issue discount will accrue on the pledged zero-coupon treasury securities that are held as part of the stripped unit.

WHAT PAYMENTS WILL BE MADE TO A HOLDER OF SENIOR NOTES HELD SEPARATELY?

     If you hold a senior note separately from a normal unit, you will receive only the quarterly interest payments on that senior note. The senior notes will pay interest at the initial annual rate of 6.14% of the $50 principal amount until the earlier of the settlement date of a successful remarketing and the stock purchase date. After that date, we will pay interest on the senior notes at the reset rate from the settlement date of a successful remarketing (or if not successfully remarketed, the stock purchase date) until their maturity on August 16, 2007. If no such successful remarketing occurs before the stock purchase date, the interest rate will be reset, as of the stock purchase date, to a reset rate equal to the two-year benchmark rate plus a spread that will be determined based on the credit rating of the senior notes at that time, as described under "Description of the Senior Notes -- Interest".

WHAT ARE THE PAYMENT DATES?

     Contract adjustment payments on the purchase contracts, subject to our right of deferral, and interest payments on the senior notes will be paid quarterly in arrears on each February 16, May 16, August 16 and November 16, commencing August 16, 2002.

WHEN CAN WE DEFER PAYMENTS?

     We may, at our option and upon prior written notice to the holders of the units and the purchase contract agent, defer payment of all or part of the contract adjustment payments on the purchase contracts until no later than the stock purchase date. We will pay additional contract adjustment payments on any deferred installments of contract adjustment payments at a rate of 6.14% per year until paid, compounded quarterly. However, we will not pay any deferred contract adjustment payments on purchase contracts that have been settled early or terminated. We may elect to pay all contract adjustment payments that have been deferred until the stock purchase date in shares of our common stock in lieu of cash.

     We are not entitled to defer payments of interest on the senior notes.

WHAT IS REMARKETING?

     In order to provide holders of the normal units with the necessary funds to settle their purchase contracts, the remarketing agent will seek to sell the senior notes of holders of normal units in a remarketing. The remarketing agent will use the proceeds from a remarketing of senior notes held as part of the normal units in substantial part to purchase the specified portfolio of treasury securities, as described below, which will then be pledged as collateral to secure the obligations of the holders of the normal units under the related purchase contracts. The cash paid upon the maturity of the pledged portfolio of treasury securities then held as part of the normal units of such holders will be used to satisfy in full such holders' obligations under the purchase contracts to purchase shares of our common stock on the stock purchase date, and to pay an amount to such holders on August 16, 2005 based on the initial annual rate on the senior notes. This will be one way for holders of normal units to satisfy their obligations to purchase shares of our common stock under the related purchase contracts.

     The remarketing agent will remarket the senior notes that are held as part of the normal units on one or more occasions starting on the initial remarketing date, which will be the third business day immediately preceding May 16, 2005, which is the last quarterly interest payment date before the interest payment date falling on the stock purchase date.

     We have entered into a remarketing agreement with Credit Suisse First Boston Corporation, pursuant to which it has agreed to use its commercially reasonable best efforts to:

     - establish a reset rate on the remarketing date that will be sufficient to cause the aggregate market value at the remarketing date of all the senior notes being remarketed (which shall be all senior notes held as part of the normal units and all senior notes held separately by holders who have elected to have their senior notes participate in the remarketing) to be equal to approximately, but not less than, 100.50% of the remarketing value; and

     - sell the senior notes participating in the remarketing at a price equal to approximately, but not less than, 100.50% of the remarketing value.

     The "remarketing value" will be equal to the sum of:

          (1) the value at the remarketing date of such amount of treasury securities that will pay, on the business day immediately preceding the quarterly interest payment date falling on the stock purchase date, an amount of cash equal to the aggregate interest payment that is scheduled to be payable on that quarterly interest payment date on each senior note participating in the remarketing, assuming for this purpose, even if not true, that the interest rate on the senior notes remains at the initial annual rate; and

          (2) the value at the remarketing date of such amount of treasury securities that will pay, on the business day immediately preceding the stock purchase date, an amount of cash equal to $50 for each senior note participating in the remarketing.

     The remarketing agent will use the proceeds from the successful remarketing of the senior notes held as part of the normal units to purchase, in the discretion of the remarketing agent, in open market transactions or at treasury auction, the amount of treasury securities described in (1) and (2) above, which it will deliver through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts and to pay the quarterly interest payment on the normal units due on August 16, 2005. The remarketing agent will retain, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the total proceeds from the remarketing of the senior notes held as part of the normal units. The remarketing agent will remit the remaining portion of the proceeds from the remarketing of the senior notes held as part of the normal units, if any, to the holders of the normal units.

     A holder of normal units that does not want to participate in the remarketing and wants instead to retain the senior notes held as part of such holder's normal units must create stripped units not later than 5:00 p.m., New York City time, on the fourth business day immediately preceding the first business day of the relevant remarketing period. The cash received upon maturity of the specified zero-coupon treasury securities held as part of the stripped units will be applied in substantial part to satisfy such holder's obligation under the purchase contracts on the stock purchase date.

WHAT IS THE RESET RATE?

     In order to facilitate a remarketing of the senior notes at the remarketing price described above, the remarketing agent will seek to establish a reset rate on the senior notes sufficient to cause the aggregate market value at the remarketing date of all the senior notes being remarketed (which shall be all senior notes held as a part of the normal units and all senior notes held separately by holders who have elected to have their senior notes participate in the remarketing) to be equal to approximately, but not less than, 100.50% of the remarketing value described above under "What is remarketing?". Resetting the interest rate on the senior notes at this rate should enable the remarketing agent to sell the senior notes participating in the remarketing and use the proceeds from the remarketing of senior notes held as part of the normal units in substantial part to purchase the specified portfolio of treasury securities. Upon maturity of the specified portfolio of treasury securities, the cash received therefrom will be applied on the stock purchase date to settle the purchase contracts and to pay an amount to holders of normal units based on the initial annual rate on the senior notes.

     The remarketing agent will first seek to establish the reset rate on the third business day prior to May 16, 2005, which is the last quarterly interest payment date before the stock purchase date. If the remarketing agent cannot establish a reset rate that results in a successful remarketing on that initial remarketing date and, as a result, the senior notes cannot be sold as described below, the interest rate will not be reset at that time and will continue to be the initial interest rate on the senior notes. However, the remarketing agent will thereafter attempt to establish a reset rate that results in a successful remarketing, and the remarketing agent will attempt to remarket the senior notes on the subsequent dates as described below.

     If the senior notes are successfully remarketed, we will pay interest to the holders of such senior notes after the remarketing at the reset rate from the date of the settlement of the successful remarketing until the date of maturity of the senior notes. If a reset rate cannot be established before the stock purchase date in connection with a successful remarketing, the interest rate on all outstanding senior notes will be reset, as of the stock purchase date, to a reset rate equal to the two-year benchmark rate plus a spread that will be determined based on the credit rating of the senior notes at that time, as described under "Description of the Senior Notes -- Interest." The resetting of the interest rate on the senior notes will not change the quarterly interest payment due to holders of the normal units on August 16, 2005, which, as described above, will be paid at the same annual rate as all previous quarterly interest payments.

     The interest rate on all outstanding senior notes will be reset to the reset rate, regardless of whether holders of the senior notes elect to participate in the remarketing.

WHAT HAPPENS IF THE REMARKETING AGENT DOES NOT SELL THE SENIOR NOTES ON THE INITIAL REMARKETING DATE?

     If, as described above, the remarketing agent cannot establish a reset rate on the initial remarketing date that will be sufficient to cause the aggregate market value at the remarketing date of all the senior notes being remarketed (which shall be all senior notes held as part of the normal units and all senior notes held separately by holders who have elected to have their senior notes participate in the remarketing) to be equal to approximately, but not less than, 100.50% of the remarketing value, and thus cannot sell the senior notes participating in the remarketing on that remarketing date, the remarketing agent will attempt to establish a reset rate that results in a successful remarketing on each of the two immediately following business days. If the remarketing agent cannot establish a reset rate that results in a successful remarketing on either of those days, it will attempt to establish such a reset rate on each of the three business days immediately preceding July 1, 2005, which are June 28, 29 and 30, 2005.

     If the remarketing agent cannot establish such a reset rate during the June 28-30, 2005 remarketing period, it will further attempt to establish a reset rate on each of the seventh, sixth and fifth business days immediately preceding the stock purchase date, which are August 5, 8 and 9, 2005.

     We refer to each of these three three-business-day periods as "remarketing periods" in this prospectus supplement.

     If the remarketing agent fails to remarket the senior notes participating in the remarketing on the fifth business day immediately preceding the stock purchase date, each holder of a normal unit will be deemed to have directed us to retain the senior note pledged as collateral in satisfaction of its obligations under the purchase contract and we will retain such senior note in full satisfaction of those obligations. Each holder of senior notes which are not held as part of normal units will continue to own its senior notes, which, as of the stock purchase date, will pay interest at the reset rate until the maturity date of the senior notes.

MAY A HOLDER OF SENIOR NOTES THAT ARE NOT HELD AS A PART OF NORMAL UNITS STILL PARTICIPATE IN A REMARKETING OF SUCH HOLDER'S SENIOR NOTES?

     A holder of senior notes that are not held as part of normal units may elect to have these separately held senior notes participate in the remarketing in the manner described under "Description of the Senior Notes --

Optional Remarketing of Senior Notes Which Are Not Held as Part of Normal Units." If the remarketing is successful, the remarketing agent will retain, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the total proceeds from the remarketing of the senior notes held separately that were sold in the remarketing and will promptly remit to the holders of those senior notes the remaining portion of the proceeds from the remarketing of those senior notes.

     If a holder of senior notes held separately elects to have its senior notes remarketed in a remarketing period but the remarketing fails during that remarketing period, the senior notes will be promptly returned to the holder following the conclusion of that remarketing period.

BESIDES PARTICIPATING IN A REMARKETING, HOW ELSE CAN A HOLDER'S OBLIGATIONS UNDER THE PURCHASE CONTRACT BE SATISFIED?

     Besides participating in the remarketing, a holder's obligations under the purchase contract may also be satisfied:

     - if such holder holds stripped units, by the application of the cash received upon maturity of the pledged zero-coupon treasury securities;
     - through a cash settlement of the purchase contract by the delivery of cash not earlier than 9:00 a.m., New York City time, on the tenth business day immediately preceding the stock purchase date and not later than 11:00 a.m., New York City time, on the eighth business day immediately preceding the stock purchase date upon advance notice, as described under "Description of the Equity Security Units -- Notice to Settle With Cash."
     - through an early settlement of the purchase contract at any time, subject to certain exceptions, not later than 11:00 a.m., New York City time, on the eleventh business day immediately preceding the stock purchase date by the early delivery of cash to the purchase contract agent, as described under "Description of the Equity Security Units -- Early Settlement;" or
     - if we are involved in a merger, acquisition or consolidation prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, through an early settlement of the purchase contract by the early delivery of cash to the purchase contract agent, as described under "Description of the Equity Security Units -- Early Settlement upon Cash Merger."

CAN A HOLDER'S OBLIGATIONS UNDER THE PURCHASE CONTRACT BE TERMINATED?

     A holder's obligation under the purchase contract, including its obligations to purchase shares of our common stock, our obligation to sell shares of our common stock under the purchase contract and the purchase contract itself will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization. Upon such a termination of the purchase contracts, the pledged senior notes (or the pledged portfolio of treasury securities, if there has been a successful remarketing, or the pledged tax event portfolio of treasury securities, if there has been a tax event redemption) or pledged zero-coupon treasury securities, as applicable, will be released and distributed to such holder and such holder will have no further rights under the purchase contracts, including the right to receive any accumulated and unpaid or deferred contract adjustment payments. If we become the subject of a case under the federal bankruptcy code, a delay may occur as a result of the automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

WHAT IS THE MATURITY OF THE SENIOR NOTES?

     The senior notes will mature on August 16, 2007.

UNDER WHAT CIRCUMSTANCES MAY WE REDEEM THE SENIOR NOTES BEFORE THEY MATURE?

     If the tax laws change or are interpreted in a way that adversely affects our ability to deduct the interest payable or accruable by us on the senior notes for United States federal income tax purposes, we may elect to redeem the senior notes at the redemption price described under "Description of the Senior Notes -- Tax Event Redemption."

WHAT IS THE RANK OF THE SENIOR NOTES AS COMPARED TO OUR OTHER INDEBTEDNESS?

     The senior notes will rank equally with all of our existing and future senior unsecured debt. Because we are a holding company and conduct substantially all of our operations exclusively through our subsidiaries, the senior notes will effectively have a position junior to the claims of creditors, including trade creditors, of our subsidiaries and holders of the unsecured and secured debt of our subsidiaries. As of March 31, 2002, we had approximately $6 billion of outstanding long-term senior indebtedness and our subsidiaries had approximately $8 billion of outstanding long-term indebtedness.

WHAT ARE THE PRINCIPAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE NORMAL UNITS, STRIPPED UNITS AND SENIOR NOTES?

     If you purchase normal units in this offering, under the purchase contract agreement and the certificate evidencing the normal units, you will be deemed to agree to treat the purchase of a normal unit as the purchase of a senior note and a purchase contract. You must allocate the purchase price of the normal units between those senior notes and purchase contracts in proportion to their respective initial fair market values, which will establish your initial tax basis. We expect to report the initial fair market value of each senior note as $50 and the initial fair market value of each purchase contract as $0 and, by purchasing normal units, you will be deemed to agree to such allocation.

     Under the terms of the senior notes and the senior indenture, we and each holder of the senior notes agree, for United States federal income tax purposes, to treat the senior notes as indebtedness that is subject to the regulations governing contingent payment debt obligations in the manner described under "United States Federal Income Tax Consequences." As discussed more fully below, the effect of these Treasury regulations will be:

     - to require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the senior notes;

     - to possibly result in the accrual of original issue discount by you in excess of stated interest payments actually received by you; and

     - generally to result in ordinary income rather than capital gain treatment of any gain, and to some extent loss, on the sale, exchange or other disposition of the senior note at any time up to six months after the date on which the interest rate on the senior notes is reset.

     If you own stripped units, you will be required to include in gross income in each year your allocable share of any original issue discount or acquisition discount on the zero-coupon treasury securities that accrues in such year.

     We intend to report the contract adjustment payments as income to you, but you may want to consult your tax advisor concerning alternative characterizations.

     Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the units or instruments similar to the units, we urge you to consult your own tax advisor concerning the tax consequences of an investment in the units. For additional information, see "United States Federal Income Tax Consequences."

WHAT VOTING RIGHTS DOES A HOLDER OF A UNIT HAVE?

     A holder of a unit has limited voting rights. A holder of a unit may vote only with respect to certain modifications of the purchase contract agreement governing the purchase contracts and the pledge agreement governing the pledge of the senior notes (or the specified portfolio of treasury securities, if a successful remarketing has occurred, or the specified tax event portfolio of treasury securities, if a tax event redemption has occurred) or the specified zero-coupon treasury securities pledged to secure its obligations under the purchase contracts. In addition, a holder of normal units and a holder of senior notes held separately may vote with respect to certain modifications of the senior indenture and the senior notes.

     A holder of a unit will not have any voting or other rights (including under our shareholder rights agreement, as described under "Description of Capital Stock -- Shareholder Rights Agreement" in the accompanying prospectus) with respect to our common stock until the related purchase contract is settled.

WILL THE UNITS OR SENIOR NOTES BE LISTED ON A STOCK EXCHANGE?

     The normal units have been approved for listing on the New York Stock Exchange under the symbol "EP PrA."

     Neither the stripped units nor the senior notes will initially be listed. However, if either of these securities is separately traded to a sufficient extent that applicable exchange listing requirements are met, we may attempt, but are not obligated, to cause those securities to be listed on the exchange on which the normal units are then listed.

WHAT ARE THE EXPECTED USES OF PROCEEDS FROM THE OFFERING?

     We estimate that the net proceeds from the sale of normal units in this offering, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us, will be $485,000,000, or $557,750,000 if the underwriters exercise their over-allotment option in full to purchase additional normal units. We anticipate using the net proceeds from this offering to reduce short-term borrowings and for general corporate purposes.

                      THE OFFERING -- EXPLANATORY DIAGRAMS

     The following diagrams demonstrate some of the key features of the purchase contracts, normal units, stripped units and the senior notes, and the transformation of normal units into stripped units and senior notes.

PURCHASE CONTRACTS

     - Normal units and stripped units both include a purchase contract under which you agree to purchase, and we agree to sell, shares of our common stock on the stock purchase date.
     - The number of shares of common stock to be purchased under each purchase contract will depend on the "applicable market value." The "applicable market value" means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date; provided, that, in the case of a merger early settlement, the 20 consecutive trading days shall end on the date of completion of the cash merger.

                                 [GRAPHIC]

 VALUE OF DELIVERED SHARES                    PERCENTAGE OF SHARES DELIVERED ON
  ON STOCK PURCHASE DATE                            STOCK PURCHASE DATE(3)



V                                         P
a                                         e
l       100%             120%             r
u                                         c
e                                         e
                                          n    Deliver     Deliver     Deliver
                                          t    100% of     Between    83.33% of
                                          a   Shares(4)    100% and   Shares(6)
                                          g                83.33% of
                                          e                Shares(5)

        Reference      Threshold               Reference        Threshold
        Price(1)   Appreciation Price(2)       Price(1)    Appreciation Price(1)
        $19.95          $23.94                 $19.95             $23.94

           Common Stock Price                           Common Stock Price


---------------
(1) The "reference price" is $19.95.

(2) The "threshold appreciation price" is equal to $23.94, which is 120% of the reference price.

(3) For each of the percentage categories shown, the percentage (expressed as a decimal) of the shares of common stock to be delivered on the stock purchase date to a holder of normal units or stripped units is determined by dividing:

     - the related number of shares of common stock to be delivered, as indicated in the footnote for each such category, by
     - an amount equal to $50, which is the stated amount of the normal units, divided by the reference price.

(4) If the applicable market value of our common stock is less than or equal to the reference price, the number of shares of our common stock to be delivered will be calculated by dividing the stated amount of $50 by the reference price.

(5) If the applicable market value of our common stock is between the reference price and the threshold appreciation price, the number of shares of common stock to be delivered will be calculated by dividing the stated amount of $50 by the applicable market value.

(6) If the applicable market value of our common stock is greater than or equal to the threshold appreciation price, the number of shares of common stock to be delivered will be calculated by dividing the stated amount of $50 by the threshold appreciation price.

NORMAL UNITS

     - A normal unit will consist of two components as illustrated below:

                                  [FLOW CHART]

            PURCHASE CONTRACT                                     SENIOR NOTE


             (OWED TO HOLDER)                                   (OWED TO HOLDER)


             common stock and                                6.14% per year payable
           contract adjustment                                quarterly (reset for
             payments (2.86%                   +               quarterly payments
             per year payable                                 payable on or after
                quarterly)                                      August 16, 2005)






             (OWED TO EL PASO)                                  (OWNED TO HOLDER)



               $50 at stock
              purchase date                                     $50 at maturity
           (at August 16, 2005)                               (at August 16, 2007)



                                         NORMAL UNIT

     - After a successful remarketing or tax event redemption, the normal units will include a specified portfolio of treasury securities or specified tax event portfolio of treasury securities, as the case may be, instead of the senior notes.
     - If you hold a normal unit, you own the senior notes (or, after a successful remarketing or tax event redemption, the specified portfolio of treasury securities or specified tax event portfolio of treasury securities, as the case may be), but you will pledge them to us as collateral to secure your obligations under the related purchase contract.
     - If you hold a normal unit but do not want to participate in the remarketing, you must create stripped units not later than 5:00 p.m., New York City time, on the fourth business day immediately preceding the first business day of the relevant remarketing period.

STRIPPED UNITS

     - A stripped unit will consist of two components as illustrated below:

                                  [FLOW CHART]

                                                                   SUBSTITUTE
            PURCHASE CONTRACT                                     ZERO-COUPON
                                                              TREASURY SECURITIES


             (OWED TO HOLDER)


             common stock and
           contract adjustment
             payments (2.86%                   +
                 per year
            payable quarterly)






             (OWED TO EL PASO)                                  (OWNED TO HOLDER)



               $50 at stock
              purchase date                                     $50 at maturity
           (at August 16, 2005)                               (at August 16, 2005)



                                       STRIPPED UNITS

     - If you hold a stripped unit, you own the specified zero-coupon treasury securities but you will pledge them to us as collateral to secure your obligations under the related purchase contract. The specified treasury securities are zero-coupon U.S. treasury securities (CUSIP No. 912803 AG
       8) that mature on August 15, 2005.

SENIOR NOTES

     - The senior notes will have the terms illustrated below:


                         [FLOW CHART]

                                       (OWED TO HOLDER)


                                             6.14%
                                       per year payable
                                           quarterly
                                     (reset for quarterly
                                       payments payable
                                    on or after August 16,
                                             2005)




                                       (OWED TO HOLDER)


                                        $50 on maturity
                                     (at August 16, 2007)



     - If you hold a senior note that is held as part of a normal unit, you must allow the senior note to be included in the remarketing. If the remarketing is successful, the proceeds will be used to purchase the specified portfolio of treasury securities. Upon maturity of these treasury securities, the cash received therefrom will be applied on the stock purchase date to settle the purchase contract and pay an amount to holders of normal units based on the initial annual rate on the senior notes.
     - If you do not want the senior note to be remarketed, you must create stripped units not later than 5:00 p.m., New York City time, on the fourth business day immediately preceding the first business day of the relevant remarketing period.
     - If you hold a senior note that is separate and not held as part of a normal unit, you have the option to:

       -- continue to hold the senior note whose rate will be reset for the quarterly interest payments payable on or after August 16, 2005; or

       -- deliver the senior note to the remarketing agent to be included in the remarketing.

TRANSFORMING NORMAL UNITS INTO STRIPPED UNITS AND SENIOR NOTES AND RECREATING NORMAL UNITS

     - To create a stripped unit, you may, prior to a successful remarketing of the senior notes or a tax event redemption, subject to certain exceptions, combine the purchase contract with the specified zero-coupon U.S. treasury securities that mature on August 15, 2005.
     - You will then own the specified zero-coupon U.S. treasury securities but such securities will be pledged by you to us as collateral to secure your obligations under the related purchase contract.
     - The zero-coupon U.S. treasury securities together with the purchase contract would then constitute a stripped unit. The senior note, which was previously held as part of the normal unit, will be delivered to you as a separate security.

                                  [FLOW CHART]

                                                                            ZERO-
                                                                           COUPON
                       NORMAL UNITS                                       TREASURY
                                                                        SUBSTITUTION


                                                                          Substitute
                                                                             Zero-
         Purchase                       Senior Note                          Coupon
         Contract                                                           Treasury
                                                                           Securities


     (Owed To Holder)                 (Owed To Holder)


     common stock and
   contract adjustment
     payments (2.86%         +     6.14% per year payable
     per year payable                    quarterly
        quarterly)
                                    (reset for quarterly
                                      payments payable
                                        on or after
                                      August 16, 2005)






    (Owed To El Paso)                 (Owed To Holder)                 (Owed to Holder)



       $50 at stock
      purchase date                   $50 at maturity                  $50 at maturity
   (at August 16, 2005)             (at August 16, 2007)             (at August 15, 2005)



                       NORMAL UNITS




                                                                       SEPARATELY HELD
                      STRIPPED UNITS                                     SENIOR NOTE


                                         Substitute
         Purchase                       Zero-Coupon                      Senior Note
         Contract                   Treasury Securities


     (Owed To Holder)                                                  (Owed To Holder)


     common stock and
   contract adjustment
     payments (2.86%         +                                +     6.14% per year payable
     per year payable                                                     quarterly
        quarterly)


                                                                     (reset for quarterly
                                                                       payments payable
                                                                         on or after
                                                                       August 16, 2005)






    (Owed To El Paso)                 (Owed To Holder)                 (Owed To Holder)



       $50 at stock
      purchase date                   $50 at maturity                  $50 at maturity
   (at August 16, 2005)             (at August 15, 2005)             (at August 16, 2007)



                      STRIPPED UNITS

     - You can also, prior to a successful remarketing of the senior notes or a tax event redemption, subject to certain exceptions, transform stripped units and senior notes into normal units. Following that transformation, the specified zero-coupon U.S. treasury securities, which were previously held as part of the stripped units, will be delivered to you as a separate security.
     - The transformation of normal units into stripped units and senior notes and the transformation of stripped units and senior notes into normal units requires certain minimum amounts of securities, as described under "Description of the Equity Security Units -- Creating Stripped Units and Recreating Normal Units."

                      CONCURRENT OFFERING OF COMMON STOCK

     Concurrently with this offering of equity security units, we are conducting a separate offering of up to 51,750,000 shares of our common stock. Neither this offering of equity security units nor the concurrent offering of our common stock is conditioned on the completion of the other offering.

                         SUMMARY FINANCIAL INFORMATION

     The following summary financial information should be read in conjunction with our consolidated financial statements and related notes thereto, which are incorporated herein by reference. The operating results data for each of the years in the three-year period ended December 31, 2001, and the financial position data as of the end of each fiscal year during such period are derived from our audited consolidated financial statements. The summary financial information for the quarters ended March 31, 2002 and 2001, is derived from our unaudited consolidated financial statements for the respective periods. This historical information is not necessarily indicative of the results to be expected in the future and does not give effect to our announced strategic repositioning plan described under "Recent Developments" on page S-2.

                                                                                               THREE MONTHS
                                                             YEARS ENDED DECEMBER 31,        ENDED MARCH 31,
                                                           -----------------------------    ------------------
                                                            2001       2000       1999       2002       2001
                                                           -------    -------    -------    -------    -------
                                                                                               (UNAUDITED)
                                                             (IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)
Operating Results Data:(1)
  Operating revenues(2)..................................  $57,475    $48,915    $27,325    $13,188    $17,762
  Merger-related costs and asset impairments(3)..........    1,843        125        557        342      1,161
  Ceiling test charge(4).................................      135         --        352         33         --
  Income (loss) from continuing operations before
    preferred stock dividends............................       67      1,236        257        229       (390)
  Income (loss) from continuing operations available to
    common stockholders..................................       67      1,236        257        229       (390)
  Basic earnings per common share from continuing
    operations...........................................  $  0.13    $  2.50    $  0.52    $  0.44    $ (0.78)
  Diluted earnings per common share from continuing
    operations...........................................  $  0.13    $  2.43    $  0.52    $  0.43    $ (0.78)
  Cash dividends declared per common share(5)............  $  0.85    $  0.82    $  0.80    $  0.22    $  0.21
  Basic average common shares outstanding................      505    494....        490        527        502
  Diluted average common shares outstanding..............      516        513        497        538        502

                                                                AS OF DECEMBER 31,           AS OF MARCH 31,
                                                           -----------------------------    ------------------
                                                            2001       2000       1999       2002       2001
                                                           -------    -------    -------    -------    -------
                                                                                               (UNAUDITED)
                                                                             ($ IN MILLIONS)
Financial Position Data:(1)
  Total assets(2)........................................  $48,171    $46,320    $32,090    $48,557    $48,034
  Long-term debt and other financing obligations.........   12,816     11,603     10,021     14,372     11,857
  Non-current notes payable to unconsolidated
    affiliates...........................................      368        343         --        326        346
  Company-obligated preferred securities of consolidated
    trusts...............................................      925        925        625        925        925
  Minority interests.....................................    3,088      2,782      1,819      3,259      2,804
  Stockholders' equity...................................    9,356      8,119      6,884      9,354      6,880

---------------

(1) Our operating results and financial position data reflect the acquisitions of PG&E's Texas Midstream operations in December 2000. This acquisition was accounted for as a purchase, and therefore operating results are included in our results prospectively from the purchase date.

(2) Our operating revenues and total assets reflect the significant growth in our Merchant Energy operations during 2001 and 2000 as well as the consolidation of the U.S. operations of Coastal Merchant Energy in September 2000.

(3) Our 2001 costs relate primarily to our merger with The Coastal Corporation, and our 1999 costs relate primarily to our merger with Sonat, Inc.

(4) Ceiling test charges are reductions in earnings that result when capitalized costs of natural gas and oil properties exceed the upper limit, or ceiling, on the value of these properties.

(5) Cash dividends declared per share of common stock represent the historical dividends declared by El Paso for all periods presented.

                                  RISK FACTORS

     Investing in the units involves risks, including the risks described below that are specific to the normal units and those that could affect us and our business. You should not invest in the units unless you understand these investment risks. Because a normal unit initially consists of a purchase contract to acquire shares of our common stock and a senior note issued by us, you are making an investment decision with regard to our common stock and senior notes, as well as the normal units. Before you invest in the units, you should consider the risks, uncertainties and factors that may adversely affect us that are discussed under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors and Cautionary Statement For Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference in the accompanying prospectus, as well as the following additional risk factors.

ADDITIONAL RISKS RELATED TO THE COMPANY

WE MAY HAVE DIFFICULTY ACCESSING CAPITAL ON ATTRACTIVE TERMS OR AT ALL.

     In response to the occurrence of several recent events, including the September 11, 2001 terrorist attack on the United States, the ongoing war against terrorism by the United States, and the bankruptcy of Enron Corp., one of our major competitors, the financial markets have been disrupted in general, and the availability and cost of capital for our business and that of our competitors have been adversely affected. In addition, the bankruptcy of Enron and other issues affecting the energy industry have caused the credit ratings agencies to review the capital structure and earnings power of energy companies, including ours. These reviews have constrained the capital available to our industry and could adversely affect our access to funding for our operations. Our business is capital intensive, and achievement of our growth targets is dependent, at least in part, upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes significantly constrained, our financial condition and future results of operations could be significantly adversely affected.

FAILURE OF OUR ENERGY TRADING COUNTERPARTIES TO FULFILL THEIR COMMITMENTS COULD SIGNIFICANTLY ADVERSELY AFFECT OUR ENERGY MARKETING AND TRADING BUSINESS.

     Since the bankruptcy of Enron Corp., the energy marketing and trading industry has come under heightened scrutiny by regulatory and rating agencies, resulting in a reduction in the credit available to companies in the industry. Consequently, a number of industry participants could have liquidity constraints on their trading activities, could reduce the size of their trading businesses or could discontinue their trading operations altogether. If the counterparties in our energy marketing and trading business continue to face liquidity constraints, or are otherwise unable or unwilling to continue their trading activities, the financial results and liquidity of our energy marketing and trading business could be significantly adversely affected.

WE MAY NOT ACHIEVE ALL OF THE OBJECTIVES SET FORTH IN OUR STRATEGIC REPOSITIONING PLAN IN A TIMELY MANNER OR AT ALL.

     Our ability to achieve the stated objectives of our strategic repositioning plan, as well as the timing of their achievement, if at all, is subject to factors beyond our control, including:

     - our ability to issue equity securities, including the normal units offered pursuant to this prospectus supplement and our common stock being offered concurrently herewith, which is based on our stock price, credit ratings and liquidity in the capital markets; and

     - our ability to raise cash from asset sales, which may be impacted by our ability to locate potential buyers in a timely fashion and obtain a reasonable price or by competing asset sales programs by our competitors.

RISKS RELATED TO THIS OFFERING

YOU WILL BEAR THE ENTIRE RISK OF A DECLINE IN THE PRICE OF OUR COMMON STOCK.

     The market value of the shares of our common stock you will receive on the stock purchase date may be materially different from the effective price per share paid by you on the stock purchase date. If the average trading price of our common stock on the stock purchase date is less than $19.95 per share, you will, on the stock purchase date, be required to purchase shares of common stock at a loss. Accordingly, a holder of units assumes the entire risk that the market value of our common stock may decline. Any such decline could be substantial.

YOU WILL RECEIVE ONLY A PORTION OF ANY APPRECIATION IN OUR COMMON STOCK PRICE.

     The aggregate market value of the shares of our common stock you will receive on the stock purchase date generally will exceed the stated amount of $50 only if the average closing price per share of our common stock over the applicable 20-trading day period preceding settlement equals or exceeds $23.94, which we refer to as the "threshold appreciation price." The threshold appreciation price represents an appreciation of 20% over $19.95, the price of our common stock on June 20, 2002. Therefore, during the period prior to the stock purchase date, an investment in the units affords less opportunity for equity appreciation than a direct investment in our common stock. If the average closing price exceeds $19.95, which we refer to as the "reference price," but falls below the threshold appreciation price, you will realize no equity appreciation on the common stock for the period during which you own the purchase contract. Furthermore, if the applicable market value exceeds the threshold appreciation price, the value of the shares of common stock you will receive under the purchase contract will be approximately 83.33% of the value of the shares of common stock you could have purchased with $50 at the time of this offering.

THE TRADING PRICE OF OUR COMMON STOCK AND THE GENERAL LEVEL OF INTEREST RATES AND OUR CREDITWORTHINESS WILL DIRECTLY AFFECT THE TRADING PRICE FOR THE UNITS.

     It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Our creditworthiness, operating results and prospects and economic, financial and other factors will affect trading prices of our common stock. In addition, market conditions can affect the capital markets generally, in turn affecting the price of our common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our common stock in the market after the offering of the normal units or the perception that those sales could occur. Fluctuations in interest rates may affect the relative value of our common stock underlying the purchase contracts and of the other components of the units, which could, in turn, affect the trading prices of the units and our common stock.

YOU MAY SUFFER DILUTION OF OUR COMMON STOCK ISSUABLE UPON SETTLEMENT OF YOUR PURCHASE CONTRACT.

     The number of shares of our common stock issuable upon settlement of your purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and other specified transactions described in this prospectus supplement. See "Description of the Equity Security
Units -- Anti-dilution Adjustments" for more information. The number of shares of our common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as employee stock option grants, offerings of common stock for cash, or in connection with acquisitions or other transactions, any of which may adversely affect the price of our common stock. The terms of the units do not restrict our ability to offer common stock in the future or to engage in other transactions that could dilute our common stock. Moreover, we have no obligation to consider the interests of the holders of the units in engaging in any such offering or transaction.

YOU WILL HAVE LITTLE PROTECTION UNDER THE TERMS OF THE UNITS OR SENIOR NOTES IN THE EVENT OF A HIGHLY LEVERAGED TRANSACTION OR CHANGE OF CONTROL.

     The purchase contracts provide for acceleration in case of a cash merger, but acceleration may not protect you against a decline in the value of your investment, and you will not be protected against other transactions that may adversely affect the value of the units. The units and senior notes do not contain provisions that will afford you protection in the event of a highly leveraged transaction or change in control, including a takeover, other mergers, recapitalization or similar restructuring, a sale of substantially all of our assets or similar transactions. These types of transactions may adversely affect our financial and operating condition, our creditworthiness and the investment quality of our securities. Even in the case of a cash merger, while you will be able to accelerate the settlement date of your purchase contracts, the merger transaction itself may adversely affect the value of your investment in the senior notes which would remain outstanding. Consequently, your investment in the units and senior notes may be materially adversely affected.

YOU WILL HAVE NO RIGHTS AS A COMMON STOCKHOLDER.

     Until you acquire shares of our common stock upon settlement of your purchase contract, you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the record date occurs after the stock purchase date. For more information on our common stock, see "Description of Capital Stock" in this prospectus supplement and the accompanying prospectus.

YOUR PLEDGED SECURITIES WILL BE ENCUMBERED.

     Although holders of normal units and stripped units will be beneficial owners of the underlying pledged senior notes (or the specified portfolio of treasury securities, if a successful remarketing has occurred, or the specified tax event portfolio of treasury securities, if a tax event redemption has occurred) and the specified zero-coupon treasury securities, respectively, the holders will pledge those securities with the collateral agent to secure their obligations under the related purchase contracts. Therefore, for so long as the purchase contracts remain in effect, holders will not be allowed to withdraw their pledged senior notes (or the specified portfolio of treasury securities, if a successful remarketing has occurred, or the specified tax event portfolio of treasury securities, if a tax event redemption has occurred) or specified zero-coupon treasury securities from this pledge arrangement, except upon substitution of other securities as described in this prospectus supplement.

     In addition, notwithstanding the automatic termination of the purchase contracts, if we become the subject of a case under the U.S. bankruptcy code, imposition of an automatic stay under Section 362 of the U.S. bankruptcy code may delay the delivery to you of your securities being held as collateral under the pledge arrangement, and such delay may continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

THE PURCHASE CONTRACT AGREEMENT WILL NOT BE QUALIFIED UNDER THE TRUST INDENTURE ACT OF 1939; THE OBLIGATIONS OF THE PURCHASE CONTRACT AGENT WILL BE LIMITED.

     The purchase contract agreement relating to the units will not be qualified under the Trust Indenture Act of 1939. The purchase contract agent under the purchase contract agreement, who will act as the agent and the attorney-in-fact for the holders of the units, will not be qualified as a trustee under the Trust Indenture Act of 1939. Accordingly, holders of the units will not have the benefits of the protections of the Trust Indenture Act of 1939 other than to the extent applicable to a senior note included in a normal unit. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to the holders of the units.

THE SECONDARY MARKET FOR THE UNITS AND SENIOR NOTES MAY BE ILLIQUID.

     We are unable to predict how the units will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the units and senior notes. The normal units have been approved for listing on the New York Stock Exchange under the symbol "EP PrA." We will not initially list either the stripped units or the senior notes. However, if either of these securities is separately traded to a sufficient extent that applicable exchange listing requirements are met, we may attempt, but are not obligated, to cause those securities to be listed on the exchange on which the normal units are then listed. We cannot provide assurance that a listing application for stripped units or senior notes will be accepted or, if accepted, that the normal units, stripped units or senior notes will not be delisted from the New York Stock Exchange or that trading in the normal units, stripped units or senior notes will not be suspended as a result of elections to create stripped units or recreate normal units through collateral substitution that cause the numbers of these securities to fall below the applicable requirements for listing securities on the New York Stock Exchange.

     We have been advised by the underwriters that they presently intend to make a market for the normal units; however, they are not obligated to do so and any market making may be discontinued at any time. There can be no assurance as to the liquidity of any market that may develop for the normal units, the stripped units or the senior notes, your ability to sell such securities or whether a trading market, if it develops, will continue. In addition, in the event that sufficient numbers of normal units are converted to stripped units, the liquidity of normal units could be adversely affected.

WE MAY REDEEM THE SENIOR NOTES UPON THE OCCURRENCE OF A TAX EVENT.

     We have the option to redeem the senior notes in cash, on not less than 30 days' nor more than 60 days' prior written notice, in whole but not in part, at any time if a tax event occurs under the circumstances described in this prospectus supplement. If we exercise this option, we will redeem the senior notes at the redemption price described in this prospectus supplement under "Description of the Senior Notes -- Tax Event Redemption." There can be no assurance as to the effect on the market prices of the normal units if we substitute the specified tax event portfolio of treasury securities as collateral in place of any senior notes so redeemed. A tax event redemption will be a taxable event to the holders of normal units and senior notes held separately.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE UNITS ARE UNCLEAR.

     No statutory, judicial or administrative authority directly addresses the treatment of the units or instruments similar to the units for United States federal income tax purposes. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of the units are unclear.

FOR UNITED STATES FEDERAL INCOME TAX PURPOSES, INCOME AND LOSS ON THE SENIOR NOTES WILL GENERALLY BE ORDINARY AND YOU WILL BE REQUIRED TO ACCRUE INTEREST INCOME IN EXCESS OF THE STATED AMOUNTS OF INTEREST YOU RECEIVE.

     Under the terms of the senior indenture and the senior notes, we and each holder agree, for United States federal income tax purposes, to treat the senior notes as indebtedness that is subject to the regulations governing contingent payment debt instruments. As a result, you will be required to include original issue discount in income during your ownership of the senior notes, subject to some adjustments. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, exchange or other disposition of the senior notes at any time up to six months after the date on which the interest rate on the senior notes is reset. Thus, the ability to offset such ordinary income with a loss, if any, on a purchase contract may be limited. See "United States Federal Income Tax Consequences."

AS A HOLDING COMPANY, WE WILL DEPEND ON OUR SUBSIDIARIES FOR FUNDS TO MEET OUR PAYMENT OBLIGATIONS UNDER THE PURCHASE CONTRACTS AND SENIOR NOTES.

     The purchase contracts and senior notes will be exclusively our obligations and not obligations of our subsidiaries. As a holding company, we conduct substantially all of our operations exclusively through our subsidiaries and our only significant assets are our investments in these subsidiaries. This means that we are dependent on dividends, other distributions, loans or other payments of funds from our subsidiaries to meet our debt service and other obligations, including our obligations relating to the purchase contracts and senior notes.

     Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due under the purchase contracts and senior notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

     The senior indenture governing the senior notes, subject to certain restrictions, permits us to incur additional secured indebtedness and permits our subsidiaries to incur additional secured and unsecured indebtedness, all of which would in effect be senior to the senior notes. The senior indenture also permits certain of our subsidiaries to pledge assets in order to secure our indebtedness and to agree with lenders under any secured indebtedness to restrictions or repurchase of the senior notes and on the ability of those subsidiaries to make distributions, loans, other payments or asset transfers to us. The total long-term indebtedness of our subsidiaries as of March 31, 2002 was approximately $8 billion.

IF A LIQUIDATION OR REORGANIZATION OF OUR SUBSIDIARIES OCCURS, PAYMENTS UNDER THE PURCHASE CONTRACTS AND SENIOR NOTES WILL BE EFFECTIVELY SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OBLIGATIONS OF OUR SUBSIDIARIES.

     Because our subsidiaries are separate and distinct legal entities, our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the purchase contracts and senior notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

                              ACCOUNTING TREATMENT

BALANCE SHEET

     We will recognize the fair value of the senior notes as a liability. We expect the fair value of each senior note to be $50. The purchase contracts are forward transactions in our common stock. We expect the fair value of each purchase contract to be $0. We will not recognize any subsequent changes in the fair value of the purchase contract or the senior notes. When we settle the purchase contracts we will issue our common stock and the amount we receive will be added to equity and allocated between common stock and additional paid-in capital. We will recognize the present value of the quarterly contract adjustment payments as a liability with an offsetting reduction in equity.

INCOME STATEMENT

     The quarterly interest payments on the senior notes will be recognized as interest expense. The quarterly contract adjustment payments will be allocated between the liability recognized at date of issuance and interest expense based on a constant rate over the term of the purchase contract.

     Fees and expenses incurred in connection with this offering will be allocated between the senior notes and the purchase contracts. The amount allocated to the senior notes will be deferred and recognized as interest expense over the term of the senior notes. The amount allocated to the purchase contracts will be charged to equity.

EARNINGS PER SHARE

     Before the settlement of the purchase contracts, we will consider the shares to be issued under the purchase contracts in our calculation of diluted earnings per share using the treasury stock method. Under this method, we will increase diluted shares outstanding by the number of shares we would be required to issue to settle the purchase contracts and we will decrease diluted shares outstanding by the number of shares that we could purchase using the proceeds from the settlement of the purchase contracts. We anticipate that there will be no dilution of our earnings per share except during the periods when the average price of our common stock is above $23.94.

OTHER MATTERS

     Both the Financial Accounting Standards Board and its Emerging Issues Task Force continue to study the accounting for financial instruments and derivative instruments. The Emerging Issues Task Force has been asked to address whether financial instruments similar to the purchase contracts should be accounted for as derivatives under the existing accounting guidance. It is possible that our accounting for the purchase contracts and the senior notes could be affected by any new accounting rules that might be issued by these groups.

                                USE OF PROCEEDS

     We will use the net proceeds we receive from the sale of our normal units, approximately $485,000,000 (or approximately $557,750,000 if the underwriters exercise their over-allotment option in full), and the net proceeds from the concurrent sale of our common stock, approximately $870,750,000 (or approximately $1,001,362,500 if the underwriters for our concurrent common stock offering exercise their over-allotment option in full), to reduce short-term borrowings and other financings having a weighted average annual interest rate of 3.03% and for general corporate purposes. We may invest any funds we do not require immediately for general corporate purposes in marketable securities and short-term investments.

                                 CAPITALIZATION

     The following table sets forth our historical unaudited consolidated capitalization as of March 31, 2002, and our capitalization:

     - as adjusted to give effect to (i) the sale on June 10, 2002 by us and two consolidated subsidiaries of a total of $1.04 billion principal amount of long-term debt and the use of the net proceeds of $1.03 billion to repay commercial paper and other short-term indebtedness and (ii) the sale by us of 10,000,000 normal units at a public offering price of $50.00 per equity security unit and the application of the net proceeds of $485 million as described under "Use of Proceeds;" and

     - as further adjusted to give effect to the sale by us of 45,000,000 shares of common stock in our concurrent offering at a public offering price of $19.95 per share and the application of the net proceeds of $871 million as described under "Use of Proceeds."

     Completion of the concurrent offering of our common stock is not a condition to the completion of this offering of our normal units.

     You should read this table in conjunction with our consolidated financial statements and related notes contained in our 2001 Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, and our Current Report on Form 8-K filed with the SEC on June 14, 2002, each of which is incorporated herein by reference.

                                                                     AS OF MARCH 31, 2002
                                                              -----------------------------------
                                                                                           AS
                                                                EL PASO        AS        FURTHER
                                                              HISTORICAL    ADJUSTED    ADJUSTED
                                                              -----------   ---------   ---------
                                                                          (UNAUDITED)
                                                              (IN MILLIONS, EXCEPT SHARE AMOUNTS)
Debt and other financing obligations:
  Notes payable to unconsolidated affiliates................    $   371      $   371     $   371
  Short-term borrowings and other financing obligations.....      2,674        1,159         288
                                                                -------      -------     -------
     Total current debt and other financing obligations.....      3,045        1,530         659
  Notes payable to unconsolidated affiliates................        326          326         326
  Long-term debt and other financing obligations(1).........     14,372       15,909      15,909
                                                                -------      -------     -------
     Total debt and other financing obligations.............     17,743       17,765      16,894
                                                                -------      -------     -------
Securities of subsidiaries:
  El Paso-obligated preferred securities of consolidated
     trusts.................................................        925          925         925
  Minority interests........................................      3,259        3,259       3,259
                                                                -------      -------     -------
     Total securities of subsidiaries.......................      4,184        4,184       4,184
                                                                -------      -------     -------
Stockholders' equity:
  Common stock, par value $3.00 per share; 750,000,000
     shares authorized(2); 540,009,931 shares issued as of
     March 31, 2002, actual; and 585,009,931 shares issued
     as of March 31, 2002, as further adjusted(3)...........      1,620        1,620       1,755
  Additional paid-in capital................................      3,183        3,144(4)    3,880
  Retained earnings.........................................      5,169        5,169       5,169
  Treasury stock and other, net.............................       (618)        (618)       (618)
                                                                -------      -------     -------
     Total stockholders' equity.............................      9,354        9,315      10,186
                                                                -------      -------     -------
     Total capitalization...................................    $31,281      $31,264     $31,264
                                                                =======      =======     =======

---------------

(1) Includes $1,037 million of principal amount, net of discounts, on long-term debt issued by us and two consolidated subsidiaries and $500 million of the senior notes held at issuance as part of the normal units.

(2) In May 2002, we increased our authorized shares of common stock to 1,500,000,000.

(3) The number of outstanding shares does not include the common stock issuable upon settlement of the purchase contracts held as part of the units.

(4) Reflects an adjustment of $39 million representing the present value of the contract adjustment payments payable in connection with the purchase contracts held as part of the units.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     As of May 31, 2002, there were 532,733,753 shares of common stock outstanding held by 53,814 registered holders. Our common stock is traded on the New York Stock Exchange and the Pacific Exchange under the symbol "EP". The following table sets forth the high and low sales price per share of the common stock as reported on the NYSE and our dividends declared during the periods shown:

                                                                HIGH       LOW      DIVIDENDS
                                                              --------   --------   ---------
2002
  Second Quarter (through June 20, 2002)....................  $46.8000   $19.3200    $0.2175
  First Quarter.............................................   46.8900    31.7000     0.2175
2001
  Fourth Quarter............................................  $54.0500   $36.0000    $0.2125
  Third Quarter.............................................   54.4800    38.0000     0.2125
  Second Quarter............................................   71.1000    49.9000     0.2125
  First Quarter.............................................   75.3000    57.2500     0.2125
2000
  Fourth Quarter............................................  $74.2500   $57.1300    $0.2060
  Third Quarter.............................................   67.5000    46.2500     0.2060
  Second Quarter............................................   52.5000    39.3750     0.2060
  First Quarter.............................................   42.3125    30.3125     0.2060

     Future dividends will be payable only when, as and if declared by our Board of Directors and will be dependent upon business conditions, earnings, our cash requirements and other relevant factors.

     On June 20, 2002, the last reported sale price of our common stock on the NYSE was $19.95 per share.

                    DESCRIPTION OF THE EQUITY SECURITY UNITS

     We summarize below the principal terms of the normal units and the purchase contracts and senior notes which comprise the normal units. The following description is only a summary. It supplements the description of purchase contracts, common stock, debt securities and units in the accompanying prospectus under the captions "Description of Purchase Contracts," "Description of Capital Stock," "Description of the Debt Securities" and "Description of Units" and, to the extent it is inconsistent with the descriptions contained in the accompanying prospectus, replaces the description in the accompanying prospectus. You should read these descriptions together with the purchase contract agreement, the senior indenture, the pledge agreement and the remarketing agreement, as well as the Trust Indenture Act, for a complete understanding of the provisions that may be important to you. See "Where You Can Find More Information" for more information about how to obtain a copy of those documents, as well as a form of certificate evidencing the normal units, a form of certificate evidencing the stripped units and a form of senior note, all of which we will file with the SEC as exhibits to a Current Report on Form 8-K, which will be incorporated by reference in the registration statement of which the accompanying prospectus, which is supplemented by this prospectus supplement, forms a part.

OVERVIEW

     Each equity security unit, or normal unit, will be issued at the stated amount of $50 and will initially consist of:

          (1) a purchase contract under which:

            - you will agree to purchase, and we will agree to sell, for $50, shares of our common stock on the stock purchase date, the number of which will be determined by the settlement rate described below, based on the average trading price of our common stock for a period preceding that date; and

            - we will pay you quarterly contract adjustment payments at the annual rate of 2.86% of the $50 stated amount as further described below, subject to our right to deferral as described below; and

          (2) a senior note due August 16, 2007 with a principal amount of $50, on which we will pay interest quarterly at the initial annual rate of 6.14% until the earlier of the date of settlement of a successful remarketing of the senior notes (which is the third business day after such remarketing) and the stock purchase date, after which we will pay interest at the reset rate.

     The senior notes that are held as part of the normal units will be owned by you but will initially be pledged to us as collateral to secure your obligations under the purchase contracts.

     A holder of normal units may elect at any time prior to a successful remarketing or a tax event redemption, subject to certain exceptions described below under "-- Creating Stripped Units and Recreating Normal Units," to withdraw the pledged senior notes held as part of the normal units and create stripped units by substituting, as pledged securities, specified zero-coupon treasury securities that will pay $50 per stripped unit on the business day immediately preceding the stock purchase date, which is the amount due on the stock purchase date under the related purchase contract. If a holder of normal units elects to substitute the specified zero-coupon treasury securities as pledged securities, the pledged senior notes will be released from the pledge agreement and delivered to the holder. The normal units would then become stripped units.

     A holder of stripped units may at any time prior to a successful remarketing or a tax event redemption, subject to certain exceptions described below under "-- Creating Stripped Units and Recreating Normal Units," recreate normal units by substituting the senior notes for the specified zero-coupon treasury securities held as part of the stripped units.

     Because treasury securities are issued in whole multiples of $1,000, holders of normal units and stripped units may only make collateral substitutions to create stripped units or recreate normal units, as the case may be, in whole multiples of 20 units.

     As a beneficial owner of a unit, you will be deemed to have:

     - irrevocably agreed to be bound by the terms of the purchase contract agreement, pledge agreement and purchase contract for so long as you remain a beneficial owner of such unit; and

     - appointed the purchase contract agent under the purchase contract agreement as your agent and attorney-in-fact to enter into and perform the purchase contract on your behalf.

In addition, as a beneficial owner of a normal unit, you will be deemed by your acceptance of the normal unit to have agreed to treat yourself as the owner of the related senior notes (or after a successful remarketing, the specified portfolio of treasury securities, or tax event redemption, the specified tax event portfolio of treasury securities) and to treat the senior notes as our indebtedness.

     At the closing of the offering of the normal units, the underwriters will purchase the normal units. The purchase price of each normal unit will be allocated by us between the related purchase contract and the related senior note. The senior notes will then be pledged to the collateral agent to secure the holders' obligations owed to us under the purchase contracts.

     We will enter into:

     - a purchase contract agreement with JPMorgan Chase Bank, as purchase contract agent, governing, among other things, the appointment of the purchase contract agent as the agent and attorney-in-fact for the holders of the units, the purchase contracts, the transfer, exchange or replacement of certificates representing the units and certain other matters relating to the units; and

     - a pledge agreement with The Bank of New York, as collateral agent and securities intermediary creating a pledge and security interest for our benefit to secure the obligations of holders of units under the purchase contracts. The pledge agreement will also provide for The Bank of New York to act as custodial agent with respect to the senior notes that are held separately and participating in a remarketing.

CREATING STRIPPED UNITS AND RECREATING NORMAL UNITS

     Prior to a successful remarketing or a tax event redemption, subject to certain exceptions described below, holders of normal units will have the ability to "strip" those normal units, by depositing with the collateral agent specified zero-coupon treasury securities, thereby creating "stripped units," and holders of stripped units will have the ability to recreate normal units from their stripped units by depositing with the collateral agent senior notes, as described in more detail below. Holders who elect to create stripped units or recreate normal units will be responsible for any related fees or expenses.

CREATING STRIPPED UNITS

     Each holder of normal units may create stripped units prior to a successful remarketing or a tax event redemption, subject to the exception set forth in the following sentence, and withdraw the pledged senior notes underlying such holder's normal units by substituting, as pledged securities, specified zero-coupon treasury securities described below that will pay $50 per stripped unit on the business day immediately preceding the stock purchase date, which is the amount due on the stock purchase date under the purchase contract. Holders of normal units may create stripped units at any time prior to a successful remarketing or a tax event redemption, except that they may not create stripped units during the period that commences at 5:00 p.m., New York City time, on the fourth business day immediately preceding any remarketing period and ends at 9:00 a.m., New York City time, on the fourth business day immediately succeeding the third business day in such remarketing period.

     In order to create stripped units, a holder of normal units must substitute, as pledged securities, zero-coupon U.S. treasury securities (CUSIP No. 912803 AG 8), which mature on August 15, 2005. Upon creation of the stripped units, the zero-coupon treasury securities will be pledged with the collateral agent to secure the holder's obligation to purchase shares of our common stock under the purchase contract, and the pledged senior notes underlying the holder's normal units will be released. Because treasury securities are issued in whole multiples of $1,000, holders of normal units may only make substitutions to create stripped units in whole multiples of 20 normal units.

     To create stripped units, you must:

     - deposit with the collateral agent the zero-coupon treasury securities described above, which will be substituted for the pledged senior notes held as part of the normal units and pledged with the collateral agent to secure your obligation to purchase shares of our common stock under the purchase contract;

     - instruct the purchase contract agent, on behalf of the securities depositary, to decrease the number of normal units evidenced by the normal units global security certificate (or if the normal units are held in certificated form, transfer such normal units to the purchase contract agent); and

     - deliver a notice to the purchase contract agent stating that you have deposited the specified zero-coupon treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged senior notes held as part of such normal units.

     Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged senior notes from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will then:

     - on behalf of the securities depositary, decrease the number of normal units evidenced by the normal units global security certificate (or if the normal units are held in certificated form, cancel the normal units);

     - transfer to you the underlying pledged senior notes; and

     - on behalf of the securities depositary, increase the number of stripped units evidenced by the stripped units global security certificate (or if the stripped units are held in certificated form, deliver to you the stripped units).

     Any senior notes released to you will be tradeable separately from the resulting stripped units. Interest on the senior notes will continue to be payable in accordance with their terms.

RECREATING NORMAL UNITS

     Each holder of stripped units may recreate normal units prior to a successful remarketing or a tax event redemption, subject to the exception set forth in the following sentence, by substituting, as pledged securities, senior notes for the pledged zero-coupon treasury securities underlying the stripped units. Holders may recreate normal units at any time prior to a successful remarketing or a tax event redemption, except that they may not recreate normal units during the period that commences at 5:00 p.m., New York City time, on the fourth business day immediately preceding any remarketing period and ends at 9:00 a.m., New York City time, on the fourth business day immediately succeeding the third business day in such remarketing period.

     Upon recreation of the normal units, the senior notes will be pledged with the collateral agent to secure the holder's obligation to purchase shares of our common stock under the purchase contract, and the pledged zero-coupon treasury securities underlying the stripped units will be released. Because treasury securities are issued in whole multiples of $1,000, holders of stripped units may only make substitutions to recreate normal units in whole multiples of 20 stripped units.

     To recreate normal units from stripped units, you must:

     - deposit with the collateral agent senior notes having an aggregate principal amount equal to the aggregate stated amount of your stripped units to be substituted for normal units, which will be substituted for the pledged zero-coupon treasury securities held as part of the stripped units and pledged with the collateral agent to secure your obligation to purchase shares of our common stock under the purchase contract;

     - instruct the purchase contract agent, on behalf of the securities depositary, to decrease the number of stripped units evidenced by the stripped units global security certificate (or if the stripped units are held in certificated form, transfer such stripped units to the purchase contract agent); and

     - deliver a notice to the purchase contract agent stating that you have deposited the senior notes with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged zero-coupon treasury securities held as part of such stripped units.

     Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged zero-coupon treasury securities from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will then:

     - on behalf of the securities depositary, decrease the number of stripped units evidenced by the stripped units global security certificate (or if the stripped units are held in certificated form, cancel the stripped units);

     - transfer to you the underlying pledged zero-coupon treasury securities;
       and

     - on behalf of the securities depositary, increase the number of normal units evidenced by the normal units global security certificate (or if the normal units are held in certificated form, deliver to you the normal units).

QUARTERLY PAYMENTS

     If you hold a normal unit, you will receive:

     - quarterly contract adjustment payments on the purchase contract at the annual rate of 2.86% of the $50 stated amount on all quarterly payment dates on or before the stock purchase date, subject to our right of deferral; and

     - quarterly interest payments on the pledged senior note at the annual rate of 6.14% of the $50 principal amount for the quarterly interest payments due on or before May 16, 2005. On August 16, 2005, if the senior notes are successfully remarketed prior to the stock purchase date, you will receive a quarterly payment on the pledged portfolio of treasury securities that are substituted for the senior note at an annual rate of 6.14%; if the senior notes are not successfully remarketed prior to the stock purchase date, you will continue to receive a quarterly interest payment on the pledged senior note at the annual rate of 6.14%. That is, on the stock purchase date, you will receive a quarterly payment at the same annual rate as all previous quarterly interest payments, regardless of whether or when the remarketing was successful.

     If you hold a stripped unit, you will only be entitled to receive quarterly contract adjustment payments on the purchase contract at the annual rate of 2.86% of the $50 stated amount on all quarterly payment dates on or before the stock purchase date, subject to our right of deferral. In addition, original issue discount will accrue on the pledged zero-coupon treasury securities that are part of the stripped unit.

     If you hold a senior note separately from a normal unit, you will receive only the quarterly interest payments on the senior note. The senior notes will pay interest at the initial annual rate of 6.14% of the $50 principal amount for the quarterly interest payments due on or before May 16, 2005. If the senior notes are successfully remarketed on the third business day prior to May 16, 2005, which is the last quarterly interest payment date prior to the stock purchase date, the senior notes will pay interest at the reset rate for the quarterly interest payments due on and after August 16, 2005 until their maturity on August 16, 2007. However, if the remarketing agent cannot establish a reset rate that results in a successful remarketing on the initial remarketing date, the interest rate will continue to be the initial annual rate of 6.14% until the remarketing agent can, on a later remarketing date prior to the stock purchase date, establish a reset rate that results in a successful remarketing. In that event, the quarterly interest payment due on August 16, 2005 will be calculated in part at the initial annual rate of 6.14% and in part at the reset rate (commencing on the date of settlement of the successful remarketing). Interest payable on the senior notes thereafter and until their maturity on August 16, 2007 will be at the reset rate. If a reset rate cannot be established before the stock purchase date in connection with a successful remarketing, the interest rate will be reset, as of the stock purchase date, to a reset rate equal to the two-year benchmark rate plus a spread that will be determined based on the credit rating of the senior notes at that time, as described in the section entitled "Description of the Senior Notes -- Interest".

     Our obligations with respect to the contract adjustment payments and the senior notes will be unsecured and will rank equally with all our other existing and future unsecured and unsubordinated indebtedness. For additional information on the ranking of the senior notes, see "Description of the Senior
Notes -- Ranking."

     Contract adjustment payments and interest payments on the senior notes payable for any period will be computed:

     - for any full quarterly period on the basis of a 360-day year of twelve 30-day months;

     - for any period shorter than a full quarterly period, on the basis of a 30-day month; and

     - for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month.

Contract adjustment payments will accumulate and interest on the senior notes will accrue from June 26, 2002 and, subject to our right to defer contract adjustment payments, will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing August 16, 2002. If the purchase contracts are settled early (at your option) or terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us), you will have no right to receive any accumulated and unpaid contract adjustment payments or deferred contract adjustment payments.

     Contract adjustment payments and interest payments on the senior notes will be payable, as applicable, to the holders of units as they are registered on the books and records of the purchase contract agent on the relevant record dates. So long as the units and senior notes remain in book-entry form only, the record date will be the business day immediately preceding the relevant payment dates. Contract adjustment payments will be paid through the purchase contract agent, which will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts that are held as part of such normal units. Subject to any applicable laws and regulations, each interest payment will be made as described under "Description of the Senior Notes -- Book-Entry and Settlement" below. If the units and senior notes do not remain in book-entry form only, the relevant record dates will be the 15th day prior to the relevant payment dates. If any date on which these payments and distributions are to be made is not a business day, then amounts payable on that date will be made on the next day that is a business day without any interest or other payment in respect of the delay, except that, if the business day is in the next calendar year, payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

OPTION TO DEFER CONTRACT ADJUSTMENT PAYMENTS

     We may, at our option and upon prior written notice to the holders of the units and the purchase contract agent, defer the payment of contract adjustment payments on the related purchase contracts until no later than the stock purchase date. We will pay additional contract adjustment payments on any deferred installments of contract adjustment payments at the rate of 6.14% per year (compounded quarterly) until paid. However, if a purchase contract is settled early or terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us), the right to receive accumulated and unpaid contract adjustment payments and deferred contract adjustment payments will terminate.

     If we elect to defer the payment of contract adjustment payments on the purchase contracts until the stock purchase date, we may elect to pay each holder of units on the stock purchase date in respect of the deferred contract adjustment payments, in lieu of a cash payment, a number of shares of our common stock equal to (a) the aggregate amount of deferred contract adjustment payments payable to the holder divided by (b) the applicable market value (as defined below under "-- Description of the Purchase Contracts"). If we elect to pay deferred contract adjustment payments on the stock purchase date in common stock, we will not issue any fractional shares of our common stock. In lieu of fractional shares otherwise issuable with respect to such payment of deferred contract adjustment payments, the holder will be entitled to receive an amount in cash equal to the fraction of a share times the applicable market value.

     If we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we will not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any class of our common stock other than:

     - purchases, redemptions or acquisitions of shares of our common stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or a stock purchase or dividend reinvestment plan, or the satisfaction by us of our obligations pursuant to any contract or security outstanding on the date we exercise our right to defer the contract adjustment payments;

     - as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of the capital stock;

     - the purchase of fractional interests in shares of our common stock pursuant to the conversion or exchange provisions of the security being converted or exchanged;

     - dividends or distributions in our common stock (or rights to acquire our common stock), or repurchases, redemptions or acquisitions of our common stock in connection with the issuance or exchange of common stock (or securities convertible into or exchangeable for shares of our common stock); or

     - redemptions, exchanges or repurchases of any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future.

DESCRIPTION OF THE PURCHASE CONTRACTS

     Each purchase contract underlying a unit, unless earlier settled or terminated, will obligate you to purchase, and us to sell, for $50, on the stock purchase date, a number of newly issued shares of our common stock equal to the settlement rate.

     The settlement rate, which is the number of newly issued shares of our common stock issuable upon settlement of a purchase contract on the stock purchase date, subject to adjustment under certain circumstances as described under "-- Anti-dilution Adjustments" below, will be as follows:

     - If the applicable market value of our common stock is equal to or greater than the threshold appreciation price of $23.94, which is approximately 20% above the reference price of $19.95, the settlement rate, which is equal to the stated amount of $50 divided by $23.94, will be 2.0886 shares of our common stock per purchase contract. Accordingly, if the market price for our common stock increases to an amount that is greater than $23.94 on the stock purchase date, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will be greater than $50, and if the market price equals $23.94, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $50.

     - If the applicable market value of our common stock is less than $23.94 but greater than $19.95, the settlement rate will be equal to the stated amount of $50 divided by the applicable market value of our common stock per purchase contract. Accordingly, if the market price for our common stock increases, but that market price is less than $23.94 on the stock purchase date, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will equal $50.

     - If the applicable market value of our common stock is less than or equal to $19.95, the settlement rate, which is equal to the stated amount of $50 divided by $19.95, will be 2.5063 shares of our common stock per purchase contract. Accordingly, if the market price for our common stock decreases to an amount that is less than $19.95 on the stock purchase date, the aggregate market value of the shares of our common stock issued upon settlement of each purchase contract, assuming that the market value is the same as the applicable market value of our common stock, will be less than $50, and if the market price equals $19.95, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $50.

     The "applicable market value" of our common stock is the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date; provided, that, in the case of a merger early settlement, the 20 consecutive trading days shall end on the date of completion of the cash merger.

     For purposes of determining the applicable market value for our common stock, the closing price of our common stock on any date of determination means:

     - the closing sale price or, if no closing price is reported, the last reported sale price of our common stock on the New York Stock Exchange on that date;

     - if our common stock is not listed for trading on the New York Stock Exchange on any date, the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which our common stock is so listed;

     - if our common stock is not so listed on a United States national or regional securities exchange, as reported by the Nasdaq stock market;

     - if our common stock is not so reported, the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization; or

     - if that bid price is not available, the market value of our common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

     A trading day is a day on which our common stock:

     - is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

     - has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

SETTLEMENT

     Settlement of the purchase contracts will occur on the stock purchase date, unless:

     - you have settled the purchase contract not later than 11:00 a.m., New York City time, on the eleventh business day immediately preceding the stock purchase date through the early delivery of cash to the purchase contract agent, as described in "-- Early Settlement;"

     - we are involved in a merger prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, and you have settled the related purchase contract through an early settlement, as described in "-- Early Settlement upon Cash Merger;" or

     - an event described under "-- Termination of Purchase Contracts" has occurred.

     The settlement of the purchase contracts on the stock purchase date will occur as follows:

     - for normal units that, as a result of a successful remarketing or tax event redemption, include the pledged specified portfolio of treasury securities or pledged specified tax event portfolio of treasury securities, the cash received upon the maturity of the treasury securities will automatically be applied to satisfy in full your obligation to purchase shares of our common stock under the purchase contracts and to pay an amount to you based on the initial annual rate on the senior notes;

     - for stripped units, the cash received upon the maturity of the specified zero-coupon treasury securities will automatically be applied to satisfy in full your obligation to purchase shares of our common stock under the purchase contracts;

     - for normal units the holders of which have settled the purchase contracts by cash settlement through the delivery of cash not earlier than 9:00 a.m., New York City time, on the tenth business day immediately preceding the stock purchase date and not later than 11:00 a.m., New York City time, on the eighth business day immediately preceding the stock purchase date, the cash payments received will automatically be applied to satisfy in full your obligation to purchase shares of our common stock under the purchase contracts; and

     - for normal units in which the senior notes are held as part of the normal units because the senior notes have not been successfully remarketed, we will exercise our rights as a secured party to retain or dispose of the senior notes in accordance with applicable law in satisfaction of your obligation to purchase shares of our common stock under the purchase contracts.

     Shares of our common stock will then be issued and delivered to you or your designee, upon payment of the applicable consideration, presentation and surrender of the certificate evidencing the normal units or stripped units, if the normal units or stripped units are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you. Prior to the date on which shares of our common stock are issued in settlement of purchase contracts, shares of our common stock underlying the related purchase contracts will not be deemed to be outstanding for any purpose and you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the purchase contracts.

     No fractional shares of common stock will be issued by us pursuant to the purchase contracts. In place of fractional shares otherwise issuable, you will be entitled to receive an amount of cash equal to the fractional share, calculated on an aggregate basis in respect of the purchase contracts you are settling, times the applicable market value.

REMARKETING

     The senior notes held as part of the normal units will be subject to a remarketing on the initial remarketing date, which will be the third business day immediately preceding May 16, 2005, which is the last quarterly payment date before the interest payment date falling on the stock purchase date. The proceeds of such remarketing will be used to purchase a specified portfolio of treasury securities, which will be pledged as collateral to secure the obligations of the holders of the normal units under the related purchase contracts. The proceeds received on the business day immediately preceding the stock purchase date when the pledged treasury securities then held as part of the normal units mature will be used to satisfy the holders' obligation to purchase shares of our common stock on the stock purchase date.

     We have entered into a remarketing agreement with Credit Suisse First Boston Corporation, pursuant to which that firm has agreed, as remarketing agent, to use its commercially reasonable best efforts to:

     - establish a reset rate on the remarketing date that will be sufficient to cause the aggregate market value at the remarketing date of all the senior notes being remarketed (which shall be all senior notes held as part of the normal units and all senior notes held separately by holders who have elected to have their senior notes participate in the remarketing) to be equal to approximately, but not less than, 100.50% of the remarketing value; and

     - sell the senior notes participating in the remarketing at a price equal to approximately, but not less than, 100.50% of the remarketing value.

     The "remarketing value" will be equal to the sum of:

          (1) the value at the remarketing date of such amount of treasury securities that will pay, on the business day immediately preceding the quarterly interest payment date falling on the stock purchase date, an amount of cash equal to the aggregate interest payment that is scheduled to be payable on that quarterly payment date on each senior note participating in the remarketing, assuming for this purpose, even if not true, that the interest rate on the senior notes remains at the initial annual rate; and

          (2) the value at the remarketing date of such amount of treasury securities that will pay, on the business day immediately preceding the stock purchase date, an amount of cash equal to $50 for each senior note participating in the remarketing.

     The reset rate will in no event exceed the maximum rate permitted by applicable law.

     For purposes of (1) and (2) above, the value on the remarketing date of the treasury securities will assume that (a) the treasury securities are highly liquid treasury securities maturing on or within 35 days prior to the stock purchase date (as determined in good faith by the remarketing agent in a manner intended to minimize the cash value of the treasury securities) and (b) those treasury securities are valued based on the ask-side price of the treasury securities at a time between 9:00 a.m. and 11:00 a.m., New York City time, selected by the remarketing agent, on the remarketing date (as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the remarketing agent) plus accrued interest to that date.

     The remarketing agent will use the proceeds from the successful remarketing of the senior notes held as part of the normal units to purchase, in the discretion of the remarketing agent in open market transactions or at treasury auction, the amount of treasury securities described in (1) and (2) above, which it will deliver through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts and to pay the quarterly payment on the normal units due on August 16, 2005 in an amount based on the initial annual rate on the senior notes. The remarketing agent will retain, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the total proceeds from the remarketing of the senior notes held as part of the normal units. The remarketing agent will remit the remaining portion of the proceeds from the remarketing of the senior notes held as part of the normal units, if any, to the holders of the normal units.

     A holder of normal units that does not want to participate in the remarketing and wants instead to retain the senior notes held as part of such holder's normal units must create stripped units not later than 5:00 p.m., New York City time, on the fourth business day immediately preceding the first business day of the relevant remarketing period. The cash received upon maturity of the zero-coupon treasury securities held as part of the stripped units will be applied to satisfy such holder's obligation under the related purchase contract on the stock purchase date. Nonetheless, the interest rate on such holder's senior notes will be reset to the reset rate, regardless of whether the holder participated in the remarketing and whether the remarketing is successful.

     If the remarketing agent cannot establish a reset rate on the initial remarketing date that will be sufficient to cause the aggregate market value at the remarketing date of all the senior notes being remarketed (which shall be all senior notes held as part of the normal units and all senior notes held separately by holders who have elected to have their senior notes participate in the remarketing) to be equal to approximately, but not less than, 100.50% of the remarketing value and thus cannot sell the senior notes participating in the remarketing on that remarketing date, the remarketing agent will attempt to establish a reset rate that results in a successful remarketing on each of the two immediately following business days. If the remarketing agent cannot establish a reset rate that results in a successful remarketing on either of those days, it will attempt to establish such a reset rate on each of the three business days immediately preceding July 1, 2005, which are June 28, 29 and 30, 2005.

     If the remarketing agent cannot establish such a reset rate during the June 28-30, 2005 remarketing period, it will further attempt to establish a reset rate on each of the seventh, sixth and fifth business days immediately preceding the stock purchase date, which are August 5, 8 and 9, 2005.

     We refer to each of these three three-business-day periods as "remarketing periods" in this prospectus supplement.

     If the remarketing agent fails to remarket the senior notes participating in the remarketing on the fifth business day immediately preceding the stock purchase date, each holder of a normal unit will be deemed to have directed us to retain the senior note pledged as collateral in satisfaction of its obligations under the purchase contract and we will retain such senior note in full satisfaction of those obligations. Each holder will receive the number of shares of our common stock per purchase contract determined by the settlement rate. Each holder of senior notes which are not held as part of normal units will continue to own its senior notes, which, as of the stock purchase date, will pay interest at the reset rate until the maturity date.

     We will cause a notice of any failed remarketing period to be published on the fourth business day immediately following such period, by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. We will also release this information by means of Bloomberg and Reuters newswire.

     In addition, we will request, not later than seven nor more than 15 calendar days prior to any remarketing period, that The Depository Trust Company ("DTC") notify its participants holding senior notes, normal units and stripped units of the upcoming remarketing.

NOTICE TO SETTLE WITH CASH

     If a remarketing has not been successful as of June 30, 2005 (the end of the second remarketing period) and a tax event redemption has not occurred, a holder of normal units may settle the related purchase contracts with separate cash not later than 11:00 a.m., New York City time, on the eighth business day immediately preceding the stock purchase date. A holder of normal units wishing to settle the related purchase contracts with separate cash must deliver to the purchase contract agent:

     - the form of "Notice to Settle by Separate Cash," which is an exhibit to the purchase contract agreement and available from the purchase contract agent, properly completed and executed (or if such holder's normal units are held in certificated form, the related normal units certificate with the form of "Notice to Settle by Separate Cash" on the reverse side of such certificate completed and executed) not earlier than 9:00 a.m., New York City time, on the tenth business day immediately preceding the stock purchase date and not later than 5:00 p.m., New York City time, on the ninth business day immediately preceding the stock purchase date; and

     - payment in immediately available funds in an amount equal to $50 multiplied by the number of purchase contracts being settled not later than 11:00 a.m., New York City time, on the eighth business day immediately preceding the stock purchase date.

If a holder delivers the proper documentation and payment in a timely manner, the senior notes held as part of the normal units will be transferred to the holder free and clear of our security interest.

     If a holder of normal units who has given notice of its intention to settle the related purchase contracts with separate cash fails to deliver the cash to the collateral agent by 11:00 a.m., New York City time, on the eighth business day immediately preceding the stock purchase date, the senior notes which are held as part of such holder's normal units will be remarketed in the third remarketing period and the proceeds of such remarketing, if successful, will be used to satisfy in full the holder's obligation to purchase shares of our common stock under the related purchase contracts. If the remarketing agent fails to remarket the senior notes participating in the remarketing on the fifth business day immediately preceding the stock purchase date, such holder will be deemed to have directed us to retain such senior notes in satisfaction of its obligations under the related purchase contracts and we will retain such senior notes in full satisfaction of those obligations.

     So long as the normal units are evidenced by one or more global security certificates deposited with the securities depositary, procedures for cash settlement will also be governed by standing arrangements between the securities depositary and the purchase contract agent.

EARLY SETTLEMENT

     At any time (other than during the period starting at 5:00 p.m., New York City time, on the fourth business day immediately preceding any remarketing period and ending at 9:00 a.m., New York City time, on the fourth business day immediately following the third business day in such remarketing period) not later than 11:00 a.m., New York City time, on the eleventh business day immediately preceding the stock purchase date, a holder of units may settle the related purchase contracts by delivering to the purchase contract agent:

     - the form of "Election to Settle Early," which is an exhibit to the purchase contract agreement and available from the purchase contract agent, properly completed and executed (or if such holder's units are held in certificated form, the related units certificate with the form of "Election to Settle Early" on the reverse side of such certificate properly completed and executed); and

     - payment in immediately available funds in an amount equal to $50 multiplied by the number of related purchase contracts being settled;

provided, that at that time, if so required under the United States federal securities laws, there is in effect a registration statement and a current prospectus is available covering the shares of common stock to be delivered in respect of the purchase contracts being settled. If such holder delivers the properly completed and executed form of "Election to Settle Early" (and the related units certificate, if applicable) and payment with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, such holder must also deliver an amount equal to the quarterly contract adjustment payment payable on the payment date with respect to the purchase contract.

     Holders of normal units that include senior notes and stripped units may settle early only in units of 20 and whole multiples of 20. Holders of normal units that include a portfolio of treasury securities, if a successful remarketing has occurred, or a tax event portfolio of treasury securities, if a tax event redemption has occurred, may settle early only in units of 400,000 and whole multiples thereof.

     No later than the third business day after an early settlement, we will issue, and the holder will be entitled to receive, 2.0886 shares of our common stock for each purchase contract being settled, regardless of the market price of our common stock on the date of early settlement, subject to adjustment under the circumstances described under "-- Anti-dilution Adjustments" below. At that time, the holder's right to receive future contract adjustment payments will terminate and such holder will not receive any accumulated and unpaid contract adjustment payments or deferred contract adjustment payments. The senior notes (or the portfolio of treasury securities, if a successful remarketing has occurred, or the tax event portfolio of treasury securities, if a tax event redemption has occurred) or zero-coupon treasury securities underlying those units, as the case may be, will also be transferred to the holder free and clear of our security interest.

     So long as the units are evidenced by one or more global security certificates deposited with the securities depositary, procedures for early settlement will also be governed by standing arrangements between the securities depositary and the purchase contract agent.

     We have agreed that, if required under the United States federal securities laws, we will use commercially reasonable efforts to (1) have in effect, subject to some exceptions, a registration statement covering the shares of common stock to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement process.

EARLY SETTLEMENT UPON CASH MERGER

     Prior to the stock purchase date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents ("cash merger"), each holder of units will have the right to accelerate and settle the related purchase contracts on the merger early settlement date at the settlement rate in effect immediately before the cash merger. We refer to this right as the "merger early settlement right."

     We will provide each holder with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall not be less than 20 nor more than 30 days after the date of the notice, on which the optional early settlement will occur and a date by which the merger early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement.

     To exercise the merger early settlement right, you must deliver to the purchase contract agent not later than 5:00 p.m., New York City time, on the business day immediately preceding the merger early settlement date:

     - the form of "Election to Settle Early," which is an exhibit to the purchase contract agreement and available from the purchase contract agent, properly completed and executed (or if such holder's units are held in certificated form, the related units certificate with the form "Election to Settle Early" on the reverse side of such certificate properly completed and executed); and

     - payment in immediately available funds in an amount equal to $50 multiplied by the number of purchase contracts being settled; provided, that, to the extent the merger consideration consists of cash, we may provide in the notice of cash merger that the $50 purchase price per purchase contract will be offset against the amount of cash that will be receivable by the holder upon settlement;

provided, that, at that time, if so required under the United States federal securities laws, there is in effect a registration statement and a current prospectus is available covering the shares of common stock to be delivered in respect of the purchase contracts being settled. If such holder delivers the properly completed and executed form of "Election to Settle Early" (and the related units certificate, if applicable) and payment with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, such holder must also deliver an amount equal to the quarterly contract adjustment payment payable on the payment date with respect to the purchase contract.

     Holders of normal units that include senior notes and stripped units may settle early only in units of 20 and whole multiples of 20. Holders of normal units that include a portfolio of treasury securities, if a successful remarketing has occurred, or a tax event portfolio of treasury securities, if a tax event redemption has occurred, may settle early only in units of 400,000 and whole multiples thereof.

     If you exercise the merger early settlement right, we will deliver to you on the merger early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract immediately before the cash merger at the settlement rate in effect at such time. At that time, your right to receive future contract adjustment payments will terminate and you will not receive any accumulated and unpaid contract adjustment payments or deferred contract adjustment payments. You will also receive the senior notes (or the portfolio of treasury securities, if a successful remarketing has occurred, or the tax event portfolio of treasury securities, if a tax event redemption has occurred) or zero-coupon treasury securities underlying those units, as the case may be, free and clear of our security interest.

     If you do not elect to exercise your merger early settlement right, your units will remain outstanding and subject to normal settlement on the stock purchase date.

     So long as the units are evidenced by one or more global security certificates deposited with the securities depositary, procedures for cash merger early settlement will also be governed by standing arrangements between the securities depositary and the purchase contract agent.

     We have agreed that, if required under the United States federal securities laws, we will use commercially reasonable efforts to (1) have in effect, subject to some exceptions, a registration statement covering the shares of common stock to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement upon a cash merger.

ANTI-DILUTION ADJUSTMENTS

     To maintain a holder's relative investment in our common stock upon the occurrence of certain events, the formula for determining the settlement rate may be adjusted if those events occur, including:

          (1) the payment of dividends or other distributions of our common stock on our common stock;

          (2) the issuance to all holders of our common stock of rights, warrants or options (other than any dividend reinvestment or share purchase or similar plans) entitling them to subscribe for or purchase our common stock at less than the current market price (as defined below) thereof;

          (3) subdivisions, splits and combinations of our common stock;

          (4) distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash);

          (5) distributions consisting exclusively of cash to all holders of our common stock in an aggregate amount that, when combined with:

             (a) other all-cash distributions made within the preceding 12 months; and

             (b) the cash and the fair market value, as of the date of expiration of the tender or exchange offer referred to below, of the consideration paid in respect of any tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months;

        exceeds 15% of our aggregate market capitalization (such aggregate market capitalization being the product of the current market price of our common stock multiplied by the number of shares of common stock then outstanding) on the date fixed for the determination of shareholders entitled to receive such distribution; and

          (6) the successful completion of a tender or exchange offer made by us or any subsidiary of ours for our common stock that involves an aggregate consideration that, when combined with:

             (a) any cash and the fair market value of other consideration payable in respect of any other tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months; and

             (b) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months,

        exceeds 15% of our aggregate market capitalization on the date of expiration of such tender or exchange offer.

     The "current market price" per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days preceding the earlier of the day preceding the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution means the first date on which our common stock trades without the right to receive the issuance or distribution.

     With respect to an adjustment pursuant to clause (4) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off," the settlement rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying the settlement rate by a fraction:

     - the numerator of which is the current market price of our common stock plus the fair market value, determined as described below, of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock; and

     - the denominator of which is the current market price of our common stock.

The adjustment to the settlement rate with respect to a spin-off will occur at the earlier of:

     - the tenth trading day from, and including, the effective date of the spin-off; and

     - the date of pricing of the securities being offered in the initial public offering of the spin-off, if that initial public offering is effected simultaneously with the spin-off.

For purposes of this section, "initial public offering" means the first time securities of the same class or type as the securities being distributed in the spin-off are bona fide offered to the public for cash.

     If a spin-off is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our common stock means the average of the sale prices of those securities over the first 10 trading days after the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price of our common stock means the average of the sales prices of our common stock over the first 10 trading days after the effective date of the spin-off. If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

     In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other reorganization transactions pursuant to which our common stock is converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related units, become a contract to purchase such other securities, cash or property (instead of shares of our common stock). The formula for determining the settlement rate will be adjusted accordingly at the time of the reorganization event to reflect the other securities, cash or property the holders of our common stock received in the reorganization event. On the stock purchase date, the adjusted settlement rate will be applied to determine what a holder of a unit will receive in settlement of the purchase contract. Holders have the right to settle their obligations under the purchase contracts early in the event of certain cash mergers, as described under "-- Early Settlement upon Cash Merger."

     If at any time we make a distribution of property to our stockholders which would be taxable to stockholders as a dividend for U.S. federal income tax purposes (for example, distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, such increase may give rise to a taxable dividend to holders of units. See "United States Federal Income Tax Consequences -- Purchase Contracts -- Adjustment to Settlement Rate."

     In addition, we may increase the settlement rate if our board of directors deems it advisable, to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of common stock (or rights to acquire common stock) or from any event treated as a dividend or distribution for income tax purposes, or for any other reasons.

     Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least 1% in the settlement rate. If any adjustment is not required to be made because it would not change the settlement rate by at least 1%, then the adjustment will be carried forward and taken into account in any subsequent adjustment.

     We will be required, within ten business days following an adjustment in the settlement rate, to provide written notice to the purchase contract agent and the holders of units of the adjustment. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

     Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of our common stock issuable upon early settlement of a purchase contract.

     If an adjustment is made to the settlement rate as a result of an event described in clauses (1) through (6) above, an adjustment will also be made to the applicable market value solely to determine which of the three clauses in the definition of settlement rate will be applicable on the stock purchase date.

PLEDGED SECURITIES AND PLEDGE AGREEMENT

     The senior notes (or specified portfolio of treasury securities, if a successful remarketing has occurred, or specified tax event portfolio of treasury securities, if a tax event redemption has occurred) or specified zero-coupon treasury securities underlying the normal units or stripped units, as the case may be, will be pledged to the collateral agent for our benefit. Under the pledge agreement, the pledged securities will secure your obligations to purchase shares of our common stock under the related purchase contracts. You cannot separate or separately transfer the purchase contracts from the pledged securities held as part of the units. Your rights to the pledged securities will be subject to our security interest created by the pledge agreement. You will not be permitted to withdraw the pledged securities related to the units from the pledge arrangement except:

     - to substitute specified zero-coupon treasury securities for the related pledged senior notes upon creation of stripped units;

     - to substitute senior notes for the related pledged zero-coupon treasury securities upon the recreation of normal units;

     - upon cash settlement of the purchase contracts;

     - upon the early settlement (whether or not in connection with a cash merger) of the purchase contracts; or

     - upon termination of the purchase contracts.

     Subject to our security interest and the terms of the purchase contract agreement and the pledge agreement:

     - each holder of normal units that include senior notes will retain ownership of the senior notes and will be entitled through the purchase contract agent and the collateral agent to all of the rights of a holder of the senior notes, including interest payments, redemption and repayment rights;

     - each holder of normal units that include the specified portfolio of treasury securities (if a successful remarketing has occurred) or the specified tax event portfolio of treasury securities (if a tax event redemption has occurred) will retain ownership of the specified portfolio of treasury securities or the specified tax event portfolio of treasury securities, as the case may be; and

     - each holder of stripped units will retain ownership of the specified zero-coupon treasury securities.

     We will have no interest in the pledged securities other than our security interest.

QUARTERLY INTEREST PAYMENTS ON PLEDGED SECURITIES

     Except as described in "-- Description of the Purchase Contracts," the collateral agent, upon receipt of quarterly interest payments on the pledged securities underlying the normal units, will distribute those payments to the purchase contract agent, which will, in turn, distribute that amount to persons who were the holders of normal units on the record date for the payment. As long as the normal units remain in book-entry only form, the record date for any payment will be one business day before the payment date.

TERMINATION OF PURCHASE CONTRACTS

     The purchase contracts, our related rights and obligations and those of the holders of the units, including their rights to receive accumulated and unpaid contract adjustment payments or deferred contract adjustment payments and obligations to purchase shares of our common stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization.

     Upon such a termination of the purchase contracts, the collateral agent will release the securities held by it to the purchase contract agent for distribution to the holders. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any treasury security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon termination, however, the release and distribution may be subject to a delay. If we become the subject of a case under the U.S. Bankruptcy Code, a delay in the release of the pledged senior notes or treasury securities may occur as a result of the automatic stay under the U.S. Bankruptcy Code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

THE PURCHASE CONTRACT AGREEMENT

     Distributions on the units will be payable, purchase contracts will be settled and transfers of the units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, the City of New York. In addition, if the units do not remain in book-entry form, payment of distributions on the units may be made, at our option, by check mailed to the address of the persons shown on the units registers.

     If any quarterly payment date or the stock purchase date is not a business day, then any payment required to be made on that date must be made on the next business day (and so long as the payment is made on the next business day, without any interest or other payment on account of any such delay), except that if the next business day is in the next calendar year, the payment or settlement will be made on the prior business day with the same force and effect as if made on the payment date. A "business day" means any day other than a Saturday or Sunday or a day on which banking institutions and trust companies in the State of New York are authorized or required by law, regulation or executive order to be closed or a day on which the purchase contract agent, the collateral agent or the trustee is closed for business.

     If your units are held in certificated form and you fail to surrender the certificate evidencing your units to the purchase contract agent on the stock purchase date, the shares of our common stock issuable in settlement of the related purchase contracts will be registered in the name of the purchase contract agent. These shares, together with any distributions on them, will be held by the purchase contract agent as agent for your benefit, until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

     If your units are held in certificated form and:

     - the purchase contracts have terminated prior to the stock purchase date;

     - the related pledged securities have been transferred to the purchase contract agent for distribution to the holders; and

     - you fail to surrender the certificate evidencing your units to the purchase contract agent,

the pledged securities that would otherwise be delivered to you and any related payments will be held by the purchase contract agent as agent for your benefit, until you present and surrender the certificate or provide the evidence and indemnity described above.

     The purchase contract agent will not be required to invest or to pay interest on any amounts held by it pending distribution.

     No service charge will be made for any registration of transfer or exchange of the units, except for any applicable tax or other governmental charge.

MODIFICATION

     The purchase contract agreement, the pledge agreement and the purchase contracts may be amended with the consent of the holders of a majority of the units at the time outstanding. However, no modification may, without the consent of the holder of each outstanding unit affected by the modification (in addition to the consent of the holders of at least a majority of the units at the time outstanding):

     - change any payment date;

     - change the amount or type of pledged securities required to be pledged to secure obligations under the units, impair the right of the holder of any pledged securities to receive distributions on the pledged securities held as part of its units or otherwise adversely affect the holder's rights in or to the pledged securities;

     - change the place or currency of payment for any amounts payable in respect of the units, increase any amounts payable by holders in respect of the units or decrease any other amounts receivable by holders in respect of the units;

     - reduce any contract adjustment payment or change the place or currency of that payment;

     - impair the right to institute suit for the enforcement of any purchase contract;

     - reduce the number of shares of common stock purchasable under any purchase contract, increase the price to purchase shares of common stock on settlement of any purchase contract, change the stock purchase date or otherwise adversely affect the holder's rights under any purchase contract; or

     - reduce the above stated percentage of outstanding units the consent of whose holders is required for the modifications or amendment of the provisions of the purchase contract agreement, the pledge agreement or the units.

NO CONSENT TO ASSUMPTION

     Each holder of units will be deemed under the terms of the purchase contract agreement, by its acceptance of such units, to have expressly withheld any consent to the assumption (that is, affirmance) of the related purchase contracts by us or our trustee, receiver or liquidator if we become the subject of a case under the U.S. Bankruptcy Code or other similar state or federal law providing for reorganization or liquidation.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     We will agree in the purchase contract agreement that we will not (1) merge with or into or consolidate with any other entity or (2) sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person, firm or corporation other than, with respect to clause (2), our direct or indirect wholly-owned subsidiaries, unless:

     - we are the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America or any state or the District of Columbia;

     - the successor entity expressly assumes our obligations under the purchase contract agreement, the pledge agreement, the units, the senior notes and the remarketing agreement; and

     - we or such corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of our or its obligations under the purchase contract agreement, the pledge agreement, the units, the senior notes or the remarketing agreement.

TITLE

     We, the purchase contract agent and the collateral agent may treat the registered holder of any units as the absolute owner of those units for the purpose of making payment and settling the related purchase contracts and for all other purposes.

GOVERNING LAW

     The units, the purchase contract agreement, the pledge agreement, the remarketing agreement, the senior indenture and the senior notes will be governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

     JPMorgan Chase Bank will initially act as purchase contract agent. The purchase contract agent will act as the agent and attorney-in-fact for the holders of units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary authority in connection with a default under the terms of the purchase contract agreement, the pledge agreement and the purchase contracts, or the pledged securities.

     The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. Resignation or replacement of the purchase contract agent would be effective upon the appointment of a successor.

INFORMATION CONCERNING THE COLLATERAL AGENT

     The Bank of New York will initially act as collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of units except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

     The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. Resignation or replacement of the collateral agent would be effective upon the appointment of a successor.

     The pledge agreement will also provide for The Bank of New York to initially act as custodial agent with respect to senior notes that are held separately and participating in a remarketing.

COMMON STOCK TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

FEES AND EXPENSES

     The purchase contract agreement will provide that we will pay all fees and expenses related to:

     - the offering of the normal units;

     - the retention of the collateral agent and the purchase contract agent;

     - the enforcement by the purchase contract agent of the rights of the holders of units; and

     - with certain exceptions, stock transfer and similar taxes attributable to the initial issuance and delivery of our common stock upon settlement of the purchase contracts.

     If you elect to create stripped units or recreate normal units, you will be responsible for any fees or expenses payable in connection with the substitution of the applicable pledged securities, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted and we will not be responsible for any of those fees or expenses.

BOOK-ENTRY SYSTEM

     DTC will act as securities depositary for the units. The units will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully-registered global security certificates, representing the total aggregate number of normal units or stripped units, will be issued and deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

     The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in the units so long as the units are represented by global security certificates.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

     DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the DTC system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly, collectively referred to as indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

     No units represented by global security certificates may be exchanged in whole or in part for certificated units registered, and no transfer of global security certificates will be made in whole or in part for certificated units registered, and no transfer of global security certificates in whole or part may be registered, in the name of any person other than DTC or any nominee of DTC, unless:

     - DTC has notified us that it is unwilling or unable to continue as depositary for the global security certificates and no successor depository has been appointed within 90 days after this notice;

     - DTC at any time ceases to be a clearing agency registered under the Securities Exchange Act at which time DTC is required to be so registered to act as depositary and no successor depositary has been appointed within 90 days after we learn that DTC has ceased to be so registered;

     - we determine in our sole discretion that we will no longer have units represented by global securities or that we will permit a global security to be exchangeable; or

     - there is a continuing default by us in respect of our obligations under one or more purchase contracts, the senior indenture, the purchase contract agreement, the senior notes, the normal units, the stripped units, the pledge agreement or any other principal agreements or instruments executed in connection with this offering.

All units represented by one or more global security certificates or any portion of them will be registered in those names as DTC may direct.

     As long as DTC or its nominee is the registered owner of the global security certificates, DTC or that nominee will be considered the sole owner and holder of the global security certificates and all units represented by those certificates for all purposes under the units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the units represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of units certificates in exchange and will not be considered to be owners or holders of the global security certificates or any units represented by those certificates for any purpose under the units or the purchase contract agreement. All payments on the units represented by the global security certificates and all related transfers and deliveries of senior notes, treasury securities and common stock will be made to DTC or its nominee as their holder.

     Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee with respect to participants' interests or by the participant with respect to interests of persons held by the participants on their behalf.

     Procedures for settlement of purchase contracts on the stock purchase date or upon early settlement will be governed by arrangements among DTC, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchange and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time.

     Neither we nor any of our agents, nor the purchase contract agent or any of its agents, will have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC's records or any participant's records relating to those beneficial ownership interests.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

REPLACEMENT OF CERTIFICATES

     If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the purchase contract agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the purchase contract agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

     We, however, are not required to issue any certificates representing units on or after the stock purchase date or after the purchase contracts have terminated. In place of the delivery of a replacement certificate following the stock purchase date, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of our common stock issuable pursuant to the purchase contracts included in the units evidenced by the certificate, or, if the purchase contracts have terminated prior to the stock purchase date, transfer the pledged securities related to the units evidenced by the certificate.

                        DESCRIPTION OF THE SENIOR NOTES

     We summarize below the principal terms of the senior notes. The following description is only a summary. It supplements the description of debt securities in the accompanying prospectus under the caption "Description of the Debt Securities" and, to the extent it is inconsistent with the description contained in the accompanying prospectus, replaces the description in the accompanying prospectus. You should read these descriptions together with the senior indenture, the remarketing agreement and the form of senior note, as well as the Trust Indenture Act, for a complete understanding of the provisions that may be important to you.

     The senior notes will be issued under the senior indenture between El Paso and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as trustee, dated as of May 10, 1999, as supplemented through the date of issuance of the senior notes. See "Where You Can Find More Information" for more information about how to obtain a copy of the senior indenture, the remarketing agreement and form of senior note, which we have filed or will file, as the case may be, with the SEC as exhibits to a Current Report on Form 8-K, which will be incorporated by reference in the registration statement of which the accompanying prospectus, which is supplemented by this prospectus supplement, forms a part.

GENERAL

     The senior notes will:

     - mature on August 16, 2007;

     - not be redeemable prior to their stated maturity except in the event of a tax event as described under "-- Tax Event Redemption;"

     - be issued in denominations of $50 and whole multiples of $50; and

     - not have the benefit of a sinking fund.

RANKING

     Payment of the principal of, premium, if any, and interest on the senior notes will rank equally with all of our other existing and future senior unsecured debt. As of March 31, 2002, there was approximately $6 billion of other long-term indebtedness that will rank equally with the senior notes. The senior indenture will not limit the amount of additional indebtedness that we or any of our subsidiaries may incur.

     Because substantially all our operations are conducted exclusively through our subsidiaries, the cash flow and the consequent ability to service debt, including our senior notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon other payments of funds by those subsidiaries to, us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the senior notes or to make funds available for such payments, whether by dividends, other distributions, loans or other payments. In addition, the payment of dividends or other distributions and the making of loans and advances to us by our subsidiaries are subject to statutory regulations or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right we have to receive assets of any of our subsidiaries upon their liquidation or reorganization and the resulting right of the holders of the senior notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us. As of March 31, 2002, our subsidiaries had approximately $8 billion of outstanding long-term indebtedness.

INTEREST

     The senior notes will pay interest at the initial annual rate of 6.14% on each February 16, May 16, August 16 and November 16, commencing on August 16, 2002, for quarterly interest payments due on or before May 16, 2005. After that date, the interest rate on all outstanding senior notes will be reset in the following manner.

     - If the remarketing agent establishes a reset rate that results in a successful remarketing of the senior notes on the third business day immediately preceding May 16, 2005, the "initial remarketing date," we will pay interest on the senior notes on and after August 16, 2005 until their maturity on August 16, 2007 at the reset rate.

     - If the remarketing agent cannot establish a reset rate that results in a successful remarketing of the senior notes on the initial remarketing date, the interest rate will continue to be the initial annual rate of 6.14% until the remarketing agent can establish a reset rate that results in a successful remarketing of the senior notes on a subsequent remarketing date prior to the stock purchase date. If the remarketing agent establishes a reset rate that results in a successful remarketing of the senior notes on a subsequent remarketing date, interest payable on the senior notes on August 16, 2005 will be calculated in part at the initial annual rate of 6.14% and in part at the reset rate, with the reset rate commencing on the date of settlement of the successful remarketing. We will pay interest on the senior notes after August 16, 2005 until their maturity on August 16, 2007 at the reset rate.

     - If the remarketing fails (that is, the remarketing agent cannot establish a reset rate in connection with a successful remarketing of the senior notes prior to the stock purchase date), the interest rate will be reset, as of the stock purchase date, to a rate equal to the sum of (1) the two-year benchmark rate (as defined below) plus (2) the applicable spread (as defined below). We will pay interest on the senior notes after August 16, 2005 until their maturity on August 16, 2007 at the reset rate.

     - If no remarketing occurs prior to the stock purchase date, the interest rate will be reset, as of the stock purchase date, to a rate equal to the sum of (1) the two-year benchmark rate plus (2) the applicable spread. We will pay interest on the senior notes after August 16, 2005 until their maturity on August 16, 2007 at the reset rate.

     The reset rate will in no event exceed the maximum rate permitted by applicable law.

     The term "two-year benchmark rate" means the bid side rate displayed at 10:00 a.m., New York City time, on the third business day preceding the stock purchase date for direct obligations of the United States having a maturity comparable to the remaining term to maturity of the senior notes, as agreed upon by us and the remarketing agent. This rate will be as displayed in the Telerate system or, if the Telerate system is no longer available or, in the judgment of the remarketing agent, after consultation with us, no longer an appropriate system from which to obtain such rate, such other nationally recognized quotation system as, in the judgment of the remarketing agent, after consultation with us, is appropriate. If this rate is not so displayed, the two-year benchmark rate will be calculated by the remarketing agent as the yield to maturity for direct obligations of the United States having a maturity comparable to the remaining term to maturity of the senior notes, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 a.m., New York City time, on the business day preceding the stock purchase date of three leading United States government securities dealers selected by the remarketing agent after consultation with us. These dealers may include the remarketing agent or an affiliate. However, if, in the judgment of the remarketing agent, after consultation with us, direct obligations of the United States are no longer appropriate benchmarks for the purpose of setting the reset rate if a failed remarketing has occurred, we and the remarketing agent will agree upon another two-year benchmark rate.

     The term "applicable spread" means the spread determined as set forth below, based on the prevailing rating, as described below, of the senior notes in effect at the close of business on the final remarketing date:

PREVAILING RATING
ON THE SENIOR NOTES                                           SPREAD
-------------------                                           ------
AA/"Aa2"....................................................   2.00%
A/"A2"......................................................   3.00%
BBB/"Baa2"..................................................   4.00%
BBB-/"Baa3".................................................   6.00%
Below BBB-/"Baa3"...........................................   7.00%

     For purposes of determining the applicable spread, the "prevailing rating" of the senior notes shall be:

          (1) AA/"Aa2" if the senior notes have a credit rating of AA or better by Standard & Poor's Ratings Services ("S&P") and "Aa2" or better by Moody's Investors Service, Inc. ("Moody's") or the equivalent of such ratings by such agencies or a substitute rating agency or agencies selected by the remarketing agent, after consultation with us;

          (2) if not under clause (1) above, then A/"A2" if the senior notes have a credit rating of A or better by S&P and "A2" or better by Moody's or the equivalent of such ratings by such agencies or a substitute rating agency or agencies selected by the remarketing agent, after consultation with us;

          (3) if not under clause (1) or (2) above, then BBB/"Baa2" if the senior notes have a credit rating of BBB or better by S&P and "Baa2" or better by Moody's or the equivalent of such ratings by such agencies or a substitute rating agency or agencies selected by the remarketing agent, after consultation with us; or

          (4) if not under clause (1), (2) or (3) above, then BBB-/"Baa3" if the senior notes have a credit rating of BBB- or better by S&P and "Baa3" or better by Moody's or the equivalent of such ratings by such agencies or a substitute rating agency or agencies selected by the remarketing agent, after consultation with us; or

          (5) if not under clauses (1), (2), (3) or (4) above, then Below BBB-/"Baa3."

     Notwithstanding the foregoing, if:

     - (1) the credit rating of the senior notes by S&P shall be on the "Credit Watch" of S&P with a designation of "negative implications" or "developing," or

       (2) the credit rating of the senior notes by Moody's shall be on the "Corporate Credit Watch List" of Moody's with a designation of "downgrade" or "uncertain,"

       or, in each case, on any successor list of S&P or Moody's with a comparable designation, the prevailing rating of the senior notes shall be deemed to be within a range one full level lower in the above table than those actually assigned to the senior notes by S&P and Moody's; and

     - the senior notes are not rated by both S&P and Moody's on or before the third business day immediately preceding the stock purchase date, the prevailing rating will at all times be determined by reference to the rating of whichever of S&P and Moody's is rating the senior notes.

However, if neither S&P nor Moody's shall have in effect a rating of the senior notes and the remarketing agent is unable to identify a substitute rating agency or agencies, the prevailing rating shall be Below BBB-/"Baa3."

     The amount of interest payable for any period will be computed:

     - for any full quarterly period on the basis of a 360-day year of twelve 30-day months;

     - for any period shorter than a full quarterly period, on the basis of a 30-day month; and

     - for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month.

If any date on which interest or principal is payable on the senior notes is not a business day, the payment of the interest or principal payable on that date will be made on the next day that is a business day, without any interest or other payment in respect of the delay, except that, if the business day is in the next calendar year, payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity date or redemption date. Interest on the senior notes will be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

REMARKETING

     The senior notes will be remarketed as described under "Description of the Equity Security Units -- Remarketing."

OPTIONAL REMARKETING OF SENIOR NOTES WHICH ARE NOT HELD AS PART OF NORMAL UNITS

     On the seventh business day immediately preceding the first business day of a remarketing period, we will give holders of senior notes not held as part of normal units notice of the upcoming remarketing in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. Prior to 11:00 a.m., New York City time, on the fourth business day immediately preceding the first business day of a remarketing period, holders of senior notes that are not held as part of normal units may elect to have these separately held senior notes participate in the remarketing by delivering these senior notes along with a notice of such election to the collateral agent (in its capacity as custodial agent). The collateral agent (in its capacity as custodial agent) will hold these senior notes in an account separate from the collateral account in which the securities pledged to secure the holders' obligations under the purchase contracts will be held. Holders of senior notes that are not held as part of normal units electing to have these separately held senior notes remarketed will also have the right to withdraw that election prior to 11:00 a.m., New York City time, on the fourth business day immediately preceding the first business day of the relevant remarketing period.

     On the third business day immediately preceding the first business day of the relevant remarketing period, the collateral agent (in its capacity as custodial agent) will deliver these separate senior notes to the remarketing agent for remarketing. If the remarketing is successful, the remarketing agent will retain, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the total proceeds from the remarketing of the senior notes held separately that were sold in the remarketing and will promptly remit to the holders of those senior notes the remaining portion of the proceeds from the remarketing of those senior notes.

     If, as described above, the remarketing agent cannot remarket the senior notes during such remarketing period, the remarketing agent will promptly return the senior notes that are not held as part of normal units to the collateral agent (in its capacity as custodial agent) to release to the holders. Holders of senior notes that are not held as part of normal units may elect to have these separately held senior notes remarketed during any subsequent remarketing period pursuant to the procedures described above.

TAX EVENT REDEMPTION

     If a tax event occurs, we may, at our option, redeem the senior notes, in whole but not in part, at any time at a redemption price equal to, for each senior note, the redemption amount described below plus accrued and unpaid interest to, but not including, the date of redemption. Installments of interest on senior notes which are due and payable on or prior to a redemption date will be payable to holders of the senior notes registered as such at the close of business on the relevant record date.

     The redemption price for senior notes held as part of normal units will be distributed to the collateral agent, who in turn will purchase the tax event portfolio of treasury securities on behalf of the holders of the normal units and remit the remainder of the redemption price, if any, to the purchase contract agent for payment to the holders. The tax event portfolio of treasury securities will be substituted for the pledged senior notes and will be pledged to the collateral agent to secure the normal unit holders' obligations under the purchase contracts. The redemption price for senior notes not held as part of normal units will be distributed to the holders of those senior notes.

     "Tax event" means the receipt by us of an opinion of nationally recognized tax counsel experienced in such matters, which may be Locke Liddell & Sapp LLP, to the effect that there is more than an insubstantial risk that interest payable or accruable by us on the senior notes on the next interest payment date would not be deductible, in whole or in part, by us for United States federal income tax purposes as a result of:

     - any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation; or

     - any amendment to or change in an official interpretation or application of any such law or regulations by any legislative body, court, governmental agency or regulatory authority or any official interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this prospectus supplement, which amendment, change or announced proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus supplement.

     The term "redemption amount" means, for each senior note, the product of the principal amount of that senior note and a fraction whose numerator is the "purchase price of the tax event portfolio of treasury securities" and whose denominator is the aggregate principal amount of the senior notes outstanding on the tax event redemption date. Depending on the amount of the purchase price of the tax event portfolio of treasury securities, the redemption amount could be less than or greater than the principal amount of the senior notes.

     The term "tax event portfolio of treasury securities" means a portfolio of treasury securities consisting of principal or interest strips of treasury securities that mature on:

     - if the tax event redemption occurs prior to the earlier of the date of a successful remarketing of the senior notes and the stock purchase date,
       (1) the business day immediately preceding the stock purchase date in an aggregate amount equal to the aggregate principal amount of the senior notes outstanding on the tax event redemption date and (2) the business day immediately preceding each interest payment date on the senior notes scheduled to occur after the tax event redemption date and on or before the stock purchase date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes outstanding on the tax event redemption date; and

     - if the tax event redemption occurs on or after the date of a successful remarketing of the senior notes or the stock purchase date, (1) the business day immediately preceding the maturity date of the senior notes in an aggregate amount equal to the aggregate principal amount of the senior notes outstanding on the tax event redemption date and (2) the business day immediately preceding each interest payment date on the senior notes scheduled to occur after the tax event redemption date and on or before the maturity date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes outstanding on the tax event redemption date (and interest is calculated at the reset rate).

     The term "purchase price of the tax event portfolio of treasury securities" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the tax event treasury portfolio of treasury securities for settlement on the tax event redemption date.

     "Quotation agent" means Credit Suisse First Boston Corporation or its successor or any other primary U.S. government securities dealer in New York City selected by us.

     Notice of any tax event redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the senior notes. In the event any senior notes are called for tax event redemption, neither we nor the trustee will be required to register the transfer of or exchange the notes to be redeemed.

BOOK-ENTRY AND SETTLEMENT

     Senior notes that are released from the pledge following collateral substitution, early settlement, cash settlement or termination of the related purchase contracts will be issued in the form of one or more global certificates, which we refer to as global securities, registered in the name of DTC or its nominee. Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of notes in certificated form and will not be considered the legal holders thereof for any purpose under the senior indenture, and no global security representing notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of DTC or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the senior indenture or the senior notes.

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

     In the event that:

     - DTC notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed by us within 90 days after this notice;

     - DTC at any time ceases to be a clearing agency registered under the Securities Exchange Act at which time DTC is required to be so registered to act as depositary and no successor depositary has been appointed within 90 days after we learn that DTC has ceased to be so registered;

     - we determine in our sole discretion that we will no longer have senior debt securities represented by global securities or permit any of the global security certificates to be exchangeable; or

     - an event of default under the senior indenture has occurred and is continuing;

certificates for the senior notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for note certificates registered in the names directed by DTC. We expect that these instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security certificates.

GOVERNING LAW

     The senior indenture is, and the senior notes will be, governed by, and construed in accordance with, the laws of the State of New York.

                          DESCRIPTION OF CAPITAL STOCK

     We are currently authorized to issue up to 1,500,000,000 shares of common stock and up to 50,000,000 shares of preferred stock. As of May 31, 2002, there were 532,733,753 shares of common stock, 40,000 shares of Series B Mandatorily Convertible Single Reset Preferred Stock and no shares of Series C Mandatorily Convertible Single Reset Preferred Stock issued and outstanding. Except to the extent modified hereby, the description of our capital stock set forth under the caption "Description of Capital Stock" in the accompanying prospectus describes the material features of our capital stock.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the material United States federal income tax consequences, as of the date of this prospectus supplement, of the purchase, ownership and disposition of normal units, stripped units, senior notes, and our common stock acquired under the purchase contracts.

     Except where otherwise stated, this summary deals only with normal units, stripped units, senior notes, and our common stock held as a capital asset by a holder who:

     - is a United States person (as defined below); and

     - purchases the units upon original issuance at their original issue price.

     A "United States person" is a holder who is, for United States federal income tax purposes, one of the following:

     - a citizen or resident of the United States;

     - a corporation or a partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States that is treated as a corporation or partnership for United States federal income tax purposes;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

     Your tax treatment may vary depending on your particular situation. This summary does not address all of the tax consequences that may be relevant to holders that are subject to special tax treatment, such as:

     - dealers in securities or currencies;

     - financial institutions;

     - tax-exempt investors;

     - traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

     - persons liable for alternative minimum tax;

     - insurance companies;

     - real estate investment trusts;

     - regulated investment companies;

     - persons holding normal units, stripped units, senior notes, or our common stock as part of a hedging, conversion, integrated or constructive sale transaction or a straddle; or

     - United States persons whose functional currency is not the United States dollar.

     In addition, if a partnership holds normal units, stripped units, senior notes or our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the above instruments, you should consult your tax advisors.

     This summary is based on the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), the Treasury regulations promulgated under the Code and administrative and judicial interpretations as of the date of this prospectus supplement. These income tax laws, regulations and interpretations, however, may change at any time. Any change could be retroactive to the issuance date of the normal units.

     No statutory, administrative or judicial authority directly addresses the treatment of units or instruments similar to units for United States federal income tax purposes. As a result, we cannot assure you that the Internal Revenue Service ("IRS") or the courts will agree with the tax consequences described herein. A different treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the units. You should consult your own tax advisor regarding the tax consequences to you of the purchase, ownership and disposition of normal units, stripped units, senior notes and our common stock, including the tax consequences under state, local, foreign and other tax laws.

NORMAL UNITS

ALLOCATION OF PURCHASE PRICE

     Your acquisition will be treated as an acquisition of the senior note and the purchase contract constituting the normal units and, by purchasing normal units, you will be deemed to have agreed to such treatment. The remainder of this discussion assumes that the acquisition of normal units will be treated as an acquisition of a senior note and purchase contract.

     The purchase price of each normal unit will be allocated between the senior note and the purchase contract in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the senior note and the purchase contract. We will report the initial fair market value of each senior note as $50 and the initial fair market value of each purchase contract as $0, and by purchasing normal units, you will be deemed to agree to such allocation. The remainder of this discussion assumes that this allocation of the purchase price will be respected.

SENIOR NOTES

CLASSIFICATION OF THE SENIOR NOTES

     In connection with the issuance of the senior notes, our counsel, Locke Liddell & Sapp LLP, has advised us that the senior notes will be classified as indebtedness for United States federal income tax purposes. We, under the terms of the senior indenture and the senior notes, and each holder of a normal unit or a senior note not held as part of a normal unit, by accepting beneficial interest in a senior note, agree to treat the senior note as our indebtedness.

ACCRUAL OF INTEREST

     Because of the manner in which the interest rate on the senior notes is reset, the senior notes will be classified as contingent payment debt obligations under the Treasury regulations. Under the terms of the senior indenture and the senior notes, we and each holder of a normal unit or a senior note not held as part of a normal unit, by accepting beneficial interest in a senior note agree, for United States federal income tax purposes, to treat the senior note as indebtedness that is subject to the regulations governing contingent payment debt obligations in the manner described below. As discussed more fully below, the effect of these Treasury regulations will be to:

     - require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the senior notes;

     - possibly result in the accrual of original issue discount by you in excess of stated interest payments actually received by you; and

     - generally result in ordinary income rather than capital gain treatment of any gain, and to some extent loss, on the sale, exchange, or other disposition of the senior notes.

     Under the contingent payment debt rules, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the senior notes. Actual cash payments of interest on the senior notes will not be reported separately as taxable income. In order to determine your income, these rules require us to determine, as of the issue date, the comparable yield for the senior notes. The comparable yield of the senior notes will generally be the rate at which we would issue a fixed rate debt instrument with terms and conditions similar to the senior notes.

     We are required to provide the comparable yield to you and, solely for tax purposes, are also required to provide a projected payment schedule that includes the actual interest payments on the senior notes and estimates the amount and timing of contingent payments on the senior notes. We have determined that the comparable yield is an annual rate of 7.05%, compounded quarterly. Based on the comparable yield, the projected payment schedule per senior note is $0.43 for the period ending on August 16, 2002, $0.77 for each subsequent quarter ending on or prior to the remarketing date and $1.06 for each quarter ending after the remarketing date (which does not include the payment of principal at maturity). By acceptance of a beneficial interest in the senior notes you will be deemed to have agreed, for United States federal income tax purposes, to be bound by our determination of the comparable yield and projected payment schedule. For United States federal income tax purposes, you must use the comparable yield determined by us and the projected payments set forth in the projected payment schedule above in determining your interest accruals, and the adjustments thereto, in respect of the senior notes.

     The comparable yield and the projected schedule are not provided for any purpose other than the determination of your interest accruals thereof in respect of the senior notes and do not constitute a representation regarding the actual amount of any payment on a senior note.

     The amount of original issue discount on a senior note for each accrual period is determined by multiplying the comparable yield of the senior note, adjusted for the length of the accrual period, by the senior note's adjusted issue price at the beginning of the accrual period, determined in accordance with the rules set forth in the contingent payment debt regulations. The adjusted issue price of each senior note at the beginning of each accrual period will equal $50, increased by any original issue discount previously accrued on the senior note and decreased by the amount of any fixed payments and projected amount of any contingent payments previously made on the senior note during the period you held the senior note. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period. We are required to provide information returns stating the amount of original issue discount accrued on senior notes held of record by persons other than corporations and other exempt owners.

     If after the remarketing date, the remaining amounts of interest payable on the senior notes differ from the payments set forth on the foregoing projected payment schedule, negative or positive adjustments reflecting such differences should be taken into account by you as adjustments to interest income in a reasonable manner over the period to which they relate.

STRIPPED UNITS

SUBSTITUTION OF TREASURY SECURITIES TO CREATE STRIPPED UNITS

     If you deliver treasury securities to the collateral agent in substitution for the senior note, you generally will not recognize gain or loss upon the delivery of the treasury securities or the release of the senior note. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the senior note and treasury securities, and your tax basis in the senior note, treasury securities and the purchase contract will not be affected by the delivery and release.

OWNERSHIP OF TREASURY SECURITIES

     By acquiring stripped units, you agree to treat yourself as the owner of the treasury securities that is a part of the stripped units beneficially owned by you. We also agree to treat you as the owner of the treasury securities. Your initial tax basis in the treasury securities that is a part of the stripped units will be equal to the amount paid for the treasury securities. Your adjusted tax basis in the treasury securities will be increased by the amount of any original issue discount included in income with respect thereto.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

     A holder of stripped units will be required to treat its pro rata portion of the treasury securities as a bond that was originally issued on the date acquired by such holder and that has original issue discount equal to the holder's pro rata portion of the excess of the amount payable on such treasury securities over the value of the treasury securities at the time the holder acquires it. A holder whether on the cash or accrual method of tax accounting will be required to include original issue discount (other than original issue discount on short-term United States treasury securities, as defined below) in income for United States federal income tax purposes as it accrues on a constant yield to maturity basis. Consequently, a portion of each scheduled payment to holders will be treated as a return of such holder's investment in the treasury securities and will not be considered current income for United States federal income tax purposes.

     In the case of any treasury securities with a maturity of one year or less from the date of its issue (a "short-term United States treasury securities"), in general only accrual basis taxpayers will be required to include original issue discount in income as it accrues. Unless you are an accrual basis holder who elects to accrue the original issue discount on short-term United States treasury securities on a constant yield to maturity basis, you will accrue such original issue discount on a straight-line basis.

SUBSTITUTION OF SENIOR NOTES TO RECREATE NORMAL UNITS

     If you deliver senior notes to the collateral agent to recreate normal units, you generally will not recognize gain or loss upon the delivery of the senior notes or the release of the treasury securities. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the treasury securities and the senior notes, and your tax basis in the senior notes, the treasury securities and the purchase contract will not be affected by the delivery and release.

PURCHASE CONTRACTS

CONTRACT ADJUSTMENT PAYMENTS

     There is no direct authority addressing the treatment of the contract adjustment payments under current law, and their treatment is unclear. Contract adjustment payments may constitute taxable income to you when received or accrued, in accordance with your method of tax accounting. To the extent we are required to file information returns with respect to contract adjustment payments, we intend to report such payments as taxable income to you. You should consult your own tax advisor concerning the treatment of contract adjustment payments. The treatment of contract adjustment payments could affect your tax basis in a purchase contract or our common stock received under a purchase contract or your amount realized upon the sale or disposition of a unit or the termination of a purchase contract. See "-- Acquisition of Common Stock Under a Purchase Contract," "-- Termination of Purchase Contract" and "-- Sale or Disposition of Normal Units, Stripped Units or Senior Notes."

ACQUISITION OF COMMON STOCK UNDER A PURCHASE CONTRACT

     You generally will not recognize gain or loss on the purchase of our common stock under a purchase contract, except with respect to any cash paid in lieu of a fractional share of common stock. Subject to the following discussion, your aggregate initial tax basis in the common stock received under a purchase contract generally should equal (a) the purchase price paid for such common stock, plus (b) your tax basis in the purchase contract, if any, less (c) the portion of such purchase price and tax basis allocable to the fractional share. The holding period for common stock received under a purchase contract will commence on the day the common stock is acquired.

EARLY SETTLEMENT OF PURCHASE CONTRACT

     You will not recognize gain or loss on the receipt of your proportionate share of the senior notes or treasury securities upon early settlement of a purchase contract, and you will have the same tax basis in such senior notes or treasury securities, as the case may be, as before such early settlement.

TERMINATION OF PURCHASE CONTRACT

     If a purchase contract terminates, you will recognize capital gain or loss equal to the difference between your amount realized, if any, upon such termination and your adjusted tax basis, if any, in the purchase contract at the time of such termination. Contract adjustment payments, if any, received by you, but not includible in income, should either reduce your basis in the purchase contract or result in an amount realized on the termination of the purchase contract. See "-- Contract Adjustment Payments." Capital gains of individuals derived in respect of capital assets held for more than one year are subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

     You will not recognize gain or loss on the receipt of your proportionate share of the senior notes or treasury securities upon termination of the purchase contract and you will have the same tax basis in such senior notes or treasury securities, as the case may be, as before such termination. If the termination of the purchase contract occurs when the purchase contract has a negative value, see "-- Sale or Disposition of Normal Units, Stripped Units or Senior Notes." You should consult your own tax advisor regarding the termination of the purchase contract when the purchase contract has a negative value.

ADJUSTMENT TO SETTLEMENT RATE

     You might be treated as receiving a constructive distribution from us if
(i) the settlement rate is adjusted and as a result of such adjustment your proportionate interest in our assets or earnings and profits is increased and
(ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate you for certain taxable distributions with respect to our common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to you even though you would not receive any cash related thereto. In addition, in certain situations, you might be treated as receiving a constructive distribution if we fail to adjust the settlement rate.

SALE OR DISPOSITION OF NORMAL UNITS, STRIPPED UNITS OR SENIOR NOTES

     Upon a disposition of normal units or stripped units, you will be treated as having sold, exchanged or disposed of the purchase contract and the senior note or treasury securities, as the case may be, that constitute such normal units or stripped units. You generally will have gain or loss equal to the difference between the portion of your proceeds allocable to the purchase contract and the senior note or treasury securities, as the case may be, and your respective adjusted tax bases in the purchase contract and the senior note or treasury securities. For purposes of determining gain or loss, your proceeds will not include an amount equal to accrued and unpaid interest on the treasury securities not previously included in income, which amount will be treated as ordinary interest income. Further, to the extent you are treated as having received an amount with respect to accrued contract adjustment payments, such amounts may be treated as ordinary income to the extent not previously included in income. Alternatively, contract adjustment payments that you did not previously include in income could either reduce your tax basis in the purchase contract or result in an increase of the amount realized on the disposition of the purchase contract. See "-- Purchase Contracts -- Contract Adjustment Payments."

     In the case of the purchase contracts and the treasury securities, such gain or loss generally will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are subject to tax at preferential rates. The deductibility of capital losses is subject to limitations. If the disposition of normal units or stripped units occurs when the purchase contract has a negative value, you should be considered to have received additional consideration for the senior note or treasury securities in an amount equal to such negative value, and to have paid such amount to be released from your obligation under the purchase contract. You should consult your tax advisor regarding a disposition of normal units or stripped units at a time when the purchase contract has a negative value.

     Gain or loss on the sale, exchange or other disposition of a senior note prior to the date six months after the interest rate on the senior note is reset generally will be treated as ordinary income or loss. Gain or loss on the sale, exchange or other disposition of a senior note that occurs during the six month period following the date the interest rate is reset will generally be treated as ordinary income or loss unless no further payments are due during the remainder of the six month period. Gain or loss recognized on the sale, exchange or other disposition of a senior note starting from the earlier of the date that is six months after the interest rate on the senior notes is reset or the date when no further payments are due during the six month period after the interest rate on senior notes is reset will generally be ordinary income or loss to the extent attributable to the difference, if any, between the present value of the total remaining principal and interest payments due on the senior note and the present value of the total remaining payments set forth on the projected payment schedule for such senior note. The amount of any ordinary loss may not exceed your prior net interest inclusions (reduced by the total net negative adjustments previously allowed as an ordinary loss). Any gain or loss recognized in excess of such amount on such sale, exchange or other disposition generally will be treated as capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are subject to tax at preferential rates. The deductibility of capital losses is subject to limitations. Because gain or loss on the disposition of a senior note may be treated as ordinary income or loss, disposition of normal units consisting of a senior note and purchase contract may give rise to capital gain or loss on the purchase contract and ordinary income or loss on the senior note, which must be reported separately for United States federal income tax purposes.

     Special rules apply in determining the tax basis of a senior note. Your basis in a senior note is generally increased by original issue discount you previously accrued on the senior note, and reduced by the fixed payments you receive and by the contingent payments projected to be made during the period you held the senior note.

REMARKETING OR TAX EVENT REDEMPTION OF THE SENIOR NOTES

     A remarketing or tax event redemption of the senior notes will be a taxable event for holders of senior notes that will be subject to tax in the manner described above under "-- Sale or Disposition of Normal Units, Stripped Units or Senior Notes."

OWNERSHIP OF TREASURY SECURITIES

     We and, by acquiring normal units, you agree to treat yourself as the owner of the treasury securities constituting a part of the normal units owned by you. Your initial tax basis in the treasury securities will equal your pro rata portion of the amount paid by the remarketing agent or collateral agent, as the case may be, for the treasury securities. Your adjusted tax basis in the treasury securities will be increased by the amount of original issue discount included in income with respect thereto and decreased by the amount of cash received in respect of the treasury securities.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

     The treasury securities will consist of stripped United States treasury securities. Following a remarketing or tax event redemption of the senior notes, a holder of normal units will be required to treat its pro rata portion of each stripped United States treasury security as a bond that was originally issued on the date the remarketing agent or collateral agent acquired the relevant treasury securities and that has original issue discount equal to the holder's pro rata portion of the excess of the amounts payable on such treasury securities over the value of the treasury securities at the time the remarketing agent or collateral agent acquires them on behalf of holders of normal units. A holder whether on the cash or accrual method of tax accounting will be required to include original issue discount (other than original issue discount on short-term United States treasury securities, as defined below) in income for United States federal income tax purposes as it accrues on a constant yield to maturity basis. Consequently, a portion of each scheduled payment to holders will be treated as a return of such holder's investment in the treasury securities and will not be considered current income for United States federal income tax purposes.

     In the case of any short-term United States treasury securities, in general only accrual basis taxpayers will be required to include original issue discount in income as it accrues. Unless you are an accrual basis holder who elects to accrue the original issue discount on short-term United States treasury securities on a constant yield to maturity basis, you will accrue such original issue discount on a straight-line basis.

NON-UNITED STATES HOLDERS

     The following discussion only applies to Non-United States Holders. You are a "Non-United States Holder" if you are not a United States person. Special rules may apply to you if you are a "controlled foreign corporation," "passive foreign investment company," "foreign personal holding company," a corporation that accumulates earnings to avoid United States federal income tax or, in certain circumstances, a United States expatriate, and such Non-United States Holders should consult their own tax advisors.

UNITED STATES FEDERAL WITHHOLDING TAX

     The 30% United States federal withholding tax will not apply to any payment of principal or interest (including original issue discount) on the senior notes or treasury securities provided that:

     - you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

     - you are not a controlled foreign corporation that is related to us through stock ownership;

     - you are not a bank whose receipt of interest on the senior notes or treasury securities is described in section 881(c)(3)(A) of the Code; and

     - (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person, or (b) if you hold your normal units, stripped units, senior notes or treasury securities through certain foreign intermediaries, you satisfy the certification requirements of applicable United States Treasury regulations. Special certification requirements apply to certain Non-United States Holders that are pass-through entities rather than individuals.

     If you cannot satisfy the requirements described above, payments of interest (including original issue discount) made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

     - IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable tax treaty; or

     - IRS Form W-8ECI (or other applicable form) stating that interest paid on the senior notes or treasury securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

     The 30% United States federal withholding tax will not apply to any gain that you realize on the sale, exchange, or other disposition of the normal units, stripped units, treasury securities, senior notes and our common stock acquired under the purchase contract. However, interest income including original issue discount and any gain treated as ordinary income that you realize on the sale, exchange or other disposition of a senior note will be subject to withholding in certain circumstances unless the conditions described above are satisfied.

     We will generally withhold tax at a 30% rate on contract adjustment payments and dividends paid on our common stock acquired under a purchase contract or such lower rate as may be specified by an applicable income tax treaty. However, contract adjustment payments or dividends that are effectively connected with the conduct of a trade or business by the Non-United States Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-United States Holder, are not subject to the withholding tax, provided the relevant certification requirements are satisfied, but instead are subject to United States federal income tax, as described below.

     A Non-United States Holder of our common stock or a purchase contract who wishes to claim the benefit of an applicable treaty rate for dividends or contract adjustment payments, will be required to satisfy certain certification and disclosure requirements described in the fourth bullet point above.

     A Non-United States Holder eligible for a reduced rate of United States withholding tax on payments pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

UNITED STATES FEDERAL INCOME TAX

     If you are engaged in a trade or business in the United States and interest (including original issue discount) on the senior notes or treasury securities, dividends on our common stock, or to the extent they constitute taxable income, contract adjustment payments from the purchase contracts are effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on the interest, dividends or contract adjustment payments on a net income basis (although exempt from the 30% withholding tax), in the same manner as if you were a United States person. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on the senior notes or treasury securities, dividends on our common stock and, to the extent they constitute taxable income, the contract adjustment payments from the purchase contracts will be included in earnings and profits.

     Any gain realized on the disposition of treasury securities, a senior note (to the extent not treated as interest income under the contingent payment debt rules), a purchase contract or a share of our common stock generally will not be subject to United States federal income tax unless:

     - that gain or income is effectively connected with the conduct of a trade or business by you in the United States; or

     - you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

     - in the case of a purchase contract or our common stock, we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes (subject to the discussion below).

     An individual Non-United States Holder described in the first bullet above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-United States Holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-United States Holder that is a foreign corporation falls under the first bullet above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

     We have not determined whether we are a "United States real property holding corporation" for United States federal income tax purposes. If we are or become a "United States real property holding corporation," so long as our common stock continues to be regularly traded on an established securities market:

     - you will not be subject to United States federal income tax on the disposition of our common stock if you hold and have held (at all times during the shorter of the five-year period immediately preceding the date of disposition or your holding period) not more than 5% of the total outstanding shares of our common stock; and

     - you will not be subject to United States federal income tax on the disposition of the purchase contracts if on the day you acquired the purchase contracts, the purchase contracts you acquired had a fair market value less than 5% of the fair market value of all of the purchase contracts.

UNITED STATES FEDERAL ESTATE TAX

     Your estate will not be subject to United States federal estate tax on the senior notes or treasury securities beneficially owned by you at the time of your death, provided that:

     - you do not own 10% or more of the total combined voting power of all classes of our voting stock, within the meaning of the Code and Treasury regulations; and

     - interest on those senior notes or treasury securities would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

     Our common stock acquired under a purchase contract and owned by you at the time of your death will be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise. Purchase contracts owned by you at the time of your death may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

UNITED STATES HOLDERS

     In general, information reporting requirements may apply to payments on normal units, stripped units, senior notes, treasury securities, and our common stock made to you and to the proceeds of the sale or other disposition of such instruments, unless you are an exempt recipient such as a corporation. Backup withholding may apply if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

NON-UNITED STATES HOLDERS

     The amount of the interest, contract adjustment payments and dividends on our common stock paid to you and the tax withheld with respect to such interest, contract adjustment payments and dividends, regardless of whether withholding was required, must be reported annually to the IRS and to you. Copies of the information returns reporting the amount of such interest, contract adjustment payments, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

     In general, no backup withholding will be required regarding payments on the normal units, stripped units, senior notes, treasury securities, or our common stock (except possibly with respect to contract adjustment payments) that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and you have delivered the statement described above under "Non-United States Holders -- United States Federal Withholding Tax."

     In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of normal units, stripped units, senior notes, treasury securities, or our common stock made within the United States or conducted through certain United States financial intermediaries if:

     - the payor (1) receives the statement described above and (2) does not have actual knowledge or reason to know that you are a United States person; or

     - you otherwise establish an exemption.

     Backup withholding may apply if you fail to comply with applicable United States information reporting or certification requirements.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

                              ERISA CONSIDERATIONS

     The following is a summary of certain considerations associated with the acquisition, holding and disposition of normal units (and the component securities of such normal units) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "similar laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "plan").

GENERAL FIDUCIARY MATTERS

     ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA plan") and prohibit certain transactions involving the assets of an ERISA plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such plan, or who renders investment advice for a fee or other compensation to such a plan, is generally considered to be a fiduciary of the plan.

     In considering an investment by a plan in the normal units (or any component security of such normal units), the fiduciary of the plan should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary's duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

     Any insurance company proposing to invest assets of its general account in the normal units (or any component security of such normal units) should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

PROHIBITED TRANSACTION ISSUES

     Section 406 of ERISA and Section 4975 of the Code prohibit ERISA plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction with an ERISA plan may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

     If the normal units (or any component security of such normal units) are acquired by an ERISA plan, the acquisition, holding and disposition of the normal units (or any component security of such normal units) may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code if (i) we or our affiliates are a party in interest or disqualified person with respect to such plan or (ii) the ERISA plan sells or disposes of such normal units (or any component security of such normal units) to a counterparty that is a party in interest or disqualified person with respect to such plan, in each case, unless an exemption is available. In addition, the disposition of the normal units (or any component security of such normal units) to a plan may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code if the counterparty to the disposition is a party in interest or disqualified person with respect to such plan, unless an exemption is available. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to these transactions. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers,

PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, PTCE 96-23 respecting transactions determined by in-house asset managers, and PTCE 75-1 respecting principal transactions by a broker-dealer, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. Governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA), while not subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to similar laws. Fiduciaries of any such plans should consult with their counsel before acquiring normal units (or the securities held as part of the normal units).

     Accordingly, each purchaser and subsequent transferee of the normal units (or any component security of such normal units) will be deemed to have represented and warranted on each day from and including the date of its acquisition of the normal units (or any component security of such normal units) through and including the date of the satisfaction of the obligation under the purchase contract and/or the disposition of any such normal units (or any component security of such normal units) either (i) no portion of the assets used by such purchaser or subsequent transferee to acquire the normal units (or any component security of such normal units) constitute the assets of any plan or (ii) the acquisition, holding and the disposition of any normal units (or any component security of such normal units) by such purchaser or subsequent transferee does not and will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any similar laws.

     Any plan or other entity whose assets include plan assets subject to ERISA,
Section 4975 of the Code or similar laws should consult their advisors and/or counsel regarding the consequences of on investment in the normal units (and any component security of such normal units).

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated June 20, 2002, each underwriter named below has agreed to purchase the number of normal units set forth opposite the underwriter's name.

                                                               NUMBER OF
UNDERWRITER                                                   NORMAL UNITS
-----------                                                   ------------
Credit Suisse First Boston Corporation......................    3,250,000
J.P. Morgan Securities Inc. ................................    3,250,000
Banc of America Securities LLC..............................      875,000
Lehman Brothers Inc. .......................................      875,000
Morgan Stanley & Co. Incorporated...........................      875,000
Salomon Smith Barney Inc. ..................................      875,000
                                                               ----------
Total.......................................................   10,000,000
                                                               ==========

     The underwriting agreement provides that if the underwriters take any of these normal units, then they must take all of these normal units. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

     The underwriters are offering the normal units, subject to the prior sale of normal units, and when, as and if such normal units are delivered to and accepted by them. The underwriters will offer to sell the normal units to the public at the offering price shown on the cover page of this prospectus supplement. The underwriters may sell normal units to securities dealers at a discount of up to $0.90 per normal unit from the public offering price. After the offering, the underwriters may vary the public offering price and other selling terms.

     If the underwriters sell more normal units than the total number shown in the table above, the underwriters have the option to buy up to an additional 1,500,000 normal units from us to cover such sales. They may purchase such normal units within 13 days of the date of the original issuance of the normal units.

     The normal units have been approved for listing on the New York Stock Exchange under the symbol "EP PrA." The underwriters will undertake to sell a minimum of 1,000,000 normal units, with an aggregate market value of at least $4,000,000 to not less than 400 holders of normal units to meet the New York Stock Exchange initial distribution requirements. Our common stock is listed on the New York Stock Exchange and Pacific Exchange under the symbol "EP."

     The following table shows the per normal unit and total underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional normal units.

                                                                   UNDERWRITING DISCOUNTS
                                                              --------------------------------
                                                                 WITHOUT             WITH
                                                              OVER-ALLOTMENT    OVER-ALLOTMENT
                                                                 EXERCISE          EXERCISE
                                                              --------------    --------------
Per normal unit.............................................   $      1.50       $      1.50
Total.......................................................   $15,000,000       $17,250,000

     The underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids, that may have the effect of stabilizing or maintaining the market price of our normal units or our common stock at a level above that which might otherwise prevail in the open market.

     - Stabilizing transactions permit bids to purchase our normal units or our common stock so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of normal units in excess of the number of normal units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of normal units over-allotted by the underwriters is not greater than the number of normal units that they may purchase in the over-allotment option. In a naked short position, the number of normal units involved is greater than the number of normal units in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing normal units in the open market.

     - Syndicate covering transactions involve purchases of normal units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of normal units to close out the short position, the underwriters will consider, among other things, the price of normal units available for purchase in the open market as compared to the price at which they may purchase normal units through the over-allotment option. If the underwriters sell more normal units than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying normal units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the normal units or our common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the normal units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our normal units and our common stock or preventing or retarding a decline in the market price of our normal units and our common stock. As a result the price of our normal units and our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, the Pacific Exchange (with respect to our common stock) or otherwise and, if commenced, may be discontinued at any time.

     This prospectus supplement and the accompanying prospectus, as amended or supplemented, may be used in connection with the early settlement of the purchase contracts.

     We estimate that the total expenses of this offering, excluding underwriting discounts, will be approximately $150,000.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     We have agreed with the underwriters that, subject to limited exceptions, including our concurrent offering of common stock, for a period of 90 days following the date of this prospectus supplement, without the prior written consent of both Credit Suisse First Boston Corporation and J.P. Morgan Securities Inc., we will not dispose of, or file with the SEC a registration statement relating to, or hedge any normal units, purchase contracts or any shares of our common stock or any securities substantially similar to normal units, purchase contracts or shares of our common stock or any securities convertible into or exchangeable or exercisable for normal units, purchase contracts or shares of our common stock (other than the exercise of outstanding options and issuance of shares issuable under plans for employees or shareholders in effect on the date of this prospectus supplement). Certain of our directors and executive officers will agree with the underwriters that, subject to limited exceptions, they will not dispose of or hedge any normal units, purchase contracts or any shares of our common stock or any securities substantially similar to normal units, purchase contracts or shares of our common stock or any securities convertible into or exchangeable or exercisable for normal units, purchase contracts or shares of our common stock (other than the exercise of outstanding options and issuance of shares issuable under plans for employees or shareholders in effect on the date of this prospectus supplement) for a period of 45 days following the date of this prospectus supplement, without the prior written consent of Credit Suisse First Boston Corporation and J.P. Morgan Securities Inc. may, at any time without prior notice, release all or any portion of the securities subject to these lock-up agreements from these restrictions.

     It is expected that delivery of the normal units will be made to investors on or about June 26, 2002.

     From time to time in the ordinary course of their respective businesses, the underwriters and their affiliates have engaged in and may in the future engage in commercial banking and/or investment banking transactions with us and our affiliates.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the normal units in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of normal units are made. Any resale of the normal units in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the normal units.

REPRESENTATIONS OF PURCHASERS

     By purchasing normal units in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

     - the purchaser is entitled under applicable provincial securities laws to purchase the normal units without the benefit of a prospectus qualified under those securities laws;

     - where required by law, that the purchaser is purchasing as principal and not as agent; and

     - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION -- ONTARIO PURCHASERS ONLY

     Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the normal units. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the normal units were offered to the purchaser and if the purchaser is shown to have purchased the normal units with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the normal units as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

ENFORCEMENT OF LEGAL RIGHTS

     All of our directors and officers as well as the experts named herein or in the accompanying prospectus may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of normal units should consult their own legal and tax advisors with respect to the tax consequences of an investment in the normal units in their particular circumstances and about the eligibility of the normal units for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     Certain legal matters with respect to this offering of the normal units will be passed on for us by Locke Liddell & Sapp LLP, Houston, Texas. Certain legal matters with respect to this offering of the normal units will be passed upon for the underwriters by Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P., Houston, Texas, and Simpson Thacher & Bartlett, New York, New York.

                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-82412

PROSPECTUS

                                 $3,000,000,000

                              EL PASO CORPORATION

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                               PURCHASE CONTRACTS
                                    WARRANTS
                                     UNITS
                             ---------------------

                            EL PASO CAPITAL TRUST II
                           EL PASO CAPITAL TRUST III

                           TRUST PREFERRED SECURITIES
                      (GUARANTEED BY EL PASO CORPORATION)

     El Paso Corporation may offer and sell in one or more offerings:

     - unsecured debt securities consisting of senior notes and debentures and subordinated notes and debentures and/or other unsecured evidences of indebtedness in one or more series;

     - shares of preferred stock, in one or more series, which may be convertible or exchangeable for common stock or debt securities;

     - shares of common stock;

     - purchase contracts for the purchase or sale of our common stock, preferred stock, debt securities, warrants or units, or for the purchase or sale of securities of a third party, currencies or commodities;

     - warrants to purchase our common stock, preferred stock, debt securities, purchase contracts or units, or to purchase or sell securities of a third party, currencies or commodities; and

     - units consisting of any combination of our common stock, preferred stock, debt securities, purchase contracts or warrants.

     El Paso Capital Trust II and El Paso Capital Trust III, each a wholly owned subsidiary of El Paso Corporation, may offer and sell in one or more offerings:

     - trust preferred securities representing undivided beneficial interests in the assets of each trust. As described in this document, we will provide a limited guarantee of the payment by each trust of distributions on the trust preferred securities and the payment upon liquidation and redemption.

     The aggregate initial offering price of the securities that we offer by this prospectus will not exceed $3,000,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offerings.

     We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

     Our common stock is listed for trading on the New York Stock Exchange and the Pacific Exchange under the symbol "EP."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is February 27, 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    i
Cautionary Statement Regarding Forward-Looking Statements...    1
Where You Can Find More Information.........................    2
El Paso Corporation.........................................    4
The Trusts..................................................    6
Use of Proceeds.............................................    7
Ratio of Earnings to Fixed Charges..........................    7
Description of the Debt Securities..........................    8
Description of Capital Stock................................   17
Description of Purchase Contracts...........................   24
Description of Warrants.....................................   25
Description of Units........................................   26
Description of the Trust Preferred Securities...............   26
Description of the Trust Preferred Securities Guarantees....   27
Relationship among the Trust Preferred Securities, the
  Subordinated Debt Securities and the Guarantees...........   30
Plan of Distribution........................................   32
Legal Matters...............................................   33
Experts.....................................................   33

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (SEC) utilizing a "shelf" registration process. Under this shelf process, we may sell different types of securities described in this prospectus in one or more offerings up to a total offering amount of $3,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     In this prospectus, references to "El Paso," "we," "us" and "our" mean El Paso Corporation, and references to an "El Paso Trust" or a "trust" mean El Paso Capital Trust II and/or El Paso Capital Trust III.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

     We have made statements in this document and in documents that we have incorporated by reference into this document that constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of El Paso. These statements may relate to, but are not limited to, information or assumptions about earnings per share, capital and other expenditures, dividends, financing plans, capital structure, cash flow, pending legal proceedings and claims, including environmental matters, future economic performance, operating income, management's plans, goals and objectives for future operations and growth and markets for the stock of El Paso. These forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect," "should" or similar expressions. You should understand that these forward-looking statements are estimates reflecting the best judgment of senior management of El Paso, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

     - the risk that earnings may be adversely affected by fluctuating energy prices;

     - the risk that rates charged to customers may be reduced by governmental authorities;

     - the highly competitive nature of the natural gas transportation, gathering, processing and storage businesses, the oil and gas exploration and production business, the energy marketing and power generation industries, the crude oil refining and chemical production businesses and the coal mining business;

     - the risk of favorable customer contracts expiring or being renewed on less attractive terms;

     - the risk that we may have difficulty accessing capital on attractive terms in the wake of recent events that have disrupted financial markets and the availability and cost of capital;

     - risks associated with possible judgments or sanctions in connection with the energy crisis in California;

     - the timing and success of our exploration and development drilling programs, which would affect production levels and reserves;

     - changes to our estimates of oil, gas and coal reserves;

     - the risk of financial losses arising out of derivative transactions;

     - risks incident to the drilling and operation of oil and gas wells;

     - risks incident to operating crude oil refineries, chemical plants and coal mines;

     - future drilling, production and development costs, including drilling rig rates;

     - the costs of environmental liabilities, regulations and litigation;

     - the impact of operational hazards;

     - the risk that required regulatory approvals for proposed pipeline, storage and power generation projects may be delayed or may only be granted on terms that are unacceptable or significantly less favorable than anticipated;

     - the risks associated with future weather conditions;

     - the impact of the loss of key employees; and

     - the risk that other firms will further expand into markets in which we operate.

     These factors are more fully described in our Current Report on Form 8-K/A filed May 17, 2001 under the heading "Risk Factors and Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" and are incorporated herein by reference. Other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in the other documents that we incorporated by reference into this document. In addition, we can give you no assurance that:

     - we have correctly identified and assessed all of the factors affecting our businesses;

     - the publicly available and other information with respect to these factors on which we have based our analysis is complete or correct;

     - our analysis is correct; or

     - our strategies, which are based in part on this analysis, will be successful.

     Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus, or, in the case of documents incorporated by reference, the date of those documents.

     All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

     In addition, we file reports and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC's public reference room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

     You may also obtain copies of this information by mail at prescribed rates from the SEC's public reference room, at the address above. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including El Paso, that file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Exchange at 115 Sansome Street, San Francisco, California 94104.

     The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.

     We incorporate by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition. Some of these filings have been amended by later filings, which are also listed.

     - Annual Report on Form 10-K, for the year ended December 31, 2000;

     - Audited combined financial statements as filed on Current Report on Form 8-K/A dated May 17, 2001;

     - Current Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

     - Current Reports on Form 8-K filed January 3, 2001, January 29, 2001, February 2 2001, February 5, 2001, February 6, 2001, February 15, 2001, February 21, 2001, February 23, 2001, March 2, 2001, March 23, 2001,
       March 26, 2001, March 29, 2001, May 14, 2001, July 26, 2001, July 30,
       2001, December 14, 2001, December 26, 2001, January 4, 2002, and January 11, 2002 and Current Reports on Form 8-K/A filed May 17, 2001, July 31, 2001 and January 8, 2002;

     - Proxy Statement for the Annual Meeting of Shareholders held on May 21, 2001, filed March 27, 2001; and

     - The description of our capital stock contained in our registration statement on Form 8-A, dated April 5, 2001 and the description of our preferred stock purchase rights contained in our registration statement on Form 8-A/A, dated January 29, 1999.

     We also incorporate by reference additional documents that we may file with the SEC until all of the securities offered by this prospectus have been sold. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's website at the http://www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:

                              El Paso Corporation
                          Office of Investor Relations
                                El Paso Building
                             1001 Louisiana Street
                              Houston, Texas 77002
                         Telephone No.: (713) 420-2600

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS DOCUMENT OR IN OUR DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

     THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                              EL PASO CORPORATION

BUSINESS

     We are a global energy company with operations that extend from energy production and extraction to power generation.

     Our principal operations include:

     - natural gas transportation, gathering, processing, and storage;

     - energy-related commodities and products marketing;

     - power generation;

     - petroleum refining;

     - chemicals production;

     - energy infrastructure facility development and operation;

     - natural gas and oil exploration and production; and

     - coal mining.

     Our Pipeline segment owns or has interests in approximately 60,000 miles of interstate natural gas pipelines in the United States and internationally. In the United States, our systems connect the nation's principal natural gas supply regions to the five largest consuming regions in the United States: the Gulf Coast, California, the Northeast, the Midwest, and the Southeast. These operations represent one of the largest, and only, integrated coast-to-coast mainline natural gas transmission system in the United States. Our U.S. pipeline systems also own or have interests in over 425 billion cubic feet of storage capacity used to provide a variety of services to our customers. Our international pipeline operations include access from our U.S. based systems into Canada and Mexico as well as interests in three major operating natural gas transmission systems in Australia.

     Our Merchant Energy segment is involved in a broad range of activities in the energy marketplace including asset ownership, trading and risk management and financial services. We are one of North America's largest wholesale energy commodity marketers and traders, and buy, sell, and trade natural gas, power, crude oil, refined products, coal, and other energy commodities in the United States and internationally. We are also a significant non-utility owner of electric generating capacity. Our refineries have the capacity to process 450,000 barrels of crude oil per day and produce a variety of gasolines and other products. We also produce agricultural and industrial chemicals and petrochemicals at seven facilities in the United States and Canada. Our coal operations produce high-quality, bituminous coal with reserves in Kentucky, Virginia, and West Virginia. Most recently, we have announced our expansion into the liquefied natural gas business. The financial services businesses of Merchant Energy invest in emerging businesses to facilitate growth in the U.S. and Canadian energy markets.

     Our Field Services segment provides natural gas gathering, products extraction, fractionation, dehydration, purification, compression and intrastate transmission services. These services include gathering of natural gas from more than 15,000 natural gas wells with approximately 24,000 miles of natural gas gathering and natural gas liquids pipelines, and 35 natural gas processing, treating, and fractionation facilities located in some of the most prolific and active production areas in the U.S., including the San Juan Basin, east and south Texas, Louisiana, the Gulf of Mexico, and the Rocky Mountains. We conduct our intrastate transmission operations through interests in six intrastate systems, which serve a majority of the metropolitan areas and industrial load centers in Texas as well as markets in Louisiana. We serve as the general partner of El Paso Energy Partners, L.P., a publicly traded master limited partnership. El Paso Energy Partners, L.P. provides natural gas and oil gathering, transportation, storage, processing and other related services.

     Our Production segment leases approximately 5 million net acres in 16 states, including Colorado, Kansas, Louisiana, New Mexico, Texas, Oklahoma, Utah, Wyoming, and Arkansas, as well as the Gulf of Mexico. We also have exploration and production rights in Australia, Brazil, Canada, Hungary, Indonesia, and Turkey. During 2000, daily equivalent natural gas production exceeded 1.6 billion cubic feet per day, and our reserves at December 31, 2000, were approximately 6.4 trillion cubic feet of natural gas equivalents.

     Our principal executive offices are located in the El Paso Building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2600.

                                   THE TRUSTS

     El Paso Capital Trust II and El Paso Capital Trust III are statutory business trusts created under Delaware law by filing a certificate of trust with the Delaware Secretary of State. Each trust's business is defined in a declaration of trust which we have executed, as sponsor for each of the trusts. Officers of El Paso are the administrative trustees, as defined below, for each of the trusts. Each declaration will be amended and restated before any trust preferred securities are sold by that trust. Each declaration will also be qualified as an indenture under the Trust Indenture Act of 1939, as amended. Each trust exists for the exclusive purposes of:

     - issuing and selling the trust preferred securities and the trust common securities;

     - investing the gross proceeds from the sale of the trust preferred securities in subordinated debt securities issued by us; and

     - engaging in only those other activities necessary or incidental to these purposes.

     We will, directly or indirectly, purchase trust common securities in an aggregate liquidation amount equal to 3% of the total capital of an El Paso Trust in connection with an offering of trust preferred securities by the trust.

     Each trust's business and affairs will be conducted by its trustees. A majority of the trustees of each trust will be administrative trustees and will be persons who are employees or officers of or affiliated with us. One trustee of each trust will be a financial institution that will be unaffiliated with us and that will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act, as described in the applicable prospectus supplement. In addition, unless the property trustees maintain a principal place of business in the State of Delaware, and otherwise meet the requirements of applicable law, one trustee of each trust, the Delaware trustee, will have its principal place of business or reside in the State of Delaware. The administrative trustees and the property trustees, together with the Delaware trustee, are referred to in this document as the "trustees." Each trust's business and affairs will be conducted by the administrative trustees appointed by us, as the direct or indirect holder of all the trust common securities. Except in limited circumstances, we, as the holder of the trust common securities, will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of a trust. The declaration of each trust will govern the duties and obligations of the trustees. We will pay and guarantee all fees and expenses related to the trusts and the offering of trust securities.

     The office of the Delaware Trustee for each El Paso Trust in the State of Delaware is 1201 Market Street, Wilmington, Delaware 19801. The principal place of business of each El Paso Trust will be c/o El Paso Corporation, El Paso Building, 1001 Louisiana Street, Houston, Texas 77002, and its telephone number is (713) 420-2600.

                                USE OF PROCEEDS

     We will use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes unless we specify otherwise in an applicable prospectus supplement. We may invest any funds we do not require immediately for general corporate purposes in marketable securities and short-term investments. The trusts will use all proceeds received from the sale of the trust preferred securities to purchase subordinated debt securities issued by us.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                   NINE MONTHS
                                                                                      ENDED
                                              YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                      ----------------------------------------    -------------
                                      1996     1997     1998    1999     2000     2000     2001
                                      -----    -----    ----    -----    -----    -----    ----
Ratio of Earnings to Fixed
  Charges(1)........................  2.63x    2.40x      --(2) 1.16x    2.20x    2.11x      --(2)

---------------

(1) During 1998, 1999 and 2001, we incurred charges related to our natural gas and oil producing activities. We also completed several significant mergers, including those with Sonat Inc. in 1999 and The Coastal Corporation in 2001. Following these mergers, we incurred significant merger-related charges. For a further discussion of these charges and their impact on our earnings in these years, please see our filings with the Securities and Exchange Commission incorporated by reference into this prospectus.

(2) Earnings were inadequate to cover fixed charges by $1 million in 1998 and $432 million for the nine months ended September 30, 2001.

     For purposes of computing these ratios, earnings means income (loss) from continuing operations before:

     - income taxes;

     - minority interest in majority-owned subsidiaries;

     - interest expense, not including interest on rate refunds;

     - amortization of debt costs;

     - that portion of rental expense that we believe to represent an interest factor; and

     - adjustment to equity earnings to reflect actual distributions from equity investments.

     Fixed charges means the sum of the following:

     - interest cost, excluding interest on rate refunds;

     - amortization of debt costs;

     - that portion of rental expense that we believe to represent an interest factor;

     - the pre-tax preferred stock dividend requirements of majority-owned subsidiaries; and

     - minority interest in majority-owned subsidiaries.

                       DESCRIPTION OF THE DEBT SECURITIES

     Any debt securities we offer will be our direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities and will be issued under one or more separate indentures between us and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as indenture trustee. Senior debt securities will be issued under a "senior indenture" and subordinated debt securities will be issued under a "subordinated indenture." Together the senior indenture and the subordinated indenture are called "indentures."

     We have summarized selected provisions of the indentures below. The following description is a summary of the material provisions of the indentures. It does not restate those agreements in their entirety. We urge you to read each of the indentures because each one, and not this description, defines your rights as holders of the debt securities. A senior indenture and a subordinated indenture between us and JPMorgan Chase Bank, as trustee, have been filed as exhibits to the registration statement.

GENERAL

     The debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt securities.

     If El Paso Capital Trust II or El Paso Capital Trust III issues trust preferred securities, we will also issue subordinated debt securities to the trust or a trustee of either trust. If the trusts are subsequently dissolved upon the occurrence of the events described in the prospectus supplement relating to the trust preferred securities, the trusts or trustees may distribute these subordinated debt securities ratably to the holders of trust preferred securities.

     A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offered debt securities. These terms will include some or all of the following:

     - the title and type of the debt securities;

     - the total principal amount of the debt securities and the currency, if other than U.S. dollars, in which such notes are denominated;

     - the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

     - the dates on which the principal of the debt securities will be payable and the terms on which any such maturity date may be extended;

     - the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

     - the form of the subordinated debt securities we will issue to the trusts or a trustee if the trusts issue trust preferred securities;

     - in the case of subordinated debt securities issued to the trusts or trustees, the right to extend payment periods and the duration of that extension;

     - any provisions relating to the convertibility of exchangability of the debt securities for other debt securities or equity securities;

     - any optional redemption periods;

     - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

     - any changes to or additional events of defaults or covenants;

     - any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

     - restrictions on the declaration of dividends or requiring the maintenance of any asset ratio or the creation or maintenance of reserves; and

     - any other terms of the debt securities.

     Neither of the indentures limits the amount of debt securities that may be issued. Each indenture allows debt securities to be issued up to the principal amount that we may authorize and may be in any currency or currency unit we designate.

     Debt securities of a series may be issued in registered, bearer, coupon or global form.

DENOMINATIONS

     The prospectus supplement for each issuance of debt securities will state whether the securities will be issued in registered form of $1,000 each or multiples of $1,000 or bearer form of $5,000 each.

SUBORDINATION

     Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt securities. The subordinated indenture states that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

     - of any insolvency, bankruptcy or similar proceeding involving us or our property, or

     - we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due.

     The subordinated indenture will not limit the amount of senior debt that we may incur.

     Senior debt includes all notes or other unsecured evidences of indebtedness, including guarantees given by us, for money borrowed by us, not expressly subordinate or junior in right of payment to any of our other indebtedness.

CONSOLIDATION, MERGER OR SALE

     Each indenture generally permits a consolidation or merger between us and another corporation. They also permit us to sell all or substantially all of our property and assets. If this occurs, the remaining or acquiring corporation will assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. However, we will consolidate or merge with or into any other corporation or sell all or substantially all of our assets only according to the terms and conditions of the indentures. The remaining or acquiring corporation will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. After that the successor corporation may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board or any of our officers may be done by the board or officers of the successor corporation. If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities.

MODIFICATION OF INDENTURES

     Under each indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.

EVENTS OF DEFAULT

     "Event of default" when used in an indenture, will mean any of the following:

     - failure to pay the principal of or any premium on any debt security when due;

     - failure to pay interest on any debt security for 30 days;

     - failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

     - certain events in our bankruptcy, insolvency or reorganization; or

     - any other event of default included in any indenture or supplemental indenture.

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

     If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

COVENANTS

  General

     Under the indentures, we will:

     - pay the principal of, and interest and any premium on, the debt securities when due;

     - maintain a place of payment;

     - deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

     - deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

     The senior indenture provides that we will not, nor will we permit any restricted subsidiary to, create, assume, incur or suffer to exist any lien upon any principal property, whether owned or leased on the date of the senior indenture or thereafter acquired, to secure any of our debt or any other person (other than the senior debt securities issued under the senior indenture), without causing all of the senior debt securities outstanding under the senior indenture to be secured equally and ratably with, or prior to, the new debt so long the new debt is so secured. This restriction does not prohibit us from creating the following:

          (i) any lien upon any of our property or assets or any restricted subsidiary in existence on the date of the senior indenture or created pursuant to an "after-acquired property" clause or similar term in existence on the date of the senior indenture or any mortgage, pledge agreement, security agreement or other similar instrument in existence on the date of the senior indenture;

          (ii) any lien upon any property or assets created at the time of acquisition of such property or assets by or any of our restricted subsidiaries or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year of such acquisition;

          (iii) any lien upon any property or assets existing on the property at the time of the acquisition of the property by us or any of our restricted subsidiaries (whether or not the obligations secured are assumed by us or any of our restricted subsidiaries);

          (iv) any lien upon any property or assets of a person existing on the property at the time that person becomes a restricted subsidiary by acquisition, merger or otherwise;

          (v) the assumption by us or any of our restricted subsidiaries of obligations secured by any lien existing at the time of the acquisition by us or any of our restricted subsidiaries of the property or assets subject to such lien or at the time of the acquisition of the person which owns that property or assets;

          (vi) any lien on property to secure all or part of the cost of construction or improvements on the property or to secure debt incurred prior to, at the time of, or within one year after completion of such construction or making of such improvements, to provide funds for any such purpose;

          (vii) any lien on any oil, gas, mineral and processing and other plant properties to secure the payment of costs, expenses or liabilities incurred under any lease or grant or operating or other similar agreement in connection with or incident to the exploration, development, maintenance or operation of such properties;

          (viii) any lien arising from or in connection with a conveyance by us or any of our restricted subsidiaries of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources;

          (ix) any lien in favor of us or any of our restricted subsidiaries;

          (x) any lien created or assumed by us or any of our restricted subsidiaries in connection with the issuance of debt the interest on which is excludable from gross income of the holder of such debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by us or any of our subsidiaries;

          (xi) any lien upon property or assets of any foreign restricted subsidiary to secure debt of that foreign restricted subsidiary;

          (xii) permitted liens (as defined below);

          (xiii) any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a lien upon such property or assets permitted by clauses (i) through (xii), inclusive, above; or

          (xiv) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any lien, in whole or in part, that is referred to in clauses (i) through (xiii), inclusive, above, or of any debt secured thereby; provided, however, that the principal amount of debt secured shall not exceed the greater of the principal amount of debt so secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of debt so secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property).

     Notwithstanding the foregoing, under the senior indenture, we may, and may permit any restricted subsidiary to, create, assume, incur, or suffer to exist any lien upon any principal property to secure our debt or any person (other than the senior debt securities) that is not excepted by clauses (i) through
(xiv) above without securing the senior debt securities issued under the senior indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all net sale proceeds from sale-leaseback transactions (excluding sale-leaseback transactions permitted by clauses (i) through (iv), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 15% of consolidated net tangible assets.

     The senior indenture also provides that we will not, nor will we permit any restricted subsidiary to, engage in a sale-leaseback transaction, unless: (i) such sale-leaseback transaction occurs within one year from the date of acquisition of the principal property subject thereto or the date of the completion of construction or commencement of full operations on such principal property, whichever is later; (ii) the sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years; (iii) we or any of our restricted subsidiaries would be entitled to incur debt secured by a lien on the principal property subject thereto in a principal amount equal to or exceeding the net sale proceeds from such sale-leaseback transaction without securing the senior debt securities; or (iv) we or any of our restricted subsidiaries, within a one-year period after such sale-leaseback transaction, applies or causes to be applied an amount not less than the net sale proceeds from such sale-leaseback transaction to (A) the repayment, redemption or retirement of funded debt of us or any such restricted subsidiary, or (B) investment in another principal property.

     Notwithstanding the foregoing, under the senior indenture we may, and may permit any restricted subsidiary to, effect any sale-leaseback transaction that is not excepted by clauses (i) through (iv), inclusive, of the above paragraph, provided that the net sale proceeds from such sale-leaseback transaction, together with the aggregate principal amount of outstanding debt (other than the senior debt securities) secured by liens upon principal properties not excepted by clauses (i) through (xiv), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 15% of the consolidated net tangible assets.

  Subordinated Indenture Covenants

     If we issue subordinated debt securities to an El Paso Trust in connection with the issuance of trust securities by the El Paso Trust and

     - an event of default under the subordinated indenture has occurred,

     - we are in default of our payment obligations under the related trust guarantee or the guarantee of the trust common securities, or

     - we have elected to defer payments of interest on the subordinated debt securities by extending the interest payment period as provided in the subordinated indenture, and the interest payment period, or any extension of it, is continuing, then we will be subject to restrictions regarding the declaration or payment of dividends on, and the making of guarantee payments with respect to, any of our capital stock, and the making of any payment of interest, principal or premium, if any, on, or the repayment, repurchase or redemption of, any debt securities (including guarantees) issued by us which rank the same as or junior to the subordinated debt securities. These restrictions will be more fully described in the prospectus supplement applicable to the particular series of subordinated debt securities issued to a trust.

     If we issue subordinated debt securities to an El Paso Trust in connection with the El Paso Trust's issuance of trust securities, for so long as such trust securities remain outstanding, we will covenant in the declaration, the guarantees or the supplemental indenture to the subordinated indenture with respect to such El Paso Trust:

     - to directly or indirectly maintain 100% ownership of the common securities of the El Paso Trust; however, any permitted successor to us under the subordinated indenture may succeed to our ownership of the trust common securities and

     - not to voluntarily terminate, wind-up or liquidate the El Paso Trust, except in connection with

          (i) the distribution of subordinated debt securities to the holders of trust securities in liquidation of the trust,

          (ii) the redemption of all of the trust securities of the trust, or

          (iii) certain mergers, consolidations or amalgamations, each as permitted by the declaration of the trust.

We will also covenant to use our commercially reasonable efforts, consistent with the terms and provisions of the declaration of the El Paso Trust, to cause the trust to remain classified as a grantor trust and not taxable as a corporation for United States federal income tax purposes.

  Definitions

     The following are definitions of some terms used in the above covenant descriptions:

          "Consolidated net tangible assets" means, at any date of determination, the total amount of assets after deducting (i) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and (ii) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on our consolidated balance sheet and our consolidated subsidiaries for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

          "Debt" means any obligation created or assumed by any person to repay money borrowed and any purchase money obligation created or assumed by such person.

          "Funded debt" means all debt maturing one year or more from the date of the creation thereof, all debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

          "Lien" means any mortgage, pledge, security interest, charge, lien or other encumbrance of any kind, whether or not filed, recorded or perfected under applicable law.

          "Permitted liens" means (i) liens upon rights-of-way for pipeline purposes; (ii) any governmental lien, mechanics', materialmen's, carriers' or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction;
     (iii) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property; (iv) liens of taxes and assessments which are
     (a) for the then current year, (b) not at the time delinquent, or (c) delinquent but the validity of which is being contested at the time by us or any subsidiary in good faith; (v) liens of, or to secure performance of, leases; (vi) any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings; (vii) any lien upon property or assets acquired or sold by us or any restricted subsidiary resulting from the exercise of any rights arising out of defaults on receivables; (viii) any lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations; (ix) any lien upon any property or assets in accordance with customary banking practice to secure any debt incurred by us or any restricted subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries; or (x) any lien in favor of the U.S. or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any lien securing industrial development, pollution control, or similar revenue bonds.

          "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization, or government or any agency or political subdivision thereof.

          "Principal property" means (a) any pipeline assets owned by us or by any of our subsidiaries, including any related facilities employed in the transportation, distribution or marketing of natural gas, that are located in the U.S. or Canada, and (b) any processing or manufacturing plant owned or leased by us or any of our subsidiaries that is located within the U.S. or Canada, except, in the case of either clause (a) or (b), any such assets or plant which, in the opinion our board of directors, is not material in relation to our activities and our subsidiaries as a whole.

          "Restricted subsidiary" means any of our subsidiaries owning or leasing any principal property.

          "Sale-leaseback transaction" means the sale or transfer by us or any of our restricted subsidiaries of any principal property to a person (other than us or a subsidiary) and the taking back by us or any of our restricted subsidiaries, as the case may be, of a lease of such principal property.

PAYMENT AND TRANSFER

     Unless we specify otherwise in a prospectus supplement, we will pay principal, interest and any premium on the debt securities, and they may be surrendered for payment or transferred, at the offices of the trustee. We will make payment on registered securities by check mailed to the persons in whose names the debt securities are registered or by transfer to an account maintained by the registered holder on days specified in the indentures or any prospectus supplement. If we make debt securities payments in other forms, we will specify the form and place in a prospectus supplement.

     We will maintain a corporate trust office of the trustee or another office or agency for the purpose of transferring or exchanging fully registered securities, without the payment of any service charge except for any tax or governmental charge.

GLOBAL SECURITIES

     We may issue one or more series of the debt securities as permanent global debt securities deposited with a depositary. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depositary Trust Company (DTC) acts as depositary.

     Each global debt security will be deposited with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co., as DTC's nominee, or such other name as may be requested by an authorized representative of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

     Ownership of beneficial interests in a global debt security is limited to participants that have accounts with DTC, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of

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that ownership interest will be effected only through, records maintained by DTC for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global debt security.

     We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in the principal amount of that global debt security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Neither we, any trustee nor any of our respective agents, will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

     A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary for that global debt security or at any time DTC ceases to be registered under the Exchange Act;

     - we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

     - there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities.

     Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and integral multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

     Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

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     We understand that, under DTC's usual procedures, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     DTC may discontinue providing its services as securities depositary at any time by giving reasonable notice to us or the Trustee, as agent. Under such circumstances, we would attempt to obtain a successor securities depositary. If we were unable to obtain a successor depositary, we would issue debt securities in definitive form.

     The information in this section concerning DTC and DTC's book entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of such information.

DEFEASANCE

     We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

     Under U.S. federal income tax laws as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors should seek tax advice to determine their particular consequences of a discharge, including the applicability and effect of tax laws other than the U.S. federal income tax laws.

GOVERNING LAW

     Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

NOTICES

     Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

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                          DESCRIPTION OF CAPITAL STOCK

     The statements under this caption are brief summaries and are subject to, and are qualified in their entirety by reference to, the more complete descriptions contained in (1) our Restated Certificate of Incorporation, as amended (the "charter"), and the Amended and Restated Shareholder Rights Agreement, dated as of January 20, 1999, between us and EquiServe Trust Company, N.A., as rights agent (the "shareholder rights agreement"), copies of which are available upon request to El Paso, and (2) the certificate of designation relating to each series of preferred stock, which will be filed with the SEC at, or prior to, the time of the offering of such series of preferred stock.

GENERAL

     We are currently authorized by our charter to issue up to 750,000,000 shares of common stock and up to 50,000,000 shares of preferred stock. As of January 31, 2002, there were 531,957,912 shares of common stock, 200,000 shares of Series B Mandatorily Convertible Single Reset Preferred Stock and 190,000 shares of Series C Mandatorily Convertible Single Reset Preferred Stock issued and outstanding.

COMMON STOCK

     We are currently authorized by our charter to issue up to 750,000,000 shares of common stock. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends which are declared by our board of directors out of funds legally available for such a purpose. In the event of our liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The common stock is not redeemable. All of the outstanding shares of common stock are, and the common stock offered by this offering circular will be, fully paid and nonassessable upon issuance against full payment of the purchase price.

     EquiServe Trust Company, N.A. is the transfer agent and registrar for our common stock.

PREFERRED STOCK

     Our board of directors, without any further action by our stockholders, is authorized to issue up to 50,000,000 shares of preferred stock and to divide the preferred stock into one or more series. The Board may fix by resolution or resolutions any of the designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of the shares of each such series, including, but not limited to, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences, and the number of shares constituting each such series. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of El Paso. Preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular series of preferred stock will be described in the certificate of designation relating to that series. The description of preferred stock set forth below does not purport to be complete and is qualified in its entirety by reference to the certificate of designation relating to the particular series of preferred stock.

     The designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of preferred stock of each series will be fixed by the certificate of designation relating to such series. The certificate of designation relating to each series will specify the terms of the preferred stock as follows:

     - The number of shares to constitute each series and the distinctive designation of the shares;

     - The annual dividend rate, if any, on shares of each series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

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     - The purchase price and terms and conditions of the shares of each series, including the time during which shares of each series may be redeemed and any accumulated dividends that the holders of shares of each series shall be entitled to receive upon the redemption of the shares;

     - The liquidation preference, if any, and any accumulated dividends thereon, that the holders of shares of each series shall be entitled to receive upon the liquidation, dissolution or winding up of the affairs of El Paso;

     - Whether or not the shares of each series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes and the terms and provisions relating to the operation of such fund;

     - The terms and conditions, if any, on which the shares of each series shall be convertible into, or exchangeable for, debt securities, shares of any other class or classes of our capital stock, or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

     - The voting rights, if any, on the shares of each series; and

     - Any or all other preferences and relative, participating, operational, or other special rights, qualifications, limitations, or restrictions on each series.

     As of the date of this prospectus, 200,000 shares of Series B Mandatorily Convertible Single Reset Preferred Stock and 190,000 shares of Series C Mandatorily Convertible Single Reset Preferred Stock are outstanding. Pursuant to the shareholder rights agreement, our board of directors has designated 7,500,000 shares of Series A preferred stock. A summary description of each of the shareholder rights agreement and the Series A preferred stock, the Series B Mandatorily Convertible Single Reset Preferred Stock and the Series C Mandatorily Convertible Single Reset Preferred Stock is set forth below. You should refer to the full text of the shareholder rights agreement and the certificate of designation for each series of preferred stock for more complete descriptions.

SHAREHOLDER RIGHTS AGREEMENT

     In July 1992, the board of directors of El Paso Natural Gas Company, our predecessor ("EPG"), declared a dividend distribution of one preferred stock purchase right (an "EPG right") for each share of EPG's common stock par value $3.00 per share, then outstanding. In July 1997, EPG's board amended EPG's shareholder rights agreement pursuant to which the EPG rights were issued. All shares of EPG common stock issued subsequent to July 1992 also included these EPG rights. In connection with the holding company reorganization effected as of August 1, 1998, each one-half EPG right then associated with each outstanding share of EPG common stock was converted into one preferred stock purchase right (a "right") associated with each share of our common stock. All shares of our common stock issued after August 1, 1998 will also include a right. Under conditions specified in the shareholder rights agreement, each right may be exercised to purchase from us one two-hundredths of a share of a series of our preferred stock, designated as Series A junior participating preferred stock, par value $.01 per share (the "Series A preferred stock"), at a price of $75 per one two-hundredths of a share, subject to adjustment. In January 1999, the shareholder rights agreement was amended and restated.

     Our charter provides that the holders of a whole share of Series A preferred stock are entitled to 200 votes per share on all matters submitted to a vote of our stockholders subject to adjustment. In addition, during any period that dividends on the Series A preferred stock are in arrears in an amount equal to six quarterly dividend payments, the holders of Series A preferred stock will have the right to vote together as a class to elect two of our directors.

     The rights will separate from the common stock and will become exercisable on the earlier of (1) the first date of the public announcement that a person or group has acquired or obtained the right to acquire beneficial ownership of 15% or more of the voting power of all of our outstanding voting securities and
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(2) 10 business days (or such later date as the board may determine) after the commencement of, or announcement of an intention to commence, a tender or exchange offer, that would result in a person or group beneficially owning 15% or more of our voting securities. If, after the rights become exercisable, we are involved in a merger or other business combination transaction in which our common stock is exchanged or changed, or it sells 50% or more of its assets or earning power, each holder of a right will have the right to purchase at the right's then-current exercise price, common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right. If a person becomes the beneficial owner of securities having 15% or more of the voting power of all of our then-outstanding voting securities (except pursuant to a "permitted offer"), or if, during any period of such ownership, there shall be any reclassification of securities or recapitalization of us, or any merger or consolidation of us with any of our subsidiaries or any other transaction or series of transactions which has the effect, directly or indirectly, of increasing by more than 1% the proportionate share of the outstanding shares of any class of our equity securities or any of our subsidiaries which is directly or indirectly owned by such person, then for the next 60 days each right not owned by such person will entitle the holder of the right to purchase, at the right's then-current exercise price, shares of common stock or, in the discretion of the board, the number of one two-hundredths of a shares of series A preferred stock (or in circumstances specified in the shareholder rights agreement, other of our equity securities with at least the same economic value as the common stock) having a market value of twice the right's then-current exercise price. The rights, which have no voting rights, expire no later than 5:00 p.m., New York time on July 7, 2002. A "permitted offer" is a tender or exchange offer for all outstanding shares of common stock which is at a price and on terms determined, prior to the purchase of shares in such offer, by a majority of the disinterested directors to be adequate and otherwise in the best interests of us and our stockholders (other than the person and its affiliates making the offer), taking into account all factors that such disinterested directors deem relevant. "Disinterested directors" are directors who are neither our officers nor the officers an acquiring company or affiliate, associate or representative of such a company, or a person directly or indirectly proposed or nominated as director by a transaction person (as defined in the shareholder rights agreement). We may redeem the rights under circumstances specified in the shareholder rights agreement, prior to their expiration date at a purchase price of $.01 per right. It is possible that the existence of the rights may have the effect of delaying, deterring or preventing our takeover.

     Each share of our common stock issued upon conversion of the debentures will include a right issued under the shareholder rights agreement.

EL PASO SERIES B MANDATORILY CONVERTIBLE SINGLE RESET PREFERRED STOCK

     In March 2000, we issued 200,000 shares of El Paso Series B Mandatorily Convertible Single Reset Preferred Stock having an initial aggregate liquidation preference of $1,000,000,000 in connection with the issuance by Limestone Electron Trust and Limestone Electron, Inc. of $1,000,000,000 aggregate principal amount of notes (the "Limestone Notes"). The shares of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock were deposited into a trust established for the benefit of the holders of the Limestone Notes. We are the beneficial owner of the trust. The preferred shares are to be sold by the trust only if:

     - the Limestone Notes are accelerated as a result of an event of default, including, in addition to various defaults under the documentation relating to the transactions pursuant to which the Limestone Notes were issued, payment defaults by El Paso under debt obligations specified in the documentation relating to the transactions;

     - the funds necessary to pay the Limestone Notes upon maturity are not timely deposited; or

     - our credit ratings fall below investment grade and our common stock price for ten consecutive trading days falls below $27.07, subject to certain adjustments.

     The date that the preferred shares are sold by the trust, or under certain circumstances the date of a failed remarketing of the preferred shares, is the "Rate Reset Date," and the market price of El Paso

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common stock on the day such sale is priced or the date of such failed remarketing is the "Reset Price," which price is subject to certain antidilution adjustments. If the Limestone Notes, which mature on March 15, 2003, are timely repaid in full, we expect the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock will be retired and canceled.

     No dividends are payable on the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock prior to the Rate Reset Date. After the Rate Reset Date, dividends are payable at a rate equal to 7% per annum plus an amount which is intended to approximate the dividend yield on the El Paso common stock as of the Rate Reset Date. Such dividends are payable quarterly in arrears and are cumulative. The amount payable on shares of El Paso Series B Mandatorily Convertible Single Reset Preferred Stock in the event of a liquidation, dissolution or winding up of the affairs of El Paso is $5,000 per share, together with accrued dividends to the date of payment. These dividend and liquidation rights are senior to the dividend and liquidation rights of the El Paso common stock and the El Paso Series A Participating Junior Preferred Stock and pari passu with the dividend and liquidation rights of the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock. The El Paso Series B Mandatorily Convertible Single Reset Preferred Stock is not redeemable after the Rate Reset Date.

     After the Rate Reset Date and prior to the date on which the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock automatically convert into shares of El Paso common stock, the holders of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock will be entitled to convert the preferred shares into El Paso common stock based on a conversion price of 110% of the Reset Price. The El Paso Series B Mandatorily Convertible Single Reset Preferred Stock will be converted automatically into El Paso common stock on the later to occur of the third anniversary of the Rate Reset Date and March 15, 2006, and holders will also be entitled to receive cash equal to all accrued dividends. The number of shares of El Paso common stock issuable per share of El Paso Series B Mandatorily Convertible Single Reset Preferred Stock upon automatic conversion will equal the quotient of $5,000 divided by a conversion price which will be between 100% to 110% of the Reset Price, depending on the market price of El Paso common stock at the time of automatic conversion.

     The holders of El Paso Series B Mandatorily Convertible Single Reset Preferred Stock generally have no voting rights except as may be required by statute, but are entitled to certain class voting rights, including the requirement for approval by the holders of at least a majority thereof to effect:

     - an amendment to El Paso's certificate of incorporation that would adversely affect the powers, rights or preferences of the holders of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock;

     - the authorization or issuance of capital stock ranking senior to the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock; or

     - the merger or consolidation of El Paso in which holders of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock do not receive or continue to hold a similar interest in the surviving entity, subject to certain exceptions.

     If full cumulative dividends on the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock are not paid for six consecutive quarters, the holders of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock (together with the holders of any other series of capital stock, including the Series A preferred stock and the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock, that are entitled to elect directors as a result of dividend arrearages) will have the right to elect two directors to El Paso's Board of Directors until all dividend arrearages have been paid. If we fail to pay dividends when due on El Paso Series B Mandatorily Convertible Single Reset Preferred Stock, subject to certain limited exceptions, we are prohibited from paying dividends on junior stock, including El Paso common stock and Series A preferred stock, and are limited in our ability to pay dividends on parity stock, including El Paso Series C Mandatorily Convertible Single Reset Preferred Stock, and we and our subsidiaries are prohibited from redeeming or acquiring junior stock, including El Paso common

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stock and Series A preferred stock or parity stock, including El Paso Series C
Mandatorily Convertible Single Reset Preferred Stock.

EL PASO SERIES C MANDATORILY CONVERTIBLE SINGLE RESET PREFERRED STOCK

     In November 2001, we issued 190,000 shares of El Paso Series C Mandatorily Convertible Single Reset Preferred Stock having an initial aggregate liquidation preference of $950,000,000 in connection with the issuance by Gemstone Investor Limited and Gemstone Investor, Inc. of $950,000,000 aggregate principal amount of notes (the "Gemstone Notes"). The shares of El Paso Series C Mandatorily Convertible Single Reset Preferred Stock were deposited into a trust established for the benefit of the holders of the Gemstone Notes. We are the beneficial owner of the trust. The preferred shares are to be sold by the trust only if:

     - The Gemstone Notes are accelerated as a result of an event of default, including, in addition to various defaults under the documentation relating to the transactions pursuant to which the Gemstone Notes were issued, payment defaults by El Paso under debt obligations specified in the documentation relating to the transactions;

     - The funds necessary to pay the Gemstone Notes upon maturity are not timely deposited; or

     - Our credit ratings fall below investment grade and our common stock price for ten consecutive trading days falls below $36.16, subject to certain adjustments.

     The date that the preferred shares are sold by the trust, or under certain circumstances the date of a failed remarketing of the preferred shares, is the "Series C Rate Reset Date," and the market price of El Paso common stock on the day such sale is priced or the date of such failed remarketing is the "Series C Reset Price," which price is subject to certain antidilution adjustments. If the Gemstone Notes, which mature on October 31, 2004, are timely repaid in full, we expect the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock will be retired and canceled.

     No dividends are payable on the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock prior to the Series C Rate Reset Date. After the Series C Rate Reset Date, dividends are payable at a rate equal to 7% per annum plus an amount which is intended to approximate the dividend yield on the El Paso common stock as of the Series C Rate Reset Date. Such dividends are payable quarterly in arrears and are cumulative. The amount payable on shares of El Paso Series C Mandatorily Convertible Single Reset Preferred Stock in the event of a liquidation, dissolution or winding up of the affairs of El Paso is $5,000 per share, together with accrued dividends to the date of payment. These dividend and liquidation rights are senior to the dividend and liquidation rights of the El Paso common stock and the El Paso Series A Participating Junior Preferred Stock and pari passu with the dividend and liquidation rights of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock. The El Paso Series C Mandatorily Convertible Single Reset Preferred Stock is not redeemable after the Series C Rate Reset Date.

     After the Series C Rate Reset Date and prior to the date on which the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock automatically convert into shares of El Paso common stock, the holders of the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock will be entitled to convert the preferred shares into El Paso common stock based on a conversion price of 110% of the Series C Reset Price. At any time prior to the Series C Rate Reset Date, provided that a condition described above allowing the trust to sell the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock has occurred and is continuing and El Paso is prohibited from remarketing the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock (to allow for the remarketing of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock), the holders of the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock will have the option to convert their preferred shares into 199.573 shares of El Paso common stock, subject to certain anti-dilution adjustments. The El Paso Series C Mandatorily Convertible Single Reset Preferred Stock will be converted automatically into El Paso common stock on the later to occur of the third anniversary of the Series C
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Rate Reset Date and November 1, 2007, and holders will also be entitled to receive cash equal to all accrued dividends. The number of shares of El Paso common stock issuable per share of El Paso Series C Mandatorily Convertible Single Reset Preferred Stock upon automatic conversion will equal the quotient of $5,000 divided by a conversion price which will be between 100% to 110% of the Series C Reset Price, depending on the market price of El Paso common stock at the time of automatic conversion.

     The holders of El Paso Series C Mandatorily Convertible Single Reset Preferred Stock generally have no voting rights except as may be required by statute, but are entitled to certain class voting rights, including the requirement for approval by the holders of at least a majority thereof to effect:

     - an amendment to El Paso's certificate of incorporation that would adversely affect the powers, rights or preferences of the holders of the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock;

     - the authorization or issuance of capital stock ranking senior to the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock; or

     - the merger or consolidation of El Paso in which holders of the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock do not receive or continue to hold a similar interest in the surviving entity, subject to certain exceptions.

     If full cumulative dividends on the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock are not paid for six consecutive quarters, the holders of the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock (together with the holders of any other series of capital stock, including the Series A preferred stock and the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock, that are entitled to elect directors as a result of dividend arrearages) will have the right to elect two directors to El Paso's Board of Directors until all dividend arrearages have been paid. If we fail to pay dividends when due on El Paso Series C Mandatorily Convertible Single Reset Preferred Stock, subject to certain limited exceptions, we are prohibited from paying dividends on junior stock, including El Paso common stock and Series A preferred stock and limited in our ability to pay dividends on parity stock, including El Paso Series B Mandatorily Convertible Single Reset Preferred Stock, and we and our subsidiaries are prohibited from redeeming or acquiring junior stock, including El Paso common stock or Series A preferred stock or parity stock, including El Paso Series B Mandatorily Convertible Single Reset Preferred Stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) prior to such date, either the business combination or such transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) on or after such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes merger, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or, within three years, did own, 15% or more of the corporation's outstanding voting stock.

EL PASO'S RESTATED CERTIFICATE OF INCORPORATION

     Our charter contains provisions applicable to a merger, consolidation, asset sale, liquidation, recapitalization, or other business transactions, including the issuance of our stock ("business combinations"). Our charter requires the affirmative vote of 51% or more of our voting stock, excluding any voting stock held by an interested stockholder (defined in our charter as any person who owns 10% or more of the voting stock and specifically defined affiliates), with respect to all business combinations involving the interested stockholder, unless directors who served as such prior to the time the interested stockholder became an interested stockholder determine by a two-thirds vote that (1) the proposed consideration meets specified minimum price criteria, or (2)(A) the interested stockholder holds 80% or more of the voting stock and (B) the interested stockholder has not received (other than proportionately as a stockholder) the benefit of any financial assistance from us, whether in anticipation of or in connection with such business combination. To meet the minimum price criteria, all stockholders must receive consideration or retain value per share after the transaction which is not less than the price per share paid by the interested stockholder. Our charter also requires the dissemination to stockholders of a proxy or information statement describing the business combination.

     Our charter also prohibits the taking of any action by written stockholder consent in lieu of a meeting and the subsequent amendment of our charter to repeal or alter the above provisions without the affirmative vote of 51% of our voting stock, excluding voting stock held by any interested stockholder.

                       DESCRIPTION OF PURCHASE CONTRACTS

     We may issue purchase contracts for the purchase or sale of:

     - debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

     - currencies; or

     - commodities.

     Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

     The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

                            DESCRIPTION OF WARRANTS

     We may issue warrants to purchase debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

     The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

     - the title of such warrants;

     - the aggregate number of such warrants;

     - the price or prices at which such warrants will be issued;

     - the currency or currencies, in which the price of such warrants will be payable;

     - the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

     - the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

     - the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

     - if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

     - if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

     - if applicable, the date on and after which such warrants and the related securities will be separately transferable;

     - information with respect to book-entry procedures, if any;

     - if applicable, a discussion of any material United States Federal income tax considerations; and

     - any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                              DESCRIPTION OF UNITS

     As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

     - the terms of the units and of any of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

     - a description of the terms of any unit agreement governing the units; and

     - a description of the provisions for the payment, settlement, transfer or exchange of the units.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

     Each trust may issue in one or more offerings only one series of trust preferred securities having terms described in the applicable prospectus supplement. The declaration of each trust authorizes the trust to issue one series of trust preferred securities. The declaration of each trust, as amended in connection with the trust's sale of trust preferred securities, will be qualified as an indenture under the Trust Indenture Act.

     The trust preferred securities will have such terms, including distributions, redemption, voting, conversion, exchange, liquidation rights and such other preferred, deferred or other special rights or such restrictions as are set forth in the declaration, as amended in connection with the trust's sale of trust preferred securities or made part of the declaration by the Trust Indenture Act. You should refer to the prospectus supplement relating to the trust preferred securities of the trust for specific terms, including:

     - the distinctive designation of the trust preferred securities;

     - the number of trust preferred securities issued by each trust;

     - the annual distribution rate (or method of determining such rate) for trust preferred securities issued by the trust and the date or dates upon which the distributions are payable;

     - the date or dates or method of determining the date or dates from which distributions on trust preferred securities will be cumulative;

     - the amount or amounts that will be paid out of the assets of the trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust;

     - the obligation, if any, of the trust to purchase or redeem the trust preferred securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, trust preferred securities will be purchased or redeemed, in whole or in part, pursuant to that obligation;

     - the voting rights, if any, of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, as a condition to specified action or amendments to the declaration of the trust;

     - the terms and conditions, if any, upon which the assets of the trust may be distributed to holders of trust preferred securities;

     - provisions regarding convertibility or exchangeability of the trust preferred securities for our capital stock or debt securities;

     - if applicable, any securities exchange upon which the trust preferred securities will be listed; and

     - any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities not inconsistent with the declaration of the trust or with applicable law.

     We will guarantee all trust preferred securities offered to the limited extent set forth below under "Description of the Trust Preferred Securities Guarantees."

     Any U.S. federal income tax considerations applicable to any offering of trust preferred securities will be described in the applicable prospectus supplement.

     In connection with the issuance of trust preferred securities, each trust will issue one series of trust common securities. The declaration of each trust authorizes the administrative trustees of the trust to issue on behalf of the trust one series of trust common securities. The amended and restated declaration of the trust will set forth the terms of the trust common securities, including terms regarding distributions, redemption, voting, liquidation rights and any restrictions. The terms of the trust common securities issued by each trust will be substantially identical to the terms of the trust preferred securities issued by the trust. The trust common securities will rank equally, and payments will be made on the trust common securities pro rata, with the trust preferred securities. However, upon an event of default under the declaration, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in the limited circumstances to be described in the amended and restated declaration, the trust common securities will also carry the right to vote to appoint, remove or replace any of the trustees of a trust. All of the trust common securities of each trust will be directly or indirectly owned by us.

            DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

     A summary of information concerning the trust guarantees which we will execute and deliver from time to time for the benefit of the holders of the trust preferred securities is set forth below. Each trust guarantee will be qualified as an indenture under the Trust Indenture Act. JPMorgan Chase Bank will act as the trust guarantee trustee, or indenture trustee, under each trust guarantee. The terms of each trust guarantee will be those set forth in that trust guarantee and those made part of that trust guarantee by the Trust Indenture Act. The following is a summary of the material terms and provisions of the trust preferred securities guarantees. You should refer to the provisions of the form of trust guarantee and the Trust Indenture Act for a more complete discussion. We have filed the form of trust guarantee as an exhibit to the registration statement of which this prospectus is a part. Each trust guarantee will be held by the trust guarantee trustee for the benefit of the holders of the trust preferred securities of the applicable trust.

GENERAL

     Under each trust guarantee, we will irrevocably and unconditionally agree, to the extent set forth in each applicable trust guarantee, to pay the trust guarantee payments described below in full to the holders of the trust preferred securities issued by a trust, in the event they are not paid by or on behalf of the applicable trust when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert.

     The following payments (the trust guarantee payments) with respect to trust preferred securities of any trust not paid by the trust when due, will be subject to the related trust guarantee:

     - any accrued and unpaid distributions required to be paid on the trust preferred securities, to the extent that trust will have funds legally and immediately available for payment;

     - the redemption price of any trust preferred securities called for redemption by that trust, including all accrued and unpaid distributions to the date of redemption, to the extent that trust has funds available for payment; and

     - upon dissolution, winding-up or termination of that trust (other than in connection with the distribution of the assets of the trust to the holders of trust preferred securities or the redemption of all of the trust preferred securities), the lesser of:

          (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent that trust has funds available for payment; and

          (b) the amount of assets of the trust remaining available for distribution to holders of its trust preferred securities in liquidation of the trust.

     Our obligation to make a trust guarantee payment will be satisfied by our direct payment of the required amounts to the holders of the applicable trust preferred securities or by causing the applicable trust to pay the required amounts to the holders.

     Each trust guarantee will be a full and unconditional guarantee with respect to the applicable trust preferred securities, but will not apply to any payment of distributions when the applicable trust does not have funds "legally and immediately" available for payment. If we do not make interest payments on the subordinated debt securities purchased by a trust, that trust will not pay distributions on the trust preferred securities issued by it and will not have funds "legally and immediately" available for such payment. See "Description of the Debt Securities -- Covenants" included in this prospectus.

     We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the trust common securities (the trust common securities guarantees) to the same extent as the trust guarantees, except that upon an event of default under the subordinated indenture relating to the subordinated debt securities purchased by that trust, holders of trust preferred securities will have priority over holders of trust common securities with respect to distributions and payments on liquidation, redemption or otherwise.

COVENANTS

     In each trust guarantee, we will covenant that, so long as any trust preferred securities remain outstanding, if any event that would constitute an event of default under the trust guarantee or the declaration of the applicable trust occurs, then we will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make any liquidation payment with respect to, any of our capital stock, with the following exceptions:

     - purchases or acquisitions of shares of our common stock in connection with our obligations under our employee benefit plans,

     - purchases or acquisitions of shares of our common stock in connection with our obligations under any contract or security requiring us to purchase shares of our common stock or,

     - the purchase of fractional interests in shares of our capital stock as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock, or make any guarantee payments with respect to the foregoing.

     Additionally, we will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities, including guarantees, issued by us which rank equally with or junior to the subordinated debt securities.

MODIFICATION OF THE TRUST GUARANTEES; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities, in which case no vote will be required, each trust guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities of the applicable trust. The manner of obtaining this approval of holders of the trust preferred securities will be described in an accompanying prospectus supplement. All guarantees and agreements contained in a trust guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the trust preferred securities of the applicable trust then outstanding.

TERMINATION

     Each trust guarantee will terminate as to the trust preferred securities of the applicable trust upon the first to occur of:

     - full payment of the redemption price of all trust preferred securities of the applicable trust;

     - distribution of the assets of the trust to the holders of the trust preferred securities of the applicable trust; and

     - full payment of the amounts payable upon liquidation of the trust in accordance with the declaration of the trust.

     Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under the trust preferred securities or the trust guarantee.

EVENTS OF DEFAULT

     An event of default under a trust guarantee will occur upon our failure to perform any of our payment or other obligations under that trust guarantee.

     The holders of a majority in liquidation amount of the trust preferred securities to which the trust guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trust guarantee trustee in respect of the trust guarantee or to direct the exercise of any trust or power conferred upon the trust guarantee trustee under the trust preferred securities guarantee. If the trust guarantee trustee fails to enforce the trust guarantee, any holder of trust preferred securities relating to the trust guarantee may institute a legal proceeding directly against us to enforce the trust guarantee trustee's rights under the trust guarantee, without first instituting a legal proceeding against the relevant trust, the trust guarantee trustee or any other person or entity. However, if we have failed to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against us for enforcement of the trust guarantee for such payment. We waive any right or remedy to require that any action be brought first against the trust or any other person or entity before proceeding directly against us.

STATUS OF THE TRUST GUARANTEES

     The trust guarantees will constitute our unsecured obligations and will rank:

     - subordinate and junior in right of payment to all of our other liabilities, except those obligations or liabilities made equal in priority or subordinate by their terms;

     - equally with the most senior preferred or preference stock that we may issue and with any guarantee that we may enter into in respect of any preferred or preference stock of any our affiliates; and

     - senior to our common stock.

     The terms of the trust preferred securities provide that each holder of trust preferred securities of the applicable trust, by acceptance of the securities, agrees to the subordination provisions and other terms of the trust guarantee relating to the applicable trust preferred securities.

     The trust guarantees will constitute a guarantee of payment and not of collection. Accordingly, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the trust guarantee without instituting a legal proceeding against any other person or entity.

INFORMATION CONCERNING THE TRUST GUARANTEE TRUSTEE

     Prior to the occurrence of a default with respect to a trust guarantee and after the curing or waiving of all events of default with respect to that trust guarantee, the trust guarantee trustee undertakes to perform only those duties as are specifically set forth in that trust guarantee. In case an event of default has occurred and has not been cured or waived, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to these provisions, the trust guarantee trustee is under no obligation to exercise any of the powers vested in it by a trust guarantee at the request of any holder of trust preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred through the exercise of those powers.

     We and our affiliates may, from time to time, maintain a banking relationship with the trust guarantee trustee.

GOVERNING LAW

     The trust guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
              THE SUBORDINATED DEBT SECURITIES AND THE GUARANTEES

     As long as we make payments of interest and other payments when due on the subordinated debt securities, those payments will be sufficient to cover distributions and other payments due on the trust preferred securities, primarily because:

     - the aggregate principal amount of the subordinated debt securities will be equal to the sum of the aggregate stated liquidation preference of the trust securities;

     - the interest rate and interest and other payment dates of the subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

     - we will pay any and all costs, expenses and liabilities of the trusts, except the trusts' obligations to holders of its trust preferred securities under the terms of such trust preferred securities; and

     - the declaration of each trust prohibits the trust from engaging in any activity that is not consistent with the limited purposes of the trust.

     We irrevocably guarantee payments of distributions and other amounts due on the trust preferred securities of a trust, to the extent the trust has funds available for the payment of such distributions as described in "Description of the Trust Preferred Securities Guarantees" in this prospectus. Taken together, our obligations under the subordinated debt securities, the subordinated indenture, the declarations of the trusts and the trust guarantees provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each of the trust's obligations under its trust preferred securities. If we do not make payments on the subordinated debt securities, the trusts will not pay distributions or other amounts due on the trust preferred securities. The trust guarantees do not cover payment of distributions when the applicable trust does not have sufficient funds to pay the distributions. In this event, the remedies of a holder of the trust preferred securities of the trust are described in this prospectus under "Description of the Trust Preferred Securities Guarantees -- Events of Default." Our obligations under the trust guarantees are unsecured and are subordinate and junior in right of payment to all of our other liabilities.

     Notwithstanding anything to the contrary in the subordinated indenture and to the extent set forth in the subordinated indenture, we have the right to set-off any payment we are otherwise required to make under the subordinated indenture with and to the extent we have made, or are concurrently on the date of such payment making, a payment under a trust guarantee.

     A holder of trust preferred securities of a trust may institute a legal proceeding directly against us to enforce its rights under the trust guarantee without first instituting a legal proceeding against the trust guarantee trustee, the trust or any other person or entity.

     The trust preferred securities of a trust evidence a beneficial interest in the trust. The trusts exist for the sole purpose of issuing the trust securities and investing the proceeds in subordinated debt securities. A principal difference between the rights of a holder of trust preferred securities and a holder of subordinated debt securities is that a holder of subordinated debt securities is entitled to receive from us the principal amount of and interest accrued on subordinated debt securities held, while a holder of trust preferred securities is entitled to receive distributions from a trust, or from us under the trust guarantee, if and to the extent the trust has funds available for the payment of such distributions.

     Upon any voluntary or involuntary termination, winding-up or liquidation of a trust involving the liquidation of the subordinated debt securities, the holders of the trust preferred securities of the trust will be entitled to receive, out of assets held by the trust and after satisfaction of liabilities to creditors of the trust as provided by applicable law, the liquidation distribution in cash. Upon any voluntary or involuntary liquidation or bankruptcy of us, the property trustees of a trust, as holder of the subordinated debt securities of the trust, would be a subordinated creditor of us, subordinated in right of payment to all of our senior debt, but entitled to receive payment in full of principal and interest, before any of our common stockholders receive payments or distributions. Since we are the guarantor under the trust guarantees and we have agreed to pay for all costs, expenses and liabilities of the trusts other than the trusts' obligations to the holders of the trust preferred securities, the positions of a holder of trust preferred securities and a holder of subordinated debt securities relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy would be substantially the same.

     A default or event of default under any of our senior debt will not constitute a default or event of default under the subordinated indenture. However, in the event of payment defaults under, or acceleration of, our senior debt, the subordination provisions of the subordinated indenture provide that no payments may be made on the subordinated debt securities until our senior debt has been paid in full or any payment default under our senior debt has been cured or waived. Our failure to make required payments on a series of subordinated debt securities would constitute an event of default under the subordinated indenture.

                              PLAN OF DISTRIBUTION

     We may sell our securities through agents, underwriters or dealers, or directly to purchasers.

     We may designate agents to solicit offers to purchase our securities.

     - We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in our prospectus supplement.

     - Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

     - Our agents may be deemed to be underwriters under the Securities Act of 1933 of any of our securities that they offer or sell.

     We may use one or more underwriters in the offer or sale of our securities.

     - If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that we reach an agreement for the sale of our securities.

     - We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

     - The underwriters will use our prospectus supplement to sell our securities.

     We may use a dealer to sell our securities.

     - If we use a dealer, we, as principal, will sell our securities to the dealer.

     - The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

     - We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

     We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

     We may indemnify agents, underwriters, and dealers against certain liabilities, including liabilities under the Securities Act of 1933. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

     We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

     - If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

     - These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

     - We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, El Paso in the ordinary course of business.

     Other than common stock, all securities offered will be a new issue of securities with no established trading market. Any underwriter to whom securities are sold by us or any El Paso Trust for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange, except for the common stock which is currently listed and traded on the NYSE and PCX. Any common stock sold by this prospectus will be listed for trading on the NYSE subject to official notice of issuance. We cannot give you any assurance as to the liquidity of or the trading markets for any securities.

                                 LEGAL MATTERS

     The validity of the common stock, preferred stock, senior debt securities, subordinated debt securities, trust guarantees, purchase contracts, warrants and units will be passed upon for El Paso by Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P., Houston, Texas. The validity of the trust preferred securities under Delaware Law will be passed upon for the El Paso Trusts by Potter Anderson & Corroon LLP. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

                                    EXPERTS

     The audited combined financial statements incorporated by reference in this prospectus from the Current Report on Form 8-K/A dated May 17, 2001, except as they relate to El Paso CGP Company (formerly The Coastal Corporation), have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to El Paso CGP Company (formerly The Coastal Corporation), by other accountants, whose report thereon appears therein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

     The consolidated financial statements and related financial statement schedule of El Paso CGP Company (formerly The Coastal Corporation) incorporated in this prospectus by reference from El Paso's Current Report on Form 8-K/A dated May 17, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Information related to the estimated proved reserves attributable to certain oil and gas properties of subsidiaries of El Paso CGP Company as of December 31, 2000 and estimates of future net cash flows and present value of the reserves have been incorporated by reference in El Paso's Current Report on Form 8-K/A dated May 17, 2001, which is incorporated herein by reference, in reliance on the reserve report, dated January 29, 2001, prepared by Huddleston & Co., Inc., independent petroleum engineers.

                        10,000,000 Equity Security Units

                                 (EL PASO LOGO)

                          9.00% Equity Security Units

                             PROSPECTUS SUPPLEMENT

                          Joint Book-Running Managers

CREDIT SUISSE FIRST BOSTON                                              JPMORGAN
                               ------------------

BANC OF AMERICA SECURITIES LLC
                 LEHMAN BROTHERS
                                   MORGAN STANLEY
                                                SALOMON SMITH BARNEY

June 20, 2002

You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, equity security units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the date of the prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our equity security units.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the equity security units or possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.